AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1996
                                                   REGISTRATION NO. 333-
     ===========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                  __________________
                                       FORM S-4
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ___________________
                              INITIAL ACQUISITION CORP.
                (Exact name of registrant as specified in its charter)

          Delaware            6778 (a blank check company)    13-3197002
     (Jurisdiction of        (Primary Standard Industrial    (I.R.S. Employer
     incorporation)          Classification Code Number)      Identification
                                                                  Number)

                                  810 Seventh Avenue
                               New York, New York 10019
                                    (212) 333-2620
                     (Address, including zip code, and telephone
                     number, including area code, of Registrant's
                             Principal Executive Offices)

                      Salvatore J. Zizza, Chairman and President
                                  810 Seventh Avenue
                               New York, New York 10019
                                    (212) 333-2620
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)
                                  ___________________
                                   with a copy to:
                                 Leonard Gubar, Esq.
                                  Reid & Priest LLP
                                 40 West 57th Street
                              New York, New York  10019
                                    (212) 603-2000
                                  ___________________
          Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective and the consummation of the Merger (as defined below).

          If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with Instruction G, check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
     ==========================================================================
                                                        PROPOSED
        TITLE OF EACH    AMOUNT TO      PROPOSED         MAXIMUM
           CLASS OF         BE          MAXIMUM         AGGREGATE   AMOUNT OF
       SECURITIES TO BE  REGISTERED  OFFERING PRICE     OFFERING   REGISTRATION
          REGISTERED        (1)       PER SHARE(2)      PRICE(2)      FEE(2)
     --------------------------------------------------------------------------
      Common Stock,
        $.01 par
        value per        7,190,654         Not
        share              shares       Applicable     $73,272,764   $22,203
     ==========================================================================
     (1) Represents the number of shares of common stock, $.01 par value per share (the "IAC Common Stock"), (i) issuable by the Registrant upon consummation of the merger (the "Merger") of Hollis-Eden, Inc. with and into the Registrant and (ii) underlying certain warrants and options to be issued by the Registrant in connection with the Merger.
     (2) Pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, the registration fee was computed on the basis of the average of the closing bid and asked prices per share of IAC Common Stock on December 20, 1996, as reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. ($10.19).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
     ===========================================================================

                     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                                                              PRELIMINARY COPIES
                              INITIAL ACQUISITION CORP.
                                  810 SEVENTH AVENUE
                               NEW YORK, NEW YORK 10019

                                                                          , 1996

     Dear Stockholder:

               You are cordially invited to attend a Special Meeting of Stockholders of Initial Acquisition Corp., a Delaware corporation ("IAC"), to be held on . , 1997 at 10:00 a.m., local time, at . , New York, New York . (the "Meeting").

               At this important Meeting, you will be asked to consider and vote upon proposals to:

               (1) Approve and adopt a certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 1, 1996, among IAC, Hollis-Eden, Inc., a Delaware corporation ("Hollis-Eden"), Mr. Salvatore J. Zizza and Mr. Richard B. Hollis, providing for, among other things, (i) the merger of Hollis-Eden with and into IAC, with IAC being the surviving corporation (the "Surviving Corporation") to the merger (the "Merger") and (ii) the issuance to the stockholders of Hollis-Eden and to the holders of warrants and options to acquire Hollis-Eden capital stock as a result of the Merger of (a) an aggregate of 4,911,004 shares of common stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), subject to possible adjustment, (b) warrants to purchase an aggregate of 1,501,603 shares of Surviving Corporation Common Stock upon the same terms as currently outstanding Hollis-Eden warrants and (c) options to purchase an aggregate of 778,047 shares of Surviving Corporation Common Stock upon the same terms as currently outstanding Hollis-Eden options, in exchange for all of the issued and outstanding capital stock of Hollis-Eden;

               (2) Elect six directors to hold office effective upon the consummation of the Merger; and

               (3) Approve and adopt IAC's 1996 Incentive Stock Option Plan.

               Upon the consummation of the Merger, the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. and the business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger.

               Stockholders have certain redemption and appraisal rights in connection with the Merger. A detailed description of the Merger and such rights is set forth in the accompanying Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"). Please review the Joint Proxy Statement/Prospectus carefully with respect to your choices.

          THE BOARD OF DIRECTORS OF IAC HAS UNANIMOUSLY APPROVED THE MERGER AND THE OTHER PROPOSALS TO BE VOTED UPON AT THE MEETING AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND SUCH OTHER PROPOSALS. THE BOARD OF DIRECTORS OF IAC BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, IAC AND IAC'S STOCKHOLDERS.

               Whether or not you are able to attend the Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed envelope as soon as possible. Proxies are revocable, either in writing at any time prior to the Meeting or at the Meeting prior to voting, or by voting at the Meeting. Your prompt cooperation is greatly appreciated. Regardless of the number of shares of IAC Common Stock you own, your vote is important.

                                   Very truly yours,


                                   Salvatore J. Zizza
                                   Chairman of the Board and President

                              INITIAL ACQUISITION CORP.       PRELIMINARY COPIES
                                  810 SEVENTH AVENUE
                               NEW YORK, NEW YORK 10019


                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON . , 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of Initial Acquisition Corp. a Delaware corporation ("IAC"), will be held at 10:00 a.m., local time, on . , 1997 at . , New York, New York . (the "Meeting") for the following purposes:

          (1) To approve and adopt a certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 1, 1996, among IAC, Hollis-Eden, Inc., a Delaware corporation ("Hollis-Eden"), Mr. Salvatore J. Zizza and Mr. Richard B. Hollis, providing for, among other things, (i) the merger of Hollis-Eden with and into IAC, with IAC being the surviving corporation (the "Surviving Corporation") to the merger (the "Merger") and (ii) the issuance to the stockholders of Hollis-Eden and to the holders of warrants and options to acquire Hollis-Eden capital stock as a result of the Merger of (a) an aggregate of 4,911,004 shares of common stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), subject to possible adjustment, (b) warrants to purchase an aggregate of 1,501,603 shares of Surviving Corporation Common Stock upon the same terms as currently outstanding Hollis-Eden warrants and (c) options to purchase an aggregate of 778,047 shares of Surviving Corporation Common Stock upon the same terms as currently outstanding Hollis-Eden options, in exchange for all of the issued and outstanding capital stock of Hollis-Eden;

          (2) To elect six directors to hold office effective upon the consummation of the Merger;

          (3)  To approve and adopt IAC's 1996 Incentive Stock Option Plan; and

          (4) To transact such further or other business as may properly come before the Meeting or any adjournments or postponements thereof.

               Upon the consummation of the Merger, the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. and the business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger.

               A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. STOCKHOLDER APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL RESULT IN A CHANGE OF BOTH THE MAJORITY EQUITY OWNERSHIP AND MANAGEMENT OF IAC AS WELL AS THE BUSINESS OF IAC.

               Only IAC stockholders of record at the close of business on . , 1996 (the "Record Date") are entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof. Holders of shares of IAC common stock, $.01 par value per share (the "IAC Common Stock"), are entitled to one vote on each matter considered and voted on at the Meeting for each share of IAC Common Stock held of record as of the close of business on the Record Date.

               The affirmative vote of two-thirds of the outstanding shares of IAC Common Stock voting at the Meeting, either in person or by proxy, is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. All holders of IAC Common Stock prior to IAC's initial public offering (the "IPO") in May 1995 (the "Initial IAC

     Stockholders") are obligated to vote their respective shares of IAC Common Stock in accordance with the vote of the majority in interest of all shares voted by all other holders of IAC Common Stock (the "IAC Non-Affiliate Stockholders") with respect to the Merger Agreement. The affirmative vote of the holders of a plurality of the outstanding shares of IAC Common Stock voting is required for the election of each director. The affirmative vote of a majority of the outstanding shares of IAC Common Stock voting is required for the approval and adoption of the IAC 1996 Incentive Stock Option Plan.

               IF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE NOT APPROVED BY THE REQUISITE VOTE, THE MERGER AGREEMENT WILL BE TERMINATED AND THE MERGER WILL BE ABANDONED. IN SUCH EVENT, THE PROPOSAL TO ADOPT THE IAC 1996 INCENTIVE STOCK OPTION PLAN WILL NOT BE IMPLEMENTED EVEN IF SUCH PROPOSAL IS APPROVED BY THE REQUISITE VOTE.

               Each of the IAC Non-Affiliate Stockholders (and each Initial IAC Stockholder who (i) participated in the February 1993 private placement of IAC securities and (ii) purchased shares of IAC Common Stock in the open market after the IPO (the "After Acquired Stock"), but only to the extent of the After Acquired Stock) has the right (the "Redemption Right") to elect to have any or all of his or her shares of IAC Common Stock redeemed for $[10,78] per share (the "Redemption Value"), by indicating such election on his or her proxy card and depositing such proxy card in the United States mail postmarked within 30 calendar days of the mailing of this Joint Proxy Statement/Prospectus (such 30 calendar day period being hereinafter referred to as the "Redemption Period"). The Redemption Value has been calculated by dividing (a) the amount of the proceeds of IAC held in the escrow account (including interest thereon) established in connection with the IPO as of the Record Date by (b) the number of shares of IAC Common Stock held by the IAC Non-Affiliate Stockholders as of the Record Date. If IAC Non-Affiliate Stockholders elect to redeem 15% or more of their shares of IAC Common Stock within the Redemption Period, IAC will not proceed with the Merger and will not redeem such shares. If IAC Non-Affiliate Stockholders elect to redeem less than 15% of their shares of IAC Common Stock within the Redemption Period, and assuming that IAC otherwise satisfies the required conditions for the Merger, IAC may proceed with the Merger, but will be required to redeem the shares of IAC Common Stock requested by the IAC Non-Affiliate Stockholders at their Redemption Value upon the consummation of the Merger. An IAC Non-Affiliate Stockholder may exercise his or her Redemption Right only if he or she expressly votes against the Merger within the Redemption Period. IAC Non-Affiliate Stockholders may not exercise their Redemption Rights if they are seeking their appraisal rights. An IAC Non-Affiliate Stockholder who votes against the Merger after the Redemption Period will not be entitled to have any of his or her shares redeemed. Any IAC Non-Affiliate Stockholder returning a proxy card which expressly votes for the Merger or returning an executed proxy card which fails to indicate how his or her shares should be voted, shall be deemed to have waived his or her Redemption Right. A proxy card which indicates that an IAC Non-Affiliate Stockholder expressly abstains from voting on the proposal to approve the Merger shall not be deemed an exercise of such IAC Non-Affiliate Stockholder's Redemption Rights. AN IAC NON-AFFILIATE STOCKHOLDER WHO SELLS ANY OF HIS OR HER SHARES OF IAC COMMON STOCK AFTER ELECTING TO HAVE SUCH SHARES REDEEMED SHALL FORFEIT THE RIGHT TO RECEIVE THE REDEMPTION VALUE WITH RESPECT TO SUCH SHARES.

               A holder of IAC Common Stock may dissent from the Merger and, if the Merger is consummated, such holder shall receive payment of the fair value of his or her shares in cash if the holder files with IAC a written demand for appraisal prior to the vote with respect to the Merger being taken at the Meeting and does not vote his or her shares of IAC Common Stock in favor of the Merger. Holders of IAC Common Stock are also entitled to certain redemption rights as described in the Joint Proxy Statement/Prospectus. For further discussion of both appraisal rights and redemption rights, see "GENERAL INFORMATION - IAC Special Meeting; Redemption Rights" and " - Appraisal Rights" in the accompanying Joint Proxy Statement/Prospectus.

               A complete list of the stockholders entitled to vote at the Meeting shall be open to the examination of any stockholder, for any purpose germane to the Meeting, at the offices of IAC, during ordinary business hours, for a period of ten days prior to the Meeting.

                                    (ii)

               Whether or not you plan to attend the Meeting, please complete, date and sign the accompanying proxy card and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States. Any holder of IAC Common Stock who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of IAC at 810 Seventh Avenue, New York, New York 10019, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.


               THE BOARD OF DIRECTORS OF IAC UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


                         BY ORDER OF THE BOARD OF DIRECTORS


                         Salvatore J. Zizza
                         Chairman of the Board and President

     New York, New York
     . , 1996


                                    (iii)

                                  HOLLIS-EDEN, INC.           PRELIMINARY COPIES
                            808 SW Third Avenue, Suite 540
                                Portland, Oregon 97204


                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON . , 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of Hollis-Eden, Inc., a Delaware corporation ("Hollis-Eden"), will be held at 10:00 a.m., local time, on . , 1997 at . , Portland, Oregon . (the "Meeting") for the following purposes:

          (1) To approve and adopt a certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 1, 1996, among Initial Acquisition Corp., a Delaware corporation ("IAC"), Hollis-Eden, Mr. Salvatore J. Zizza and Mr. Richard B. Hollis, providing for, among other things (i) the merger of Hollis-Eden with and into IAC, with IAC being the surviving corporation (the "Surviving Corporation") to the merger (the "Merger") and (ii) the issuance to the stockholders of Hollis-Eden and to the holders of warrants and options to acquire Hollis-Eden capital stock as a result of the Merger of (a) an aggregate of 4,911,004 shares of common stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), subject to possible adjustment, (b) warrants to purchase an aggregate of 1,501,603 shares of Surviving Corporation Common Stock upon the same terms as currently outstanding Hollis-Eden warrants and (c) options to purchase an aggregate of 778,047 shares of Surviving Corporation Common Stock upon the same terms as currently outstanding Hollis-Eden options, in exchange for all of the issued and outstanding capital stock of Hollis-Eden; and

          (2) To transact such further or other business as may properly come before the Meeting or any adjournments or postponements thereof.

               Upon the consummation of the Merger, the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. and the business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger.

               A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference.

               Only Hollis-Eden stockholders of record at the close of business on . , 1996 (the "Record Date") are entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.
     Holders of shares of Hollis-Eden common stock, $.0001 par value per share (the "Hollis-Eden Common Stock"), are entitled to one vote on each matter considered and voted on at the Meeting for each share of Hollis-Eden Common Stock held of record as of the close of business on the Record Date.

               The affirmative vote of a majority of the outstanding shares of Hollis-Eden Common Stock voting at the Meeting, either in person or by proxy, is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby.

               A holder of Hollis-Eden Common Stock may dissent from the Merger and, if the Merger is consummated, such holder shall receive payment of the fair value of his or her shares in cash if the holder files with Hollis-Eden a written demand for appraisal prior to the vote with respect to the Merger being taken at the Meeting and does not vote his or her shares of Hollis-Eden Common Stock in favor of the Merger. For further discussion of appraisal rights, see "GENERAL INFORMATION Appraisal Rights" in the accompanying Joint Proxy Statement/Prospectus.

               Whether or not you plan to attend the Meeting, please complete, date and sign the accompanying proxy card and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States. Any holder of Hollis-Eden Common Stock who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Hollis-Eden at 808 SW Third Avenue, Suite 540, Portland, Oregon 97204, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.


               THE BOARD OF DIRECTORS OF HOLLIS-EDEN UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              Richard B. Hollis
                              Chairman of the Board, President and Chief
                              Executive Officer

     Portland, Oregon
     . , 1996


                                    (ii)

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED DECEMBER 24, 1996

                                                              PRELIMINARY COPIES

                                      PROSPECTUS
                                      ----------
                              INITIAL ACQUISITION CORP.
                                     COMMON STOCK
                              (PAR VALUE $.01 PER SHARE)

                                JOINT PROXY STATEMENT
                                ---------------------

          INITIAL ACQUISITION CORP.                    HOLLIS-EDEN, INC.
      Special Meeting of Stockholders          Special Meeting of Stockholders
          to be Held on  . , 1997                   to be Held on  . , 1997

                                -------------------------

          This Joint Proxy Statement/Prospectus is being furnished to holders (the "IAC Stockholders") of common stock, par value $.01 per share (the "IAC Common Stock"), of Initial Acquisition Corp., a Delaware corporation ("IAC"), in connection with the solicitation of proxies by the IAC Board of Directors for use at the Special Meeting of Stockholders of IAC to be held
     at 10:00 a.m., local time, on . , 1997, at   .     , New York, New York . ,
     and at any adjournments or postponements thereof (the "IAC Special Meeting"). The principal purpose of the IAC Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 1, 1996 (the "Merger Agreement"), by and among IAC, Hollis-Eden, Inc., a Delaware corporation ("Hollis-Eden"), Mr. Salvatore J. Zizza and Mr. Richard B. Hollis, which provides for, among other things, the merger of Hollis-Eden with and into IAC, with IAC being the surviving corporation (the "Surviving Corporation") to the Merger (the "Merger"). Upon the consummation of the Merger, Hollis-Eden will cease to exist as a separate corporation. At the time the Merger becomes effective, each outstanding share of Hollis-Eden common stock, $.0001 par value per share (the "Hollis-Eden Common Stock"), shall cease to be outstanding and shall be converted into the right to receive one share of IAC Common Stock. In addition, all outstanding warrants and options to acquire shares of Hollis-Eden Common Stock (collectively, the "Hollis-Eden Warrants and Options") shall cease to be outstanding and shall be converted into the right to receive warrants and options, as the case may be, to acquire the same number of shares of Surviving Corporation Common Stock (collectively, the "Merger Warrants and Options") upon the same terms as the corresponding Hollis-Eden Warrants and Options. Upon the consummation of the Merger, the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. and the business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger. See "SUMMARY," "THE MERGER," and ANNEX A to this Joint Proxy Statement/Prospectus.

          This Joint Proxy Statement/Prospectus is also being furnished to holders of Hollis-Eden Common Stock (the "Hollis-Eden Stockholders") in connection with the solicitation of proxies by the Hollis-Eden Board of Directors for use at the Special Meeting of Stockholders of Hollis-Eden to be held at 10:00 a.m., local time, on . , 1997, at . , Portland, Oregon, and at any adjournments or postponements thereof (the "Hollis-Eden Special Meeting"). The purpose of the Hollis-Eden Special Meeting is to consider and vote upon a proposal to approve the Merger and the Merger Agreement. See "SUMMARY," "THE MERGER," and ANNEX A to this Joint Proxy Statement/Prospectus.

          This Joint Proxy Statement/Prospectus also constitutes the prospectus of IAC relating to IAC's issuance of the 4,911,004 shares of Surviving Corporation Common Stock to the Hollis-Eden Stockholders upon the consummation of the Merger (and the 2,279,650 shares of Surviving Corporation Common Stock underlying the Merger Warrants and Options issuable in connection with the Merger).

          Upon the consummation of the Merger, the Hollis-Eden Stockholders will collectively acquire approximately 85% of the outstanding Surviving Corporation Common Stock (without giving effect to the exercise of any Merger Warrants and Options, outstanding warrants and options to acquire shares of IAC Common Stock (the "IAC Warrants and Options") or options granted under IAC's or Hollis-Eden's respective option plans (collectively, the "Plan Options"), and their designees will comprise five of the six members of the Surviving Corporation's newly-elected Board of Directors. Assuming the exercise of all of the outstanding Merger Warrants and Options and IAC Warrants and Options (but not any Plan Options), the Hollis-Eden Stockholders would collectively own approximately 74% of the then outstanding shares of Surviving Corporation Common Stock upon the consummation of the Merger.

          If the Merger Agreement is approved at each of the IAC and Hollis-Eden Special Meetings and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived,the Merger will be consummated. A copy of the Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus.

          It is expected that the Surviving Corporation Common Stock will be approved for quotation or listing, as the case may be, subject to consummation of the Merger, on the Nasdaq National Market ("NASDAQ NMS") or the American Stock Exchange ("AMEX").

          ANY HOLDER OF IAC COMMON STOCK OR HOLLIS-EDEN COMMON STOCK WHO: (I) FILES WITH IAC OR HOLLIS-EDEN, AS THE CASE MAY BE, A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES OF IAC COMMON STOCK OR HOLLIS-EDEN COMMON STOCK, AS THE CASE MAY BE, PRIOR TO THE VOTE WITH RESPECT TO THE MERGER AGREEMENT BEING TAKEN AT THE IAC SPECIAL MEETING OR THE HOLLIS-EDEN SPECIAL MEETING, AS THE CASE MAY BE, AND (II) DOES NOT VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, SHALL BE ENTITLED TO THE PAYMENT OF FAIR VALUE OF SUCH SHARES UNDER THE APPLICABLE PROVISIONS OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE "DGCL"), AS SET FORTH IN ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF IAC COMMON STOCK ARE ALSO ENTITLED TO CERTAIN REDEMPTION RIGHTS AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER DISCUSSION OF BOTH APPRAISAL RIGHTS AND REDEMPTION RIGHTS, SEE "GENERAL INFORMATION - IAC SPECIAL MEETING; REDEMPTION RIGHTS" AND "-APPRAISAL RIGHTS."

          No person is authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of IAC or Hollis-Eden since the date of this Joint Proxy Statement/Prospectus or that the information herein is correct as of any time subsequent to its date. However, if any material change occurs during the period that this Joint Proxy Statement/Prospectus is required to be delivered, this Joint Proxy Statement/Prospectus will be amended or supplemented as required. All information regarding IAC in this Joint Proxy Statement/Prospectus has been supplied by IAC, and all information regarding Hollis-Eden has been supplied by Hollis-Eden.

          OWNERSHIP OF SURVIVING CORPORATION COMMON STOCK AND THE BUSINESS TO BE CONDUCTED BY THE SURVIVING CORPORATION SUBSEQUENT TO THE CONSUMMATION OF THE MERGER INVOLVE CERTAIN ELEMENTS OF RISK DISCUSSED UNDER "RISK FACTORS" LOCATED ON PAGE 16 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.


      THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATE HAVE
           NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               BOARD PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
                   PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------------

          The last reported sale price of IAC Common Stock on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") on December . , 1996 was $ . per share.

          The date of this Joint Proxy Statement/Prospectus is . , 1996, and it is first being mailed or otherwise delivered to IAC Stockholders and Hollis-Eden Stockholders on or about . , 1996.

                                AVAILABLE INFORMATION

          IAC is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by IAC with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

          This Joint Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), which has been filed by IAC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). This Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to IAC and the securities to which this Joint Proxy Statement/Prospectus relates. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

                              FORWARD LOOKING STATEMENTS

          THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESS OF IAC, HOLLIS-EDEN AND THE SURVIVING CORPORATION. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED, PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING
     POSSIBILITIES: (i) FAILURE TO SUCCESSFULLY DEVELOP COMMERCIALLY ACCEPTABLE PRODUCTS; (ii) INABILITY TO CARRY OUT RESEARCH AND DEVELOPMENT PLANS; (iii) LOSS OF KEY EXECUTIVES; (iv) HEIGHTENED COMPETITION, INCLUDING SPECIFICALLY, THE INTENSIFICATION OF PRICE COMPETITION, THE ENTRY OF NEW COMPETITORS AND THE DEVELOPMENT OF NEW PRODUCTS BY NEW AND EXISTING COMPETITORS; (v) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED; AND (vi) UNANTICIPATED CHANGES IN PHARMACEUTICAL INDUSTRY TRENDS. SEE "RISK FACTORS," "HOLLIS-EDEN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "HOLLIS-EDEN'S BUSINESS."

                                  TABLE OF CONTENTS


                                        PAGE
                                        ----


     AVAILABLE INFORMATION . . . . . .  -3-

     FORWARD LOOKING STATEMENTS  . . .  -3-

     SUMMARY . . . . . . . . . . . . .  -5-                  ANNEX A

     COMPARATIVE PER SHARE DATA  . . .  -14-       Agreement and Plan of Merger

     SELECTED HISTORICAL FINANCIAL
       INFORMATION . . . . . . . . . .  -15-
                                                             ANNEX B
     SELECTED PRO FORMA COMBINED
       CONDENSED FINANCIAL INFORMATION  -16-      Form of Certificate of Merger
                                                   (which includes the form of
     RISK FACTORS  . . . . . . . . . .  -17-       Certificate of Incorporation
                                                  of the Surviving Corporation)
     GENERAL INFORMATION . . . . . . .  -24-

     MARKET PRICE OF IAC'S
       SECURITIES AND DIVIDEND
       INFORMATION . . . . . . . . . .  -30-                 ANNEX C

     THE MERGER  . . . . . . . . . . .  -33-          Form of By-Laws of the
                                                      Surviving Corporation

     IAC SELECTED HISTORICAL                                 ANNEX D
       FINANCIAL INFORMATION . . . . .  -46-
                                                     IAC 1996 Incentive Stock
                                                           Option Plan
     HOLLIS-EDEN SELECTED
       HISTORICAL                                            ANNEX E
       FINANCIAL INFORMATION . . . . .  -47-
                                                   Appraisal Rights Provisions
                                                     of the Delaware General
     UNAUDITED PRO FORMA FINANCIAL                       Corporation Law
       STATEMENTS OF INITIAL
       ACQUISITION CORP. AND
       HOLLIS-EDEN . . . . . . . . . .  -48-

     HOLLIS-EDEN'S MANAGEMENT'S
       DISCUSSION AND
       ANALYSIS OF FINANCIAL
       CONDITION AND
       RESULTS OF OPERATIONS . . . . .  -51-

     IAC'S MANAGEMENT'S DISCUSSION
       AND ANALYSIS OF
       FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS . . .  -53-

     HOLLIS-EDEN'S BUSINESS  . . . . .  -54-

     IAC'S BUSINESS  . . . . . . . . .  -64-

     MANAGEMENT OF IAC . . . . . . . .  -66-

     PERFORMANCE GRAPH . . . . . . . .  -67-

     PROPOSAL TO ELECT
       DIRECTORS OF
       THE SURVIVING CORPORATION . . .  -68-

     SECURITY OWNERSHIP OF IAC
       PRIOR TO THE MERGER . . . . . .  -71-

     SECURITY OWNERSHIP OF
       THE SURVIVING
       CORPORATION AFTER
       THE MERGER  . . . . . . . . . .  -71-

     PROPOSED MANAGEMENT OF
       THE SURVIVING CORPORATION . . .  -73-

     PROPOSAL TO APPROVE AND ADOPT
       THE 1996 IAC INCENTIVE
       STOCK OPTION PLAN . . . . . . .  -76-

     DESCRIPTION OF IAC'S SECURITIES .  -81-

     COMPARISON OF STOCKHOLDERS'
       RIGHTS  . . . . . . . . . . . .  -82-

     TRANSFER AGENTS AND REGISTRARS  .  -83-

     LEGAL MATTERS . . . . . . . . . .  -83-

     EXPERTS . . . . . . . . . . . . .  -83-

     INDEX TO FINANCIAL STATEMENTS . .  F-1

                                       SUMMARY

          The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. The Merger Agreement is set forth in ANNEX A to this Joint Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Annexes.

     PARTIES TO THE MERGER

          Hollis-Eden. Hollis-Eden is a development stage pharmaceutical company engaged in developing therapeutic and/or preventative pharmaceutical agents for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV and AIDS. Hollis-Eden believes that certain of its products may provide the first long-term treatment for HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects.

          Hollis-Eden's development efforts are centered around four proprietary products (the "Products") developed by and licensed from Patrick T. Prendergast, Ph.D., and are based upon his research in the area of viral-caused disorders and therapies. Hollis-Eden is the beneficiary of more than 10 years of extensive research and development with respect to the Products undertaken by Dr. Prendergast and his affiliates prior to the license of the Products to Hollis-Eden. Hollis-Eden is currently pursuing approval of two of the Products, INACTIVIN and REVERSIONEX, with the United States Food and Drug Administration ("FDA"). Each of these drugs has a different mechanism of action and Hollis-Eden believes that each may be effectively used alone. Hollis-Eden believes that INACTIVIN and REVERSIONEX may be combined to increase their effectiveness to inhibit HIV replication, strengthen and preserve the immune system, and reduce the viral load in the infected patients.

          Hollis-Eden believes that certain of its Products under development may produce more effective treatments for HIV and AIDS than drugs currently being used. The principal drugs currently used to treat HIV and AIDS (e.g., AZT, ddl, ddc, d4T and 3TC) are nucleoside analog reverse transcriptase drugs. Additionally, newer drugs being developed and recently being introduced are protease inhibitors (e.g., Invirase (saquinavir), Crixivan (indinavir sulfate) and Novir (ritonavir)). Hollis-Eden believes that the effectiveness of these types of drugs may prove to be short-lived since HIV rapidly mutates and develops resistance to the effectiveness of drugs. Development of drug resistance occurs when the virus can mutate its coat protein or enzyme structure so that its interaction with the drug is altered. Because INACTIVIN's antiviral effectiveness is not reliant on a direct structural interaction with the virus itself, Hollis-Eden believes that INACTIVIN will inhibit replication of the virus regardless of its mutation rates. By decreasing the syntheses of viral raw materials in the cell, INACTIVIN effectively slows and eventually stops the virus production line. Hollis-Eden further expects that INACTIVIN will decrease the energy supply for viral synthesis regardless of viral type or strain. Another disadvantage of currently used drugs is that nucleoside analogs and protease inhibitors are toxic and may cause severe side effects. INACTIVIN and REVERSIONEX are not nucleoside analog reverse transcriptase or protease inhibitors, are derived from naturally occurring substances, and have been shown in preliminary tests to date to be well-tolerated by humans with minimal side effects. Furthermore, Hollis-Eden believes that INACTIVIN and REVERSIONEX will have a longer duration of effectiveness, be more affordable and require smaller doses and fewer pills to be taken than the drugs and "cocktails" currently being used.

          Hollis-Eden believes that its Products may also be effective in the treatment of (i) other viral-caused disorders such as hepatitis-C, (ii) auto-immune diseases such as multiple sclerosis, psoriasis and rheumatoid arthritis and (iii) bacterial and parasitic diseases such as tuberculosis, malaria, toxoplasmosis and leishmania.

          When and if INACTIVIN or any of the other Products have been approved for commercial sale, Hollis-Eden plans to market them in the United States. For international markets, Hollis-Eden intends to develop strategic alliances with major pharmaceutical companies that have foreign regulatory expertise and established distribution channels, and will also consider corporate strategic partnerships and co-marketing agreements. No assurances can be given that any of the Products will be approved for commercial sale or that any of the foregoing proposed arrangements will be implemented or prove to be successful.

          Hollis-Eden is a Delaware corporation which was formed in August 1994, with executive offices located at 808 SW Third Avenue, Suite 540, Portland, Oregon 97204, and its telephone number is (503) 226-1277. For additional information regarding Hollis-Eden, see "--Selected Historical Financial Information; Hollis-Eden" and "HOLLIS-EDEN'S BUSINESS."

               IAC. IAC has been formed to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination (a "Business Combination") with an operating business (a "Target Business"). IAC's business objective has been to effect a Business Combination with a Target Business which IAC believes has significant growth potential.

               In May 1995, IAC consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $6,300,000. Of the net proceeds from the IPO, $6,000,000 (representing the gross proceeds received from the sale in the IPO of Units (each Unit comprised of one share of IAC Common Stock and one Class A Warrant to purchase one share of IAC Common Stock)) together with interest earned thereon, are currently held in an interest-bearing escrow account (the "Escrowed Funds") and will be released upon the earlier of the consummation of a Business Combination in which at least 50% of the Escrowed Funds are committed to a specific line of business as a result of such consummation of a Business Combination (including any redemption payments) or the liquidation of IAC. At the Effective Time of the Merger, the Escrowed Funds will be released to IAC and all voting agreements previously in effect with respect to the IAC Common Stock (including those relating to the approval of a Business Combination by IAC Stockholders) will terminate.

               IAC is a Delaware corporation which was formed in November 1992, with executive offices located at 810 Seventh Avenue, 27th Floor, New York, New York 10019, and its telephone number is (212) 333-2620. For additional information regarding IAC, see "AVAILABLE INFORMATION," "--Selected Historical Financial Information; IAC" and "IAC'S BUSINESS."

     THE IAC SPECIAL MEETING; IAC RECORD DATE; VOTE REQUIRED; RECOMMENDATION

               The IAC Special Meeting is scheduled to be held at 10:00 a.m., local time, on . , 1997, at . , New York, New York . . At the IAC Special Meeting, IAC Stockholders will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, to elect a new slate of six directors as of the Effective Time, and a proposal to approve and adopt the IAC 1996 Incentive Stock Option Plan. The Board of Directors of IAC (the "IAC Board") has fixed the close of business on . , 1996 as the record date (the "IAC Record Date") for the determination of IAC Stockholders entitled to notice of and to vote at the IAC Special Meeting. As of the close of business on the IAC Record Date, there were 833,250 shares of IAC Common Stock outstanding and entitled to be voted at the IAC Special Meeting. IAC Stockholders are entitled to one vote on each matter considered and voted on at the IAC Special Meeting for each share of IAC Common Stock held of record as of the close of business on the IAC Record Date. See "GENERAL INFORMATION-IAC Special Meeting."

               Vote Required. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of IAC Common Stock entitled to vote at the IAC Special Meeting is necessary to constitute a quorum at the IAC Special Meeting. The affirmative vote of two-thirds of the outstanding shares of IAC Common Stock voting at the IAC Special Meeting, either in person or by proxy, is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a plurality of the outstanding shares of IAC Common Stock voting is required for the election of each director. The affirmative vote of a majority of the outstanding shares of IAC Common Stock voting is required for the approval and adoption of the IAC 1996 Incentive Stock Option Plan.

               All holders of IAC Common Stock prior to IAC's IPO in May 1995 (the "Initial IAC Stockholders"), which include IAC's directors and executive officer, collectively holding an aggregate of approximately 28% of the outstanding shares of IAC Common Stock before giving effect to the Merger (and without giving effect to the exercise of any Merger Warrants and Options, IAC Warrants and Options or Plan Options), by reason of their prior agreement with IAC, will vote their respective shares of IAC Common Stock with respect to the Merger Agreement in accordance with the vote of the majority in interest of all other holders of IAC Common Stock (the "IAC Non-Affiliate Stockholders"). Consequently, if a majority of the outstanding shares of IAC Common Stock held and voted by IAC Non-Affiliate Stockholders is voted in favor of the Merger Agreement and the transactions contemplated thereby, the Initial IAC Stockholders will vote their shares of IAC Common Stock in favor of the Merger Agreement and the transactions contemplated thereby. If the Merger Agreement and the transactions contemplated thereby are not approved by the requisite vote, the Merger Agreement will be terminated and the proposed Merger will be abandoned. In such event, the proposal to approve and adopt the IAC 1996 Incentive Stock Option Plan will not be implemented, even if such proposal is approved by the requisite vote. As of the IAC Record Date, Hollis-Eden, its directors and executive officers, and their affiliates (except as set forth below), held no shares of IAC Common Stock. Mr. James D. Bowyer, however, an employee of Laidlaw Equities, Inc. ("Laidlaw Equities"), and one of the persons who introduced Hollis-Eden to IAC, beneficially owns, to IAC's knowledge, 58,800 shares of IAC Common Stock. Laidlaw Equities, which currently owns warrants to purchase up to 134,100 shares of Hollis-Eden Common Stock and is entitled to receive warrants to purchase up to an additional 452,830 shares of Surviving Corporation Common Stock upon the consummation of the Merger, serves as Hollis-Eden's investment banker.
     Mr. J. Paul Bagley, one of Hollis-Eden's directors and a proposed director of the Surviving Corporation following the Merger, was the Chief Executive Officer of Laidlaw Equities' parent company until November 1996. See "THE MERGER - Interests of Certain Persons in the Merger."

               In addition, if 15% (approximately 90,000 shares) or more of the shares of IAC Common Stock held by IAC Non-Affiliate Stockholders (including After Acquired Stock held by Initial IAC Stockholders) are voted against the Merger and such holders elect, within the applicable redemption period, to have at least such number of shares redeemed by IAC, IAC will not proceed with the Merger or redeem such shares. See "GENERAL INFORMATION - IAC Special Meeting; Redemption Rights."

          Recommendation of the IAC Board of Directors. The Board of Directors of IAC believes that the Merger is in the best interests of IAC and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby. The IAC Board of Directors unanimously recommends that IAC Stockholders vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, FOR the election of the new slate of directors and FOR the proposal to approve and adopt the IAC 1996 Incentive Stock Option Plan. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated thereby, IAC's Board of Directors considered a number of factors, including the terms of the Merger, the future prospects of Hollis-Eden and relevant business, legal and market factors. See "THE - MERGER - Recommendations of the Boards of Directors and Reasons for the Merger; IAC."

     THE HOLLIS-EDEN SPECIAL MEETING; HOLLIS-EDEN RECORD DATE; VOTE REQUIRED; RECOMMENDATION

          The Hollis-Eden Special Meeting is scheduled to be held at 10:00 a.m., local time, on . , 1997, at . , Portland, Oregon . . At the Hollis-Eden Special Meeting, Hollis-Eden Stockholders will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Hollis-Eden (the "Hollis-Eden Board") has fixed the close of business on . , 1996 as the record date (the "Hollis-Eden Record Date") for the determination of Hollis-Eden Stockholders entitled to notice of and to vote at the Hollis-Eden Special Meeting. As of the close of business on the Hollis-Eden Record Date, there were 4,911,004 shares of Hollis-Eden Common Stock outstanding and entitled to be voted at the Hollis-Eden Special Meeting. Hollis-Eden Stockholders are entitled to one vote on each matter considered and voted on at the Hollis-Eden Special Meeting for each share of Hollis-Eden Common Stock held of record as of the close of business on the Hollis-Eden Record Date. See "GENERAL INFORMATION-Hollis-Eden Special Meeting."

          Vote Required. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Hollis-Eden Common Stock entitled to vote at the Hollis-Eden Special Meeting is necessary to constitute a quorum at the Hollis-Eden Special Meeting. The affirmative vote of a majority of the outstanding shares of Hollis-Eden Common Stock voting at the Hollis-Eden Special Meeting, either in person or by proxy, is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. As of the Hollis-Eden Record Date, Hollis-Eden's directors and executive officers and their affiliates held approximately 71% of the outstanding shares of Hollis-Eden Common Stock entitled to vote at the Hollis-Eden Special Meeting. In addition, Mr. Richard B. Hollis, Chairman of the Board of Hollis-Eden and the beneficial owner of approximately 58% of the outstanding shares of Hollis-Eden Common Stock, has agreed with IAC to vote all shares of Hollis-Eden Common Stock which he is entitled to vote at the Hollis-Eden Special Meeting in favor of the Merger Agreement and the transactions contemplated thereby. As of the Hollis-Eden Record Date, IAC, its directors and executive officer, and their affiliates, held no shares of Hollis-Eden Common Stock.

          Recommendation of the Hollis-Eden Board of Directors. The Board of Directors of Hollis-Eden believes that the Merger is in the best interests of Hollis-Eden and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby. The Hollis-Eden Board of Directors unanimously recommends that Hollis-Eden Stockholders vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated thereby. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated thereby, Hollis-Eden's Board of Directors considered a number of factors, including the terms of the Merger, the financial condition of IAC and Hollis-Eden, the future prospects and capital requirements of Hollis-Eden and relevant business, legal and market factors. See "THE MERGER-Recommendations of the Boards of Directors and Reasons for the Merger; Hollis-Eden."

     THE MERGER

          General. The Merger Agreement provides that Hollis-Eden shall merge with and into IAC, with IAC being the Surviving Corporation to the Merger. Upon the consummation of the Merger, Hollis-Eden will cease to exist as a separate corporation. At the time the Merger becomes effective, each outstanding share of Hollis-Eden Common Stock shall cease to be outstanding and shall be converted into the right to receive one share of Surviving Corporation Common Stock. In addition, all outstanding Hollis-Eden Warrants and Options shall cease to be outstanding and shall be converted into the right to receive the same number of Merger Warrants and Options upon the same terms as the corresponding Hollis-Eden Warrants and Options. As of the Hollis-Eden Record Date, 4,911,004 shares of Hollis-Eden Common Stock were outstanding and an aggregate of 2,279,650 shares of Hollis-Eden Common Stock were underlying the Hollis-Eden Warrants and Options. Consequently, upon the consummation of the Merger, the Surviving Corporation will issue an aggregate of 4,911,004 shares of Surviving Corporation Common Stock to the Hollis-Eden Stockholders and Merger Warrants and Options entitling the holders thereof to acquire an aggregate of 2,279,650 shares of Surviving Corporation Common Stock. None of the outstanding shares of IAC Common Stock will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of the Surviving Corporation after the Effective Time.

          Upon the consummation of the Merger, the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. and the business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger.

          Upon the consummation of the Merger, the Hollis-Eden Stockholders will collectively acquire approximately 85% of the outstanding Surviving Corporation Common Stock, without giving effect to the exercise of any Merger Warrants and Options, IAC Warrants and Options or Plan Options, and their designees will comprise five of the six members of the Surviving Corporation's newly-elected Board of Directors. Assuming the exercise of all of the outstanding Merger Warrants and Options and IAC Warrants and Options (but not any Plan Options), the Hollis-Eden Stockholders would collectively own approximately 74% of the then outstanding shares of Surviving Corporation Common Stock upon the consummation of the Merger.

          If the Merger Agreement is approved at each of the IAC and Hollis-Eden Special Meetings and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived, the Merger will be consummated. A copy of the Merger Agreement is set forth as Annex A to this Joint Proxy Statement/Prospectus. See "THE MERGER."

          Background. Since its IPO in May 1995, IAC has conducted a search for a Target Company with which it would consummate a Business Combination. Hollis-Eden was one of two companies extensively evaluated by IAC. Hollis-Eden was introduced to IAC in March 1996. On November 1, 1996, IAC and Hollis-Eden entered into the Merger Agreement. See "THE MERGER-Background of the Merger."

          Additional Merger Shares. In connection with the Merger, IAC will offer all IAC Non-Affiliate Stockholders the opportunity to exchange their respective Redemption Rights for the right to receive additional shares of Surviving Corporation Common Stock (the "Additional Merger Shares") if, at no time during the 24-month period immediately following the Effective Time (as defined below) of the Merger (the "Holding Period"), the average closing price per share of Surviving Corporation Common Stock over a period of 20 consecutive trading days equals or exceeds $20.00 per share (subject to adjustment). See "THE MERGER-Additional Merger Shares."

          Effective Time. If the Merger Agreement is approved by the requisite vote of the holders of IAC and Hollis-Eden Common Stock, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived, the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger (the "Certificate of Merger"), is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). The form of Certificate of Merger is attached as Annex B to this Joint Proxy Statement/Prospectus. Such filing will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. Assuming satisfaction or waiver of all conditions to consummation, the Merger is expected to become effective during the first quarter of 1997. See "THE MERGER-Effective Time."

          Delivery of Certificates Representing Shares of Surviving Corporation
     Common Stock and Merger Warrants and Options.   Promptly after the
     Effective Time, each holder of record of shares of Hollis-Eden Common Stock and Hollis-Eden Warrants and Options outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of Hollis-Eden Common Stock certificates and Hollis-Eden Warrants and Options in exchange for certificates representing shares of Surviving Corporation Common Stock and Merger Warrants and Options, as the case may be. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Hollis-Eden Common Stock or Hollis-Eden Warrants and Options is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares of Hollis-Eden Common Stock or Hollis-Eden Warrants and Options, as the case may be, for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. See "THE MERGER-Distribution of Merger Consideration."

          IAC STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER CERTIFICATES EVIDENCING SHARES OF IAC COMMON STOCK OR IAC WARRANTS AND OPTIONS FOLLOWING THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE SUBSEQUENT CONSUMMATION OF THE MERGER. ALL IAC COMMON STOCK AND IAC WARRANTS AND OPTIONS CURRENTLY ISSUED AND OUTSTANDING ARE UNAFFECTED BY THE MERGER AND WILL CONTINUE TO REPRESENT SHARES OF SURVIVING CORPORATION COMMON STOCK AND WARRANTS AND OPTIONS TO ACQUIRE SHARES OF SURVIVING CORPORATION COMMON STOCK AFTER THE MERGER.

          Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss will be recognized by the Hollis-Eden Stockholders on the exchange of Hollis-Eden Common Stock solely for Surviving Corporation Common Stock, except to the extent that Hollis-Eden Stockholders or IAC Stockholders receive cash for dissenting shares. In addition, neither IAC nor Hollis-Eden should recognize any gain with respect to the Merger. See "THE MERGER-Certain Federal Income Tax Consequences."

          BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLLIS-EDEN STOCKHOLDER AND IAC STOCKHOLDER, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

          Conditions to Consummation. The obligations of IAC and Hollis-Eden to consummate the Merger are subject to the satisfaction or waiver of conditions, including among others: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the IAC Stockholders and the Hollis-Eden Stockholders as described in this Joint Proxy Statement/Prospectus and the IAC Non-Affiliate Stockholders shall not have elected to have 15% or more of their shares of IAC Common Stock redeemed at the Redemption Value; (ii) as of the Effective Time, IAC shall have cash on hand (net of liabilities) of not less than $6.5 million;
     (iii) the Registration Statement shall have been declared effective; (iv) no action or proceeding shall have been instituted or threatened which is likely to have a material adverse effect on IAC or Hollis-Eden or could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the Merger Agreement or the consummation of the transactions contemplated thereby; (v) all consents and approvals required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained, and all required filings shall have been made; (vi) IAC and Hollis-Eden each shall have performed and complied with all covenants, obligations and agreements applicable to it contained in the Merger Agreement and all representations and warranties of each of IAC and Hollis-Eden shall be true and correct in all material respects on and as of the date made and the Effective Time; (vii) the patent infringement and, if necessary, the patent validity analyses by IAC's counsel, and, if given in accordance with the terms of the Merger

     Agreement, the final opinion of independent patent counsel, shall not have resulted in an opinion of a patent infringement which will have an "unavoidable" material adverse effect upon certain of Hollis-Eden's Products (a "Patent Infringement"); and (viii) the receipt of written opinions of counsel to IAC and Hollis-Eden as to certain matters. In addition to the conditions set forth above, the obligations of IAC and Hollis-Eden to consummate the Merger are subject to the absence, since the date of the Merger Agreement, of any material adverse change in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of IAC and Hollis-Eden, which is materially adverse to IAC or Hollis-Eden, as the case may be. See "THE MERGER-Conditions to Consummation."

          Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by mutual consent of all parties to the Merger Agreement. In addition, the Merger Agreement may be terminated, and the Merger abandoned, generally, (i) prior to, but not after, the approval of the Merger Agreement by the stockholders of each of Hollis-Eden and IAC, by Hollis-Eden or IAC, as the case may be, if the Merger shall not have become effective by February 15, 1997 (or such later date as permitted by the Merger Agreement to allow the parties to complete their patent analyses within the permitted time parameters), provided, however, that such termination right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to become effective by such date; (ii) by any party to the Merger Agreement if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non appealable; (iii) By IAC, if IAC Non-Affiliate Stockholders holding 15% or more of the shares of IAC Common Stock shall have exercised their Redemption Rights or (iv) by IAC, if its patent infringement and, if necessary, patent validity analyses, and, if given in accordance with the terms of the Merger Agreement, the final opinion of independent patent counsel, shall have resulted in an opinion of a Patent Infringement which will have an "unavoidable" material adverse effect upon certain of Hollis-Eden's Products. See "THE MERGER-Termination."

          Expenses and Fees. The Merger Agreement provides that each party shall bear its own expenses with respect to the transactions contemplated by the Merger Agreement.

          In addition, Hollis-Eden has agreed to pay IAC a fee of $100,000 (the "Fee"), which has been placed into escrow, in the event Hollis-Eden terminates the Merger Agreement and abandons the Merger for any reason other than those reasons permitted under the Merger Agreement. Moreover, in the event IAC terminates the Merger Agreement and abandons the Merger as a result of a Patent Infringement, IAC shall be entitled to such portion of the Fee as may be necessary to reimburse IAC for its costs and expenses in connection with the Merger Agreement and the proposed Merger. See "THE MERGER-Expenses and Fees."

          Accounting Treatment. For accounting and financial reporting purposes, the Merger will be treated as a recapitalization of Hollis-Eden by an exchange of Hollis-Eden Common Stock for the net assets of IAC, consisting primarily of cash. Since IAC has had no business operations other than the search for a suitable Target Business, IAC's assets will be recorded in the balance sheet of the combined company (i.e., the Surviving Corporation) at book value. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared on this basis. See "THE MERGER-Accounting Treatment."

          Regulatory Approvals. No governmental regulatory approvals are required with respect to the Merger except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing with the Commission of the Registration Statement and this Joint Proxy Statement/Prospectus. See "THE MERGER-Regulatory Approvals."

          Interests of Certain Persons in the Merger. In considering the recommendation of the Hollis-Eden Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, Hollis-Eden Stockholders should be aware that certain members of Hollis-Eden's management and the Hollis-Eden Board of Directors have certain interests in the Merger that are in addition to the interests of Hollis-Eden Stockholders generally. See "THE MERGER-Interests of Certain Persons in the Merger" and "PROPOSED MANAGEMENT OF THE SURVIVING CORPORATION-Employment Agreements."

          Conduct of Business Pending the Merger. Each of IAC and Hollis-Eden has agreed in the Merger Agreement to, among other things, operate its business only in the ordinary and usual course consistent with past practice and to use reasonable commercial efforts to preserve intact its present business organization, preserve its goodwill and advantageous relationships with employees and other persons material to its operations and business and not permit any action or omission within its control which would cause any of its representations or warranties to become inaccurate in any material respect or any of its covenants to be breached in any material respect. In addition, each of IAC and Hollis-Eden has agreed not to take certain actions relating to its operations pending consummation of the Merger without the prior written consent of the other. See "THE MERGER-Conduct of Business Pending the Merger and Covenants of the Parties."

          Restriction on Sales of Shares by Hollis-Eden Stockholders. In connection with the Merger Agreement, Hollis-Eden has agreed to use its reasonable commercial efforts to obtain signed letters from as many Hollis-Eden Stockholders as possible, which letters shall acknowledge such Hollis-Eden Stockholders' agreement not to sell any shares of the Surviving Corporation Common Stock to be issued, directly or indirectly, to them in, and as a result of, the Merger, for the nine-month period immediately following the Effective Time. In addition, Mr. Richard B. Hollis and Dr. Patrick T. Prendergast, the owners of approximately 71% of the outstanding Hollis-Eden Common Stock, agreed with Hollis-Eden not to sell more than an aggregate of 1,000,000 shares of Surviving Corporation Common Stock to be received by them as a result of the Merger for the two-year period commencing upon the Effective Time of the Merger. See "THE MERGER-Conduct of Business Pending The Merger and Covenants of the Parties."

          Comparison of Stockholder Rights. The rights of IAC's Stockholders currently are determined by reference to the DGCL and IAC's Certificate of Incorporation ("IAC's Charter") and Bylaws ("IAC's Bylaws"). The rights of Hollis-Eden's Stockholders are currently determined by reference to the DGCL and Hollis-Eden's Certificate of Incorporation, as amended, and Bylaws. Following the Effective Time, and pursuant to the terms of the Merger Agreement, the Hollis-Eden charter and Hollis-Eden Bylaws in effect immediately prior to the Effective Time will become the charter and bylaws of the Surviving Corporation, notwithstanding the fact that IAC will be the Surviving Corporation to the Merger. Copies of the form of Hollis-Eden's Certificate of Incorporation and Bylaws to be in effect immediately prior to the Effective Time are attached to this Joint Proxy Statement/Prospectus as Annexes B and C, respectively. In addition, IAC Non-Affiliate Stockholders shall no longer have any Redemption Rights or other benefits or protections described in the IAC Prospectus (as defined below) and, other than as provided by the DGCL, no right to unilaterally approve subsequent Business Combinations. See "COMPARISON OF STOCKHOLDER RIGHTS" for a summary of the material differences between the rights of holders of IAC Common Stock and Hollis-Eden Common Stock.

          IAC STOCKHOLDERS' APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL RESULT IN A CHANGE OF BOTH THE MAJORITY EQUITY OWNERSHIP AND MANAGEMENT OF IAC AS WELL AS A CHANGE IN THE BUSINESS OF IAC.

     RISK FACTORS

          Ownership of Surviving Corporation Common Stock and the business to be conducted by the Surviving Corporation subsequent to the consummation of the Merger involve certain elements of risk discussed under "Risk Factors" located on page 16 of this Joint Proxy Statement/Prospectus. These risk factors include, among others, risks relating to the Surviving Corporation's failure to successfully develop commercially acceptable products or carry out its research and development plans, the loss of key executives, competition, including specifically, the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors, general economic and business conditions and unanticipated changes in pharmaceutical industry trends.
     See "RISK FACTORS."

     APPRAISAL RIGHTS

          Under the DGCL, holders of IAC and Hollis-Eden Common Stock may dissent from the Merger and receive payment of the "fair value" of his or her shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, in cash, if the Merger is consummated by following certain procedures set forth in Section 262 of the DGCL, the text of which is attached to this Joint Proxy Statement/Prospectus as Annex E. Any IAC or Hollis-Eden Stockholder wishing to dissent from the Merger and obtain cash payment of the fair value of his or her shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, must: (i) deliver to IAC or Hollis-Eden, as the case may be, before the vote is taken at the IAC or Hollis-Eden Special Meeting, as the case may be, a written demand for appraisal of his or her shares; (ii) not vote his or her shares of IAC or Hollis-Eden Common

     Stock, as the case may be, in favor of the Merger; and (iii) follow the other procedures set forth in the DGCL as more fully described in this Joint Proxy Statement/Prospectus. See also Annex E to this Joint Proxy Statement/Prospectus. Failure to follow such procedures may result in a loss of such appraisal rights. A proxy card which expressly votes in favor of the Merger or which fails to indicate how the shares should be voted will constitute a waiver by such IAC Stockholder or Hollis-Eden Stockholder, as the case may be, of such Stockholder's right to seek appraisal. Consequently, any IAC or Hollis-Eden Stockholder who desires to preserve his or her rights of appraisal should either refrain from returning a proxy card or expressly indicate on such proxy card that such IAC Stockholder or Hollis-Eden Stockholder, as the case may be, votes against the Merger or expressly abstains from voting on the approval of the Merger. For a more complete discussion of the procedures to be followed by an IAC or Hollis-Eden Stockholder who desires to perfect his or her appraisal rights, see "GENERAL INFORMATION-Appraisal Rights."

     REDEMPTION RIGHTS

          Each of the IAC Non-Affiliate Stockholders (and each Initial IAC Stockholder who (i) participated in the February 1993 private placement of IAC securities and (ii) purchased shares of IAC Common Stock in the open market after the IPO (the "After Acquired Stock"), but only to the extent of the After Acquired Stock)) has the right (the "Redemption Right"), pursuant to IAC's prospectus dated May 15, 1995 (the "IAC Prospectus"), to elect to have any or all of his or her shares of IAC Common Stock redeemed for $ [10.78] per share (the "Redemption Value"), by indicating such election on his or her proxy card and depositing such proxy card in the United States mail postmarked within 20 calendar days of the mailing of this Joint Proxy Statement/Prospectus (such 20 calendar day period being hereinafter referred to as the "Redemption Period"). The proxy card containing the exercise of Redemption Rights must be received by IAC prior to the IAC Special Meeting. The Redemption Value has been calculated by dividing (a) the amount of the Escrowed Funds as of the IAC Record Date by
     (b) the number of shares of IAC Common Stock held by the IAC Non-Affiliate Stockholders as of the Record Date. If IAC Non-Affiliate Stockholders elect to redeem 15% or more of their shares of IAC Common Stock within the Redemption Period, IAC will not proceed with the Merger and will not redeem such shares. If IAC Non-Affiliate Stockholders elect to redeem less than 15% of their shares of IAC Common Stock within the Redemption Period, and assuming that IAC otherwise satisfies the required conditions for the Merger, IAC may proceed with the Merger, but will be required to redeem the shares of IAC Common Stock requested by the IAC Non-Affiliate Stockholders at their Redemption Value upon the consummation of the Merger. An IAC Non-Affiliate Stockholder may exercise his or her Redemption Right only if he or she expressly votes against the Merger within the Redemption Period.
     IAC Non-Affiliate Stockholders may not exercise their Redemption Rights if they are seeking appraisal rights. An IAC Non-Affiliate Stockholder who votes against the Merger after the Redemption Period will not be entitled to have any of his or her shares redeemed. Any IAC Non-Affiliate Stockholder returning a proxy card which expressly votes for the Merger or returning an executed proxy card which fails to indicate how his or her shares should be voted, shall be deemed to have waived his or her Redemption Right. A proxy card which indicates that an IAC Non-Affiliate Stockholder expressly abstains from voting on the proposal to approve the Merger shall not be deemed an exercise of such IAC Non-Affiliate Stockholder's Redemption Rights. AN IAC NON-AFFILIATE STOCKHOLDER WHO SELLS ANY OF HIS OR HER SHARES OF IAC COMMON STOCK AFTER ELECTING TO HAVE SUCH SHARES REDEEMED SHALL FORFEIT THE RIGHT TO RECEIVE THE REDEMPTION VALUE WITH RESPECT TO SUCH SHARES. IN ADDITION, AN IAC NON-AFFILIATE STOCKHOLDER WHO EXERCISES HIS OR HER REDEMPTION RIGHTS SHALL FORFEIT THE RIGHT TO RECEIVE ADDITIONAL MERGER SHARES, IF ANY ARE ISSUED.

          IAC NON-AFFILIATE STOCKHOLDERS MAY NOT EXERCISE THEIR REDEMPTION RIGHTS IF THEY ARE EXERCISING THEIR APPRAISAL RIGHTS AND, CONVERSELY, IAC NON-AFFILIATE STOCKHOLDERS WHO SEEK REDEMPTION RIGHTS MAY NOT EXERCISE THEIR APPRAISAL RIGHTS.

     MARKET PRICES OF IAC'S SECURITIES

          Shares of IAC Common Stock, as well as IAC Class A Common Stock Purchase Warrants ("Class A Warrants"), IAC Class B Unit Purchase Warrants ("Class B Warrants") and IAC Units are quoted and traded on the OTC Electronic Bulletin Board of the NASD under the symbols "IACQ," "IACQW," "IACQZ" and "IACQU," respectively. Each Class A Warrant entitles the holder thereof to purchase one share of IAC Common Stock at a price of $9.00 commencing upon the consummation of a Business Combination and expiring on May 15, 2000. Each Class B Warrant entitles the holder thereof to purchase one Unit at a price of $.25 commencing upon the consummation of a Business Combination and expiring on the first anniversary of the Business Combination. Each Unit consists of one share of IAC Common Stock and one Class A Warrant.

          On November 5, 1996 (the last trading day prior to the public announcement of the execution of the Merger Agreement), the closing bid prices for the IAC Common Stock, Class A Warrants, Class B Warrants and Units were $9.250, $0.625, $2.250 and $9.500, respectively.

          On . , 1996 (the last day before the printing of this Joint Proxy Statement/Prospectus), such closing bid prices were $ . , $ . , $ . and $ . , respectively.

          IAC has never paid any cash dividends with respect to its shares of Common Stock. It is presently intended that all available cash will be utilized to further the growth of the Surviving Corporation's business subsequent to the Effective Time and for the foreseeable future thereafter, including the funding of Hollis-Eden's (and consequently, the Surviving Corporation's) working capital and capital expenditure requirements. The payment of any cash dividends will be in the discretion of the Surviving Corporation's Board of Directors and will be dependent upon the Surviving Corporation's results of operations, financial condition and other factors deemed relevant by the Surviving Corporation's Board of Directors.

          It is expected that the IAC Common Stock will be approved for listing, subject to the consummation of the Merger, on either the NASDAQ NMS or the AMEX. See "MARKET PRICES OF IAC'S SECURITIES AND DIVIDEND INFORMATION" and "DESCRIPTION OF IAC'S SECURITIES."

     OPERATIONS AFTER THE MERGER

          As a result of the Merger, Hollis-Eden will be merged with and into IAC, with IAC being the Surviving Corporation to the Merger. Upon the consummation of the Merger, Hollis-Eden will cease to exist as a separate corporation and the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. The business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger.

          In accordance with the Merger Agreement, at the Effective Time, and subject to their election by the IAC Stockholders, the Board of Directors of the Surviving Corporation will consist of six directors, five of whom shall be Hollis-Eden's designees. In addition, all of the current officers of IAC will resign effective at the Effective Time, to be replaced by the current officers of Hollis-Eden designated by the Surviving Corporation's Board of Directors as detailed in the Merger Agreement. See "THE MERGER-Operations After the Merger."

                              COMPARATIVE PER SHARE DATA

          The following table set forth (i) net income (loss) per share of IAC Common Stock and Hollis-Eden Common Stock for the year ended December 31, 1995 and the nine months ended September 30, 1996 on a historical basis and (ii) book value per common share of IAC Common Stock and Hollis-Eden Common Stock as of December 31, 1995 and September 30, 1996 on a historical basis. The information presented in this tabulation should be read in conjunction with the pro forma combined condensed financial information and the separate financial statements and information of the respective companies and notes thereto appearing elsewhere herein.

                                           YEAR ENDED     NINE MONTHS ENDED
                                       DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                       -----------------  ------------------

         HISTORICAL - IAC
         Net income per common share. .       $0.16              $0.12
         Book value per common share
         at period end . . . . . . . . .     $ 7.72              $7.84


         HISTORICAL - HOLLIS-EDEN
         Net loss per common share . . .     $(0.17)            $(0.10)
         Book value per common share
         at period end . . . . . . . . .     $(0.37)            $(0.07)



         COMBINED PRO FORMA
           Net loss per share  . . . . .     $(1.22)            $(0.07)
           Book value per common
            share at period end  . . . .        N/A             $ 0.77

                      SELECTED HISTORICAL FINANCIAL INFORMATION
     IAC

          The following data, insofar as it relates to each of the fiscal years 1995, 1994 and 1993, has been derived from audited financial statements, including the balance sheets at December 31, 1995, 1994 and 1993 and the statements of operations of stockholders' equity and of cash flows for the years ended December 31, 1995, 1994 and 1993 and notes thereto appearing elsewhere herein. The data for the nine months ended
     September 30, 1996 and 1995 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for unaudited interim periods. No cash dividends have ever been declared or paid on IAC Common Stock.


                                  YEAR ENDED DECEMBER 31,
                                 --------------------------
     STATEMENT OF                1995       1994       1993
     OPERATIONS DATA:            ----       ----       ----

     Interest income . .    $  224,305    $  -0-     $     -0-
     General and
     administrative
     expenses  . . . . .    $   71,782    $  7,000   $   7,186
     Net income (loss) .    $  100,523    $ (7,000)  $  (7,186)
     Net income (loss)
     per common share  .    $     0.16    $   (.03)  $    (.03)
     Weighted average
     shares outstanding        608,250     233,250     233,250

     BALANCE SHEET DATA:
     Total assets  . . .    $6,518,759    $ 74,139   $  81,139
     Redeemable common
     stock . . . . . . .    $  932,316    $    -0-   $     -0-
     Stockholders'
     equity. . . . . . .    $5,496,803    $ 68,139   $  75,139




                            NINE MONTHS ENDED
                                 SEPTEMBER 30,
                           -------------------------
     STATEMENT OF              1996           1995
     OPERATIONS DATA:          ----           ----

     Interest income . .   $  264,986     $  123,228
     General and
     administrative
     expenses  . . . . .   $  132,152     $   15,405
     Net income (loss) .   $  100,684     $  107,823
     Net income (loss)
     per common share  .   $     0.12     $     0.20
     Weighted average
     shares outstanding       833,250        533,250

     BALANCE SHEET DATA:
     Total assets  . . .   $6,692,264     $6,438,919
     Redeemable common
     stock . . . . . . .   $  969,703     $      -0-
     Stockholders'
     equity. . . . . . .   $5,560,100     $6,436,419


     HOLLIS-EDEN

          The following data, insofar as it relates to each of the periods 1995 and 1994, has been derived from audited financial statements, including the balance sheet at December 31, 1995 and 1994 and the related statements of operations, of stockholders' equity and of cash flows for the year ended December 31, 1995 and the periods from inception (August 15, 1994) to December 31, 1994 and September 30, 1996 and notes thereto appearing elsewhere herein. The data for the nine months ended September 30, 1996 and 1995 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. The interim results of operations are not necessarily indicative of results which may occur for the full fiscal year. No cash dividends have ever been declared or paid on Hollis-Eden Common Stock.

                                        PERIOD FROM
                                        INCEPTION       PERIOD FROM
                                        (AUGUST 15,     INCEPTION (AUGUST
                          YEAR ENDED    1994) TO        15, 1994) TO
                          DECEMBER 31,  DECEMBER 31,    SEPTEMBER 30,
                          ------------  ------------    -----------------
     STATEMENT OF            1995           1994            1996
     OPERATIONS DATA:        ----           ----            ----
     Research and
     development . . . . . $   463,000    $ 1,166,762     $ 1,753,855
     General and
     administrative
     expenses  . . . . . . $   170,929    $   103,564     $   620,722
     Total operating
     expenses  . . . . . . $   633,929    $ 1,270,326     $ 2,374,577
     Other income
     (expense), net  . . . $   (37,762)   $    (6,720)    $   (44,416)
     Net loss  . . . . . . $  (671,691)   $(1,277,046)    $(2,418,993)
     Net loss per share  . $     (0.17)   $     (0.38)    $     (0.61)
     Weighted average
     number of
     common shares
     outstanding . . . . .   3,867,924      3,396,226       3,945,783

     BALANCE SHEET DATA:
     Total assets  . . . . $     -0-      $    -0-        $   344,191
     Notes and accounts
     payable and accrued
     interest to related
     party . . . . . . . . $   367,522    $   216,720     $    -0-
     License fees
     payable . . . . . . . $   928,000    $   927,000     $   600,000
     Stockholders'
     deficit . . . . . . . $(1,537,633)   $(1,143,720)    $  (368,264)




                               NINE MONTHS ENDED
                                 SEPTEMBER 30,
                           -------------------------
     STATEMENT OF             1996         1995
     OPERATIONS DATA:         ----         ----
     Research and
     development . . . . . $ 124,093    $   463,000
     General and
     administrative
     expenses  . . . . . . $ 346,229    $   138,429
     Total operating
     expenses  . . . . . . $ 470,322    $   601,429
     Other income
     (expense), net  . . . $      66    $   (28,322)
     Net loss  . . . . . . $(470,256)   $  (629,751)
     Net loss per share  . $   (0.10)   $     (0.17)
     Weighted average
     number of
     common shares
     outstanding . . . . . 4,573,199      3,773,585

     BALANCE SHEET DATA:
     Total assets  . . . . $ 344,191    $     -0-
     Notes and accounts
     payable and accrued
     interest to related
     party . . . . . . . . $   -0-      $   335,582
     License fees
     payable . . . . . . . $ 600,000    $   943,000
     Stockholders'
     deficit . . . . . . . $(368,264)   $(1,495,693)

             SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

          The selected pro forma combined condensed balance sheet as of September 30, 1996 gives effect to (i) the Merger and the assumed use of $1,973,500 in IAC net cash (assuming no payments are required in connection with the exercise of Redemption Rights), less expenses of IAC and Hollis-Eden incurred in connection with the Merger, with the balance to be used for Surviving Corporation working capital purposes. The selected pro forma adjustments are described in the "Notes to Unaudited Pro Forma Combined Balance Sheet". Stockholders are urged to read such Notes carefully. The Unaudited Pro Forma Combined Balance Sheet is not necessarily indicative of the financial position that would have occurred had the events referred to above been consummated on the dates for which the consummation of such events is being given effect, nor is it necessarily indicative of the future financial position. See "UNAUADITED PRO FORMA COMBINED
     BALANCE SHEET".

					Year Ended
                                      SEPTEMBER 30, 1996
                                      ------------------

     BALANCE SHEET INFORMATION:
       Total assets  . . . . . . . .  $5,041,856

       Total liabilities . . . . . .  $  551,416

       Stockholders' equity  . . . .  $4,490,440

       Book value per share  . . . .  $     0.77

                                     RISK FACTORS

          The following risk factors, together with the other information set forth in this Joint Proxy Statement/Prospectus, should be considered carefully by Stockholders in evaluating whether to approve the transactions contemplated by the Merger. This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. The Surviving Corporation's actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed in the following section and in "Hollis-Eden's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Hollis-Eden's Business."

     DEPENDENCE ON NEW PRODUCTS AND FDA APPROVAL

          Hollis-Eden's principal development efforts are currently centered around two of four new Products licensed by Hollis-Eden which Hollis-Eden management believes show promise for the treatment and prevention of HIV/AIDS. Neither INACTIVIN nor any other of the Products has been approved for commercial sale and no assurance can be given that approvals will be obtained. Hollis-Eden's current primary focus is on INACTIVIN, which has a current and open Investigational New Drug (IND) file open with the FDA and which has completed Phase I of its approval process. While limited clinical trials of INACTIVIN have to date produced favorable results, significant additional trials are required, and no assurance can be given that the drug will ultimately be demonstrated to be safe or efficacious. Hollis-Eden has never commercially introduced a product, and no assurance can be given that commercialization of any of the Products in any country in which any of them may be approved will be financially successful. See "HOLLIS-EDEN'S BUSINESS."

     EARLY STAGE OF PRODUCT DEVELOPMENT; SUBSTANTIAL OPERATING LOSSES; MERGER

          Hollis-Eden has not yet generated any operating revenues. Hollis-Eden cannot predict when marketing approvals for any of its Products will be obtained, if ever. Even if such approvals are obtained, there can be no assurance that the Products will be successfully commercialized. Hollis-Eden has experienced significant operating losses due to substantial expenses incurred to acquire and fund development of the Products, and, as of September 30, 1996, had an accumulated deficit of $2,418,993. Hollis-Eden expects its operating expenses to increase over the next several years as it funds development, clinical testing and other expenses of seeking FDA approval. Hollis-Eden's (and consequently, the Surviving Corporation's) ability to achieve a profitable level of operations is dependent in large part on obtaining regulatory approvals for its Products, entering into agreements for product development and commercialization, and expanding from development into successful marketing, all of which will require significant amounts of capital. There can be no assurance that Hollis-Eden (or the Surviving Corporation) will ever achieve a profitable level of operations. Concurrently with the Merger, the Surviving Corporation will incur significant non-recurring charges to operations that will be recorded and evidenced in its first Quarterly Report to be filed with the Commission subsequent to the Effective Time of the Merger. In particular, there will be (i) a $1,500,000 payment for research and development fees, and (ii) a $500,000 charge relating to the issuants of warrants to a certain officer. See "HOLLIS-EDEN'S BUSINESS" and "HOLLIS-EDEN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS."

     PATENTS AND PROPRIETARY RIGHTS

          Although certain of the Products are patented, patents are not a guarantee of protection from competitors, especially in an area characterized by rapid advances, and enforcement of patents and proprietary rights in many countries can be expected to be problematic or unpredictable. There can be no assurance that any patents issued or licensed to Hollis-Eden will not be challenged, invalidated, infringed upon, or designed around by others or that the claims contained in such patents will not infringe the patent claims of others. Furthermore, there can be no assurance that others will not independently develop similar products. Hollis-Eden's (and consequently, the Surviving Corporation's) business may be adversely affected by competitors who develop substantially equivalent technology. Patent litigation can be extremely expensive, and Hollis-Eden (and the Surviving Corporation) may find that it is unable to fund litigation necessary to defend its rights. See "HOLLIS-EDEN'S BUSINESS-Patents."

     GOVERNMENT REGULATION AND PRODUCT APPROVALS

          The research, preclinical development, clinical trial, manufacturing, marketing and sale of pharmaceuticals are subject to extensive regulation by governmental authorities. Products developed by Hollis-Eden cannot be marketed commercially in any jurisdiction in which they have not been approved. The process of obtaining regulatory approvals is lengthy and extremely expensive. Approval by United States authorities does not guarantee, nor at times even facilitate or expedite, approval in other countries. Further, government regulations are subject to change and it is possible that additional criteria may be established or imposed which could prevent or delay regulatory approval of any Products. Additionally, the facilities that manufacture the Products will need to adhere to regulatory guidelines. There can be no assurance that Hollis-Eden (or the Surviving Corporation) will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect on Hollis-Eden's (or the Surviving Corporation's) business, financial condition or results of operations. See "HOLLIS-EDEN'S BUSINESS.

     POSSIBLE INABILITY TO MEET CASH OBLIGATIONS

          Hollis-Eden (and consequently, the Surviving Corporation) is likely to experience cash flow difficulties due to its substantial capital needs.
     For the foreseeable future following the expenditure of the cash to be infused into the Surviving Corporation as a result of the Merger, the Surviving Corporation's ability to meet its cash obligations as they become due and payable will substantially depend on its ability to sell its securities and borrow funds. There can be no assurance that the Surviving Corporation will be able to raise capital when needed to sustain or expand its operations. See "-Substantial Capital Needs" and "HOLLIS-EDEN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     SUBSTANTIAL CAPITAL NEEDS

          Hollis-Eden's operations to date have consumed substantial capital without generating any revenues, and Hollis-Eden (and consequently, the Surviving Corporation) will continue to require substantial and increasing amounts of funds to conduct necessary research and development and preclinical and clinical testing of its Products, and to market any Products that receive regulatory approval. Hollis-Eden (and consequently, the Surviving Corporation) does not expect to generate revenue from operations for the foreseeable future, and Hollis-Eden's (and consequently, the Surviving Corporation's) ability to meet its cash obligations as they become due and payable is expected to depend for at least the next several years on its ability to sell securities, borrow funds or some combination thereof. Based upon its current plans, Hollis-Eden management believes that the cash to be infused into the Surviving Corporation as a result of the Merger, together with interest thereon, will be sufficient to meet the Surviving Corporation's operating expenses and capital requirements through at least the end of 1997. There can be no assurance, however, that changes in the Surviving Corporation's research and development plans or other events affecting the Surviving Corporation's operating expenses will not result in the expenditure of such cash before that time. No assurance can be given that the Surviving Corporation will be successful in raising necessary funds. The Surviving Corporation's future capital requirements will depend upon many factors, including progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, the ability of the Surviving Corporation to establish collaborative arrangements and effective commercialization and marketing activities and other arrangements. In any event, Hollis-Eden (and consequently, the Surviving Corporation) will continue to incur increasing negative cash flows and net losses for the foreseeable future. See "HOLLIS-EDEN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     TECHNOLOGICAL CHANGE AND COMPETITION

          The pharmaceutical industry is characterized by intense competition and is subject to rapid and significant technological change. Rapid technological development may cause the Products to become obsolete before Hollis-Eden (and consequently, the Surviving Corporation) recoups all or any portion of the related expenses. Hollis-Eden's (and consequently, the Surviving Corporation's) competitors include major pharmaceutical companies, biotechnology firms and universities and other research institutions, both in the United States and abroad, which are actively engaged in research and development of products in the therapeutic areas being pursued by Hollis-Eden. Most of Hollis-Eden's (and consequently, the Surviving Corporation's) competitors have substantially greater financial, technical, manufacturing, marketing, distribution and human resource capabilities than Hollis-Eden (or the Surviving Corporation). Recently, Hoffman-LaRoche and Abbot Laboratories announced a new family of antiviral AIDS drugs that block the production of protease, an enzyme critical to the virus' survival. In addition, many of Hollis-Eden's (and consequently, the Surviving Corporation's) competitors have significantly greater experience in testing new or improved therapeutic products and obtaining regulatory approvals of products. Accordingly, Hollis-Eden's (and consequently, the Surviving Corporation's) competitors may succeed in obtaining regulatory approval for products more rapidly than Hollis-Eden (or the Surviving Corporation). If Hollis-Eden (or the Surviving Corporation) commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiencies and marketing and distribution capabilities, areas in which it has little experience. See "HOLLIS-EDEN'S BUSINESS-Manufacturing."

     NO SALES AND MARKETING EXPERIENCE

          Hollis-Eden's efforts to date have focused on the development and evaluation of the Products. As Hollis-Eden continues clinical studies and prepares for commercialization of the Products, it must build a sales and marketing infrastructure. Hollis-Eden (and consequently, the Surviving Corporation) has no experience in the sales and marketing of its Products. It is possible that Hollis-Eden (and consequently, the Surviving Corporation) will not be able to attract and retain the skilled personnel necessary to develop the infrastructure to effectively market the Products. See "HOLLIS-EDEN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "-Dependence on Officers and Future Employees."

     DEPENDENCE ON LICENSE AGREEMENTS

          Hollis-Eden licenses the Products from Dr. Patrick T. Prendergast and from Edenland, Inc. ("Edenland") and Colthurst Limited., two organizations Dr. Prendergast controls. See "Certain Relationships and Related Transactions." Hollis-Eden is obligated to make license payments and provide certain funding, including funding for the development and testing of the Products, at specified times. There can be no assurance that Hollis-Eden (and consequently, the Surviving Corporation) will be able to meet future payment or funding obligations, in which event Hollis-Eden (and consequently, the Surviving Corporation) could lose all rights to one or more of the Products, which would have a material adverse effect on Hollis-Eden (and consequently, the Surviving Corporation). See "HOLLIS-EDEN'S BUSINESS-License Agreements."

     DEPENDENCE ON OFFICERS AND FUTURE EMPLOYEES

          Hollis-Eden (and the Surviving Corporation) is (and will be) highly dependent upon its Chief Executive Officer, Richard B. Hollis, and its Chief Scientific Officer, Dr. Patrick T. Prendergast, the loss of either of whose services would adversely affect Hollis-Eden (and the Surviving Corporation) and impede the achievement of Hollis-Eden's (and consequently, the Surviving Corporation's) research and development objectives. Recruiting and retaining additional management personnel, as well as qualified scientific personnel to perform research and development work in the future, will also be critical to Hollis-Eden's (and consequently, the Surviving Corporation's) success. Because competition for experienced scientific personnel among numerous pharmaceutical and biotechnology companies and research and academic institutions is intense, there can be no assurance that Hollis-Eden (or the Surviving Corporation) will be able to attract and retain such personnel. See "PROPOSED MANAGEMENT OF THE SURVIVING CORPORATION" and "HOLLIS-EDEN'S BUSINESS."

     TECHNOLOGICAL UNCERTAINTIES

          All of Hollis-Eden's product development efforts are based upon technologies and therapeutic approaches that have not been widely used in humans for therapeutic purposes. There is, therefore, significant risk that these approaches will not prove to be successful. While Hollis-Eden believes that the positive results obtained to date in preclinical and limited clinical human studies support further research and development, those positive results are not necessarily indicative of results that will be obtained in further human clinical testing. See "HOLLIS-EDEN'S BUSINESS."

     PHARMACEUTICAL PRICING; PENDING HEALTH CARE REFORMS

          Government health administration authorities, together with private health insurers, increasingly are attempting to contain health care costs by limiting the price or reimbursement levels for medical products and services. In certain foreign markets, pricing or profitability of prescriptive pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government controls or otherwise significantly reform the existing health care system. Due to uncertainties as to the ultimate features of this or any other reform initiatives that may be enacted, Hollis-Eden cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on Hollis-Eden (and consequently, the Surviving Corporation). It is possible that any legislation that is enacted will include provisions resulting in price limits, utilization controls or other consequences that may adversely affect Hollis-Eden (and consequently, the Surviving Corporation).

     MANUFACTURING LIMITATIONS AND UNCERTAINTIES

          Hollis-Eden currently relies on outside manufacturers for the production of INACTIVIN and the other Products to supply sufficient quantities of compounds to conduct clinical trials on the Products. If Hollis-Eden (or the Surviving Corporation) is unable to contract on acceptable terms or to obtain a sufficient supply of the Products or such supplies are delayed or contaminated, Hollis-Eden (and consequently, the Surviving Corporation) could experience significant delays in bringing INACTIVIN and the other Products to market as well as delays in human clinical testing schedules and delays in submissions of the Products for regulatory approval and initiation of further development progress, any of which could have a material adverse effect on Hollis-Eden's (and consequently, the Surviving Corporation's) business and results of operations. If Hollis-Eden (and consequently, the Surviving Corporation) should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished pharmaceutical products, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that Hollis-Eden (or the Surviving Corporation) may use must adhere to current Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of the Products. If Hollis-Eden (or the Surviving Corporation) is unable to obtain or retain third party manufacturing on commercially acceptable terms, it may not be able to commercialize pharmaceutical products as planned. Hollis-Eden's (and consequently, the Surviving Corporation's) dependence upon third parties for the manufacture of pharmaceutical products may adversely affect Hollis-Eden's (and consequently, the Surviving Corporation's) profit margins and its ability to develop and deliver pharmaceutical products on a timely and competitive basis.

          Even if Hollis-Eden (and consequently, the Surviving Corporation) is successful in raising the substantial amounts of capital it requires (as to which there can be no assurance), Hollis-Eden (and consequently, the Surviving Corporation) does not intend to manufacture any pharmaceutical products itself, although it may choose to do so in the future. Hollis-Eden has no experience in manufacturing pharmaceutical products in clinical quantities or for commercial purposes. Hollis-Eden believes that its strategy of outsourcing manufacturing is cost effective since it avoids the high fixed costs of plant, equipment and large manufacturing staff and thereby enables Hollis-Eden to conserve its resources. Should Hollis-Eden (and consequently, the Surviving Corporation) determine to manufacture products itself, Hollis-Eden (and consequently, the Surviving Corporation) would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. In addition, there can be no assurance that Hollis-Eden (or the Surviving Corporation) would be able to manufacture any such products successfully and in a cost-effective manner. See "HOLLIS-EDEN'S BUSINESS-Manufacturing."

     MANAGEMENT OF GROWTH

          Hollis-Eden's (and consequently, the Surviving Corporation's) ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. If Hollis-Eden's (and consequently, the Surviving Corporation's) management is unable to manage growth effectively, Hollis-Eden's (and consequently, the Surviving Corporation's) business and results of operations will be adversely affected.

     PRODUCT LIABILITY; LACK OF INSURANCE

          Hollis-Eden's (and consequently, the Surviving Corporation's) business will expose it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products, and product liability claims may be asserted against Hollis-Eden (and consequently, the Surviving Corporation). Product liability insurance for the pharmaceutical industry generally is expensive to the extent that it is available at all. Hollis-Eden currently does not have product liability insurance. There can be no assurance that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not adversely affect the business or financial condition of Hollis-Eden (and consequently, the Surviving Corporation).

     FEDERAL INCOME TAX CONSEQUENCES TO THE HOLLIS-EDEN STOCKHOLDERS AND TO THE SURVIVING CORPORATION

          The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Code. However, neither IAC nor Hollis-Eden has requested, or will request, a ruling from the Internal Revenue Service (the "IRS") with regard to the federal income tax consequences of the Merger. A successful IRS challenge to the reorganization status of the Merger would result in the Hollis-Eden Stockholders recognizing taxable gain on the receipt of shares of Surviving Corporation Common Stock as a result of the Merger and the Surviving Corporation incurring a significant corporate level tax which could have a material adverse effect on the Surviving Corporation. See "THE MERGER-Certain Federal Income Tax Consequences."

     POTENTIAL CONFLICTS OF INTEREST

          Dr. Patrick T. Prendergast, Chief Scientific Officer, a director and a principal stockholder of Hollis-Eden, and two organizations controlled by him, have licensed the rights to the Products to Hollis-Eden. The Products currently represent all pharmaceutical products owned or licensed by Hollis-Eden. Dr. Prendergast will continue as a director and Chief Scientific Officer of the Surviving Corporation following the consummation of the Merger. See "HOLLIS-EDEN'S BUSINESS-License Agreements,"
     "SECURITY OWNERSHIP OF THE SURVIVING CORPORATION" and "PROPOSED MANAGEMENT OF THE SURVIVING CORPORATION."

     AUTHORIZED PREFERRED STOCK

          The Surviving Corporation's Board of Directors will be authorized, without further action required on the part of stockholders, to issue one or more classes of preferred stock and to designate the rights, preferences and privileges of such preferred stock, including voting, dividend and liquidation rights which may be superior to those of the holders of Surviving Corporation Common Stock. The issuance of one or more classes of preferred stock could materially adversely affect the rights of holders of Surviving Corporation Common Stock. See "COMPARISON OF STOCKHOLDERS' RIGHTS."

     INDEMNIFICATION AND LIMITED MONETARY DAMAGES

          The Surviving Corporation's Certificate of Incorporation will provide that the Surviving Corporation's directors shall not be liable for monetary damages to the Surviving Corporation's stockholders except as required by law. In addition, the Surviving Corporation's Bylaws will provide indemnification of the Surviving Corporation's officers and directors to the fullest extent permitted by the DGCL. To the extent that stockholders are unable to prevail in actions for monetary damages against the Surviving Corporation's directors, such stockholders' rights in this regard are limited in comparison to rights of stockholders of a corporation that has not adopted such provisions. In addition, to the extent that the Surviving Corporation's officers and directors may obtain indemnification from the Surviving Corporation, the Surviving Corporation may incur substantial financial losses.

     DIVIDENDS UNLIKELY

          Neither IAC nor Hollis-Eden has ever paid dividends on its shares of Common Stock. The payment of dividends after the Merger, if any, will be contingent upon the Surviving Corporation's revenues and earnings (i.e., Hollis-Eden's revenues and earnings), if any, capital requirements and general financial condition subsequent to consummation of the Merger. The payment of any dividends subsequent to the Merger will be within the discretion of the Surviving Corporation's Board of Directors. IAC, Hollis-Eden and the Surviving Corporation intend to retain all earnings, if any, for use in Hollis-Eden's business operations and, accordingly, the boards of directors for such companies do not anticipate declaring any dividends in the foreseeable future. See "DESCRIPTION OF IAC'S SECURITIES-Dividends."

     IMMEDIATE SUBSTANTIAL DILUTION

          Upon the issuance of shares of Surviving Corporation Common Stock in the Merger to Hollis-Eden Stockholders, IAC Stockholders will suffer an immediate and substantial dilution of their ownership interests in IAC. Upon the exercise, if ever, of the Merger Warrants and Options, the IAC Stockholders would suffer further dilution of their ownership interests in IAC and, as a result of the Merger, the Surviving Corporation.

     CONCENTRATION OF OWNERSHIP

          Following the Merger, Hollis-Eden Stockholders will own approximately 85% of the then outstanding shares of Surviving Corporation Common Stock (without giving effect to the exercise of any Merger Warrants and Options, IAC Warrants and Options or Plan Options). Accordingly, the Hollis-Eden Stockholders will be able to elect the members of the Surviving Corporation's Board of Directors and control the business, policies and affairs of the Surviving Corporation. Assuming the exercise of the Merger Warrants and Options and the IAC Warrants and Options (but not any Plan Options), the Hollis-Eden Stockholders would collectively own approximately 74% of the then outstanding shares of Surviving Corporation Common Stock, with Mr. Richard B. Hollis owning approximately 37%.

     SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON PRICE OF SURVIVING CORPORATION COMMON STOCK

          Future sales of Surviving Corporation Common Stock by current IAC and Hollis-Eden Stockholders, option holders and warrant holders could adversely affect the market price of the Surviving Corporation's Common Stock. All of the shares of Surviving Corporation Common Stock issuable in the Merger, other than to affiliates (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of common stock) of Hollis-Eden, will be eligible for sale under Rules 144 and 145 promulgated under the Securities Act immediately upon consummation of the Merger. In addition, the shares of Surviving Corporation Common Stock issuable in the Merger, other than to affiliates of Hollis-Eden, can be resold pursuant to this Proxy Statement/Prospectus. However, pursuant to the Merger Agreement, Hollis-Eden is using its best efforts to secure the agreement of each Hollis-Eden Stockholder to such Stockholder's not selling any shares of Surviving Corporation Common Stock issuable in the Merger for the nine-month period

     (and in the case of Mr. Hollis and Dr. Prendergast, no more than an aggregate of 1,000,000 shares in the two-year period) immediately following the consummation of the Merger. In addition, all of the Surviving Corporation Common Stock owned by the Initial IAC Stockholders are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Under such rule, once two years have elapsed from the date of the acquisition, an affiliate of an issuer may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the issuer's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. Once three years have elapsed, a person who has not been an affiliate of an issuer for 90 days immediately prior to the proposed sale may sell his shares without restriction. As of the date of this Joint Proxy Statement/Prospectus, all of the shares of Surviving Corporation Common Stock held by IAC Stockholders are eligible for sale without restriction, except that Mr. Salvatore J. Zizza, Chairman of the Board of IAC and a proposed member of the Surviving Corporation's Board of Directors following the Merger (beneficially owning 220,000 shares), will continue to be restricted pursuant to Rule 144. See "THE MERGER-Resales of Surviving Corporation Common Stock."

          The shares of Surviving Corporation Common Stock issuable upon exercise of the Merger Warrants and Options are also being registered pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part, for permitted resale following their issuance.

     EXERCISE OF REDEMPTION RIGHTS; 15% IAC NON-AFFILIATE STOCKHOLDER REDEMPTION CAP

          In the event that the Merger is approved at the IAC Special Meeting and IAC Non-Affiliate Stockholders elect to redeem less than 15% of the shares of IAC Common Stock held by such IAC Non-Affiliate Stockholders, IAC may proceed with the Merger and redeem such shares at their Redemption Value upon consummation of the Merger. Payments made to redeem such shares will reduce the cash available for satisfying outstanding obligations and planned capital expenditures of Hollis-Eden and, consequently, will reduce cash available after the Merger for capital spending.

          IN ADDITION, IF 15% (APPROXIMATELY 90,000 SHARES) OR MORE OF THE SHARES OF IAC COMMON STOCK HELD BY IAC NON-AFFILIATE STOCKHOLDERS ARE VOTED AGAINST THE MERGER, AND SUCH IAC NON-AFFILIATE STOCKHOLDERS ELECT, WITHIN THE REDEMPTION PERIOD, TO HAVE AT LEAST SUCH NUMBER OF SHARES REDEEMED BY IAC, IAC WILL NOT PROCEED WITH THE MERGER OR REDEEM SUCH SHARES. See "GENERAL INFORMATION-IAC Special Meeting; Redemption Rights."

     CLASSIFIED BOARD OF DIRECTORS;
     POSSIBLE DETERRENT TO TAKEOVERS, CHANGES IN BOARD AND OTHER CHANGES IN CONTROL

          The Surviving Corporation's Board of Directors will be a "classified board," with only one-third of its directors coming up for election each year. This provision is applicable to every election of directors. As a result of having a classified board, two annual meetings will be necessary to change a majority of the directors. The existence of a classified board may, in certain circumstances, deter or delay mergers, tender offers, other possible takeover attempts or changes in management of the Board of Directors which may be favored by some or a majority of the Surviving Corporation's stockholders.

     POSSIBLE VOLATILITY IN STOCK PRICE

          Although it is anticipated that the Surviving Corporation Common Stock will be accepted for listing or trading, as the case may be, on either the NASDAQ NMS or the AMEX upon the consummation of the Merger, there is no assurance that a market for securities of the Surviving Corporation will continue to exist. The prices at which the Surviving Corporation Common Stock trades after the Merger will depend on many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Hollis-Eden's (and consequently, the Surviving Corporation's) prospects.

                                 GENERAL INFORMATION

     IAC SPECIAL MEETING

          The IAC Special Meeting will be held at 10:00 a.m., local time, on . , 1997, at . , New York, New York . . At the IAC Special Meeting, IAC Stockholders will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, to elect a new slate of six directors as of the Effective Time, and a proposal to approve and adopt the IAC 1996 Incentive Stock Option Plan.

          The Board of Directors of IAC has fixed the close of business on . , 1996 as the IAC Record Date. Only holders of record of IAC Common Stock as of the IAC Record Date are entitled to notice of and to vote at the IAC Special Meeting. As of the close of business on the IAC Record Date, there were 833,250 shares of IAC Common Stock issued and outstanding and held by 38 holders of record. IAC Stockholders are entitled to one vote on each matter considered and voted on at the IAC Special Meeting for each share of IAC Common Stock held of record at the close of business on the IAC Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of IAC Common Stock entitled to vote at the IAC Special Meeting is necessary to constitute a quorum of the holders of IAC Common Stock at the IAC Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Abstentions will not be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for adoption. Consequently, abstentions will have the effect of a vote against the adoption of the Merger Agreement and the transactions contemplated thereby.

          Proxies in the form enclosed are solicited by the IAC Board of Directors. Shares of IAC Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE ELECTION OF EACH OF THE SIX NOMINATED DIRECTORS, FOR ADOPTION OF THE IAC 1996 INCENTIVE STOCK OPTION PLAN, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE IAC BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE IAC SPECIAL MEETING. ANY HOLDER OF IAC COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE ELECTION OF EACH OF THE EIGHT NOMINATED DIRECTORS AND FOR ADOPTION OF THE IAC 1996 INCENTIVE STOCK OPTION PLAN.

          An IAC Stockholder who has given a proxy may revoke it at any time prior to its exercise at the IAC Special Meeting or prior to the receipt by IAC of proxies of stockholders, by (i) giving written notice of revocation to the Secretary of IAC, (ii) properly submitting to IAC a duly executed proxy bearing a later date, or (iii) voting in person at the IAC Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to IAC as follows:
     Initial Acquisition Corp., 810 Seventh Avenue, New York, New York 10019,
     Attention: President. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with IAC's Secretary or other person responsible for tabulating votes on behalf of IAC.

          The expense of soliciting proxies for the IAC Special Meeting will be borne by IAC, although Hollis-Eden has paid one-half of the cost of the filing, printing and mailing fees and expenses of this Joint Proxy Statement/Prospectus. In addition to the solicitation of stockholders of record by mail, telephone or personal contact, IAC will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of IAC Common Stock. Such holders, after inquiry by IAC, will provide information concerning quantity of proxy and other materials needed to supply such materials to beneficial owners, and IAC will reimburse them for the expense of mailing the proxy materials to such persons.

          The affirmative vote of two-thirds of the outstanding shares of IAC Common Stock voting at the IAC Special Meeting, either in person or by proxy, is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a plurality of the outstanding shares of IAC Common Stock voting is required for the election of each director. The affirmative vote of a majority of the outstanding shares of IAC Common Stock voting is required for the approval and adoption of the IAC 1996 Incentive Stock Option Plan. Mr. Salvatore J. Zizza, Chairman of the Board of IAC and the owner of approximately 8.4% of the outstanding shares of IAC Common Stock (without giving effect to the exercise of any IAC Warrants and Options), has agreed with Hollis-Eden to vote all shares of IAC Common Stock owned by him in favor of the Merger Agreement. As an Initial IAC Stockholder, however, Mr. Zizza is required (as set forth in the IAC Prospectus) to vote his shares with respect to the Merger Agreement in accordance with the vote of the majority in interest of all IAC Non-Affiliate Stockholders.

          The Initial IAC Stockholders, which include IAC's directors and executive officer, collectively holding an aggregate of approximately 28% of the outstanding shares of IAC Common Stock before giving effect to the Merger (and without giving effect to the exercise of any Merger Warrants and Options or IAC Warrants and Options), by reason of their prior agreement with IAC, will vote their respective shares of IAC Common Stock in accordance with the vote of the majority in interest of all IAC Non-Affiliate Stockholders. Consequently, if a majority of the outstanding shares of IAC Common Stock held and voted by IAC Non-Affiliate Stockholders is voted in favor of the Merger Agreement and the transactions contemplated thereby, the Initial IAC Stockholders will vote their shares of IAC Common Stock in favor of the Merger Agreement and the transactions contemplated thereby. If the Merger Agreement and the transactions contemplated thereby are not approved by the requisite vote, the Merger Agreement will be terminated and the proposed Merger will be abandoned. In such event, the proposal to approve and adopt the IAC 1996 Incentive Stock Option Plan will not be implemented, even if such proposal is approved by the requisite vote. As of the IAC Record Date, Hollis-Eden, its directors and executive officers, and their affiliates (except as set forth below), held no shares of IAC Common Stock. Mr. James D. Bowyer, an employee of Laidlaw Equities and one of the persons who introduced Hollis-Eden to the Company, however, to IAC's knowledge, beneficially owns 58,800 shares of IAC Common Stock. Laidlaw Equities, which currently owns warrants to purchase up to 134,100 shares of Hollis-Eden Common Stock and is entitled to receive warrants to purchase up to an additional 452,830 shares of Surviving Corporation Common Stock upon the consummation of the Merger, serves as Hollis-Eden's investment banker. Mr. J. Paul Bagley, one of Hollis-Eden's directors and a proposed director of the Surviving Corporation following the Merger, was the Chief Executive Officer of Laidlaw Equities' parent company until November 1996.

          Redemption Rights. Each of the IAC Non-Affiliate Stockholders (and each Initial IAC Stockholder who holds After Acquired Stock, but only to the extent of the After Acquired Stock) has the right, pursuant to IAC's Prospectus, to elect to have any or all of his or her shares of IAC Common Stock redeemed for $[10.78] per share (the Redemption Value) by exercise of such right in accordance with the procedure set forth below within 20 calendar days of the mailing of this Joint Proxy Statement/Prospectus (the Redemption Period). The Redemption Value has been calculated by dividing
     (i) the amount of the Escrowed Funds as of the Record Date by (ii) the number of shares of IAC Common Stock held by IAC Non-Affiliate Stockholders as of the IAC Record Date. If IAC Non-Affiliate Stockholders elect to redeem 15% or more of such shares of IAC Common Stock within the Redemption Period, IAC will not proceed with the Merger and will not redeem such shares. If IAC Non-Affiliate Stockholders elect to redeem less than 15% of such IAC Common Stock within the Redemption Period, assuming that IAC otherwise satisfies the required conditions of the Merger, IAC may proceed with the Merger but will be required to redeem such shares at their Redemption Value upon consummation of the Merger.

          Each IAC Non-Affiliate Stockholder that desires to exercise his or her Redemption Right should, prior to expiration of the Redemption Period, (i) complete and sign the proxy card (or request that his or her broker, dealer or other nominee do so on his or her behalf) in accordance with the instructions set forth therein, (ii) expressly vote "AGAINST" the Merger,
     (iii) expressly indicate on the proxy card that such Stockholder is exercising his or her Redemption Right and specify the number of shares to be redeemed and (iv) deposit such proxy card in the United States mail postmarked on or prior to the last day of the Redemption Period. The proxy card containing the exercise of Redemption Rights must be received by IAC prior to the IAC Special Meeting. A proxy card which indicates that an IAC Non-Affiliate Stockholder expressly abstains from voting on the proposal to approve the Merger shall not be deemed an exercise of such IAC Non-Affiliate Stockholder's Redemption Rights. An IAC Non-Affiliate Stockholder may exercise Redemption Rights only if he or she votes "AGAINST" the Merger within the Redemption Period. Any IAC Non-Affiliate Stockholder who returns a signed proxy card which either expressly votes "FOR" the Merger or fails to indicate how his or her shares should be voted, shall be deemed to have waived his or her Redemption Right. If a proxy, which constitutes exercise of the Redemption Rights, is revoked before it is voted, such revocation shall also constitute an election by such IAC Non-Affiliate Stockholder to forfeit all Redemption Rights. An IAC Non-Affiliate Stockholder having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must notify such person if he or she desires to exercise his or her Redemption Rights. Redemption Rights shall be forfeited by an IAC Non-Affiliate Stockholder if not exercised in accordance with the foregoing procedures on or prior to the last day of the Redemption Period. An IAC Non-Affiliate Stockholder who sells any of his or her shares of IAC Common Stock after electing to have such shares redeemed shall forfeit the right to receive the Redemption Value with respect to such shares. In addition, an IAC Non-Affiliate Stockholder who exercises his or her Redemption Right shall forfeit the right to receive Additional Merger Shares, if any are issued.

          Upon consummation of the Merger, IAC Non-Affiliate Stockholders who have exercised their right to redemption within the Redemption Period will be required to tender to American Stock Transfer & Trust Company, as transfer agent, certificates for such number of shares of IAC Common Stock to be redeemed, together with properly executed stock powers and any required signature guarantees. Upon receipt of such certificates, IAC shall promptly make payment of the aggregate Redemption Value for such number of shares of IAC Common Stock as have been properly tendered for redemption. All questions as to the form of all documents and the validity and eligibility for redemption under the rules set forth herein of any exercise of Redemption Rights and tender of IAC Common Stock shall be determined by IAC, in its sole discretion. IAC will not accept any IAC Common Stock tendered for redemption until after the IAC Special Meeting.

          IAC will use a portion of the Escrowed Funds to pay for the redemption of all shares of IAC Common Stock which IAC is required to redeem pursuant to the above-described procedure. Any shares of IAC Common Stock which are redeemed shall be canceled.

          IAC NON-AFFILIATE STOCKHOLDERS MAY NOT EXERCISE THEIR REDEMPTION RIGHTS IF THEY ARE SEEKING THEIR APPRAISAL RIGHTS AND, CONVERSELY, IAC NON-AFFILIATE STOCKHOLDERS WHO SEEK REDEMPTION RIGHTS MAY NOT EXERCISE THEIR APPRAISAL RIGHTS. SEE "-APPRAISAL RIGHTS."

          IAC STOCKHOLDERS SHOULD OBTAIN CURRENT PRICE QUOTES FOR IAC COMMON STOCK TO DETERMINE WHETHER SUCH STOCKHOLDER WOULD OBTAIN A HIGHER PRICE FOR HIS OR HER SHARES BY SELLING THEM INTO THE PUBLIC MARKET RATHER THAN ELECTING TO HAVE HIS OR HER SHARES REDEEMED. SEE "MARKET PRICE OF IAC'S SECURITIES AND DIVIDEND INFORMATION."

          THE REDEMPTION VALUE IS $[10.78] PER SHARE.

          Recommendation of the IAC Board of Directors. The Board of Directors of IAC believes that the Merger is in the best interests of IAC and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby. The IAC Board of Directors unanimously recommends that IAC Stockholders vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, FOR the election of the new slate of six directors and FOR the proposal to approve and adopt the IAC 1996 Incentive Stock Option Plan. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated thereby, IAC's Board of Directors considered a number of factors, including the terms of the Merger, the future prospects of Hollis-Eden and relevant business, legal and market factors.

     HOLLIS-EDEN SPECIAL MEETING

          The Hollis-Eden Special Meeting will be held at 10:00 a.m., local time on . , 1997, at . , Portland, Oregon . . At the Hollis-Eden Special Meeting, Hollis-Eden Stockholders will consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

          The Board of Directors of Hollis-Eden has fixed the close of business on . , 1996, as the Hollis-Eden Record Date. Only holders of record of Hollis-Eden Common Stock as of the Hollis-Eden Record Date are entitled to notice of and to vote at the Hollis-Eden Special Meeting. As of the close of business on the Hollis-Eden Record Date, there were 4,911,004 shares of Hollis-Eden Common Stock issued and outstanding and held by 53 holders of record. Holders of Hollis-Eden Common Stock are entitled to one vote on each matter considered and voted on at the Hollis-Eden Special Meeting for each share of Hollis-Eden Common Stock held of record at the close of business on the Hollis-Eden Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Hollis-Eden Common Stock entitled to vote at the Hollis-Eden Special Meeting is necessary to constitute a quorum of the holders of Hollis-Eden Common Stock at the Hollis-Eden Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for adoption. Consequently, abstentions will have the effect of a vote against the adoption of the Merger Agreement and the transactions contemplated thereby.

          Proxies in the form enclosed are solicited by the Hollis-Eden Board of Directors. Shares of Hollis-Eden Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ADOPTION
     OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE HOLLIS-EDEN BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE HOLLIS-EDEN SPECIAL MEETING. ANY HOLDER OF HOLLIS-EDEN COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

          A Hollis-Eden Stockholder who has given a proxy may revoke it at any time prior to its exercise at the Hollis-Eden Special Meeting or prior to the receipt by Hollis-Eden of proxies voting in favor of the Merger Agreement by all Hollis-Eden Stockholders, by (i) giving written notice of revocation to the Corporate Secretary of Hollis-Eden, (ii) properly submitting to Hollis-Eden a duly executed proxy bearing a later date, or
     (iii) voting in person at the Hollis-Eden Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Hollis-Eden as follows: Hollis-Eden, Inc., 808 S.W. Third Avenue, Suite 540, Portland, Oregon 97204, Attention:
     Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of death or incapacity is filed with Hollis-Eden's Corporate Secretary or other person responsible for tabulating votes on behalf of Hollis-Eden.

          The expense of soliciting proxies for the Hollis-Eden Special Meeting will be paid by Hollis-Eden, although IAC has paid the cost of the filing and a portion of the cost of the printing and mailing fees and expenses of this Joint Proxy Statement/Prospectus. In addition to the solicitation of stockholders of record by mail, telephone or personal contact, Hollis-Eden will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Hollis-Eden Common Stock. Such holders, after inquiry by Hollis-Eden, will provide information concerning quantity of proxy and other materials needed to supply such materials to beneficial owners, and Hollis-Eden will reimburse them for the expense of mailing the proxy materials to such persons.

          The affirmative vote of a majority of the outstanding shares of Hollis-Eden Common Stock voting at the Hollis-Eden Special Meeting, either in person or by proxy, is necessary to approve and adopt the Merger

     Agreement and the transactions contemplated thereby. As of the Hollis-Eden Record Date, Hollis-Eden's directors and executive officers and their affiliates held approximately 71% of the outstanding shares of Hollis-Eden Common Stock entitled to vote at the Hollis-Eden Special Meeting. In addition, Mr. Richard B. Hollis, Chairman of the Board of Hollis-Eden and the owner of approximately 58% of the outstanding shares of Hollis-Eden Common Stock, has agreed with IAC to vote all shares of Hollis-Eden Common Stock which he is entitled to vote at the Hollis-Eden Special Meeting in favor of the Merger Agreement and the transactions contemplated thereby.
     As of the Hollis-Eden Record Date, IAC, its directors and executive officer, and their affiliates, held no shares of Hollis-Eden Common Stock.

          Recommendation of the Hollis-Eden Board of Directors. The Board of Directors of Hollis-Eden believes that the Merger is in the best interests of Hollis-Eden and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby. The Hollis-Eden Board of Directors unanimously recommends that Hollis-Eden Stockholders vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated thereby. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated thereby, Hollis-Eden's Board of Directors considered a number of factors, including the terms of the Merger, the financial condition of IAC and Hollis-Eden, the future prospects and capital requirements of Hollis-Eden and relevant business, legal and market factors.

     HOLDERS OF HOLLIS-EDEN COMMON STOCK OR HOLLIS-EDEN WARRANTS OR OPTIONS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     APPRAISAL RIGHTS

          Pursuant to the provisions of Section 262 of the DGCL, any holder of record of IAC or Hollis-Eden Common Stock is entitled to dissent from the Merger and obtain payment of the "fair value" of his or her shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, in cash if the Merger is effected by complying with the provisions of Section 262 of the DGCL. Generally, a stockholder must dissent with respect to all the shares he or she owns or over which he or she has the power to direct the vote. The failure of a stockholder to follow the statutory provisions set forth in Section 262 of the DGCL may result in the termination or waiver of such stockholder's appraisal rights.

          Holders of record of shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of the shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, owned by such IAC or Hollis-Eden Stockholder, as the case may be, must be delivered to the Secretary of IAC or Hollis-Eden, as the case may be, before the taking of the vote on the approval and adoption of the Merger Agreement. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement. Neither voting against, abstaining from voting, nor failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. Any IAC Stockholder or Hollis-Eden Stockholder, as the case may be, seeking appraisal rights must hold the shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, for which appraisal is sought on the date of the making of the demand, continuously through the Effective Time and otherwise comply with the provisions of Section 262 of the DGCL.

          Holders of shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, electing to exercise their appraisal rights under Section 262 of the DGCL must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the IAC or Hollis-Eden, as the case may be, Special Meeting or delivering an executed unmarked proxy (unless the proxy votes against, or expressly abstains from voting on the approval and adoption of the Merger Agreement) will constitute a waiver of such stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder. Consequently, an IAC Stockholder or Hollis-Eden Stockholder, as the case may be, who desires to exercise his or rights of appraisal should not vote in favor of approval and adoption of the Merger Agreement. Any such IAC Stockholder or Hollis-Eden Stockholder, as the case may be, who desires to preserve his or her rights of appraisal should either refrain from returning a proxy card or, if such IAC Stockholder or Hollis-Eden Stockholder, as the case may be, returns a proxy card, such proxy card should expressly indicate that such IAC Stockholder or Hollis-Eden Stockholder, as the case may be, votes against or expressly abstains from voting on such approval and adoption.

          A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, are owned of record in a fiduciary capacity, such as by a trustee or guardian, such demand must be executed by the fiduciary. If shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

          A record owner, such as a broker who holds shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, as a nominee for others, may exercise appraisal rights with respect to such shares held for all or less than all beneficial owners of shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, covered by the demand. Where the number is not expressly stated, the demand will be presumed to cover all shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to exercise of appraisal rights before the date of the IAC or Hollis-Eden, as the case may be, Special Meeting.

          IAC Stockholders who elect to exercise appraisal rights must mail or deliver their written demand to: Secretary, Initial Acquisition Corp., 810 Seventh Avenue, New York, New York 10019. Hollis-Eden Stockholders who elect to exercise appraisal rights must mail or deliver their written demand to: Secretary, Hollis-Eden, Inc., 808 S.W. Third Avenue, Suite 540, Portland, Oregon 97204. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, covered by the demand and that such stockholder is thereby demanding appraisal of such shares. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

          Within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has satisfied the foregoing conditions that the Merger was effective as of a given date. Within 120 days after the Effective Time, the Surviving Corporation, or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, held by the IAC Stockholders or Hollis-Eden Stockholders, as the case may be, who have demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery is to take into account all relevant factors.

          The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded appraisal in accordance with Section 262 of the DGCL, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

          Any IAC or Hollis-Eden Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

          At any time after 60 days after the Effective Time, any former holder of shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall continue to hold their shares of IAC Common Stock or Hollis-Eden Common Stock, as the case may be, as if they had not made any demand for appraisal. Inasmuch as the Surviving Corporation has no obligation to file a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

          FAILURE TO TAKE ANY REQUIRED ACTION IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.
     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, IAC AND HOLLIS-EDEN STOCKHOLDERS WHO ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL SHOULD CONSULT THEIR LEGAL ADVISORS.

          The foregoing does not purport to be a complete statement of the DGCL relating to appraisal rights and is qualified in its entirety by reference to the relevant provision of the statute itself, which is included as Annex E to this Joint Proxy Statement/Prospectus. Annex E should be reviewed carefully by any IAC or Hollis-Eden Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so.


              MARKET PRICE OF IAC'S SECURITIES AND DIVIDEND INFORMATION

          Since May and June 1995, IAC's Common Stock, Class A Warrants, Class B Warrants and Units have been quoted and traded on the OTC Electronic Bulletin Board under the symbols "IACQ", "IACQW", "IACQZ" and "IACQU", respectively.

          The following table sets forth the quarterly high and low bid quotations on the OTC Electronic Bulletin Board for the securities of IAC set forth above for the periods indicated below. These quotations represent prices between dealers and do not include retail mark-up, mark-down or commissions or necessarily represent actual transactions.

     COMMON STOCK                        HIGH           LOW
     ------------                        ----           ---

     1995
     ----
     June 28 through June 30            $8.875         $8.750
     July 1 through September 30         9.000          8.500
     October 1 through December 31       8.875          8.625

     1996
     ----
     January 1 through March 31         $10.125        $8.875
     April 1 through June 30             10.625         9.250
     July 1 through September 30          9.875         9.250
     October 1 through December 10       11.250         8.875

     CLASS A WARRANTS                    HIGH           LOW
     ----------------                    ----           ---

     1995
     ----
     June 29 through June 30            $0.625         $0.500
     July 1 through September 30         0.750          0.500
     October 1 through December 31       0.750          0.375

     1996
     ----
     January 1 through March 31         $0.750         $0.500
     April 1 through June 30             1.125          0.625
     July 1 through September 30         1.000          0.625
     October 1 through December 10       1.000          0.625

     CLASS B WARRANTS                   HIGH            LOW
     ----------------                   ----            ---
     1995
     ----
     May 16 through June 30             $5.500         $4.500
     July 1 through September 30         5.250          4.500
     October 1 through December 31       5.000          1.000

     1996
     ----
     January 1 through March 31         $5.250         $3.750
     April 1 through June 30             6.000          4.500
     July 1 through September 30         6.000          4.250
     October 1 through December 10       6.000          3.250

     UNITS                               HIGH           LOW
     -----                               ----           ---

     1995
     ----
     May 16 through June 30             $10.000        $8.875
     July 1 through September 30         10.000         9.500
     October 1 through December 31       10.000         9.375

     1996
     ----
     January 1 through March 31         $10.000        $9.000
     April 1 through June 30             10.000         9.625
     July 1 through September 30         10.125         9.625
     October 1 through December 10       11.250         9.500

          As of the IAC Record Date, there were . holders of record of IAC Common Stock, . holders of record of Class A Warrants, . holders of record of Class B Warrants and . holders of record of Units. Since certain of the shares of IAC Common Stock and Class A and B Warrants and Units are held in street name, it is believed that there are substantial additional beneficial holders of IAC Common Stock, Class A and B Warrants and Units. IAC believes that after the consummation of the Merger, the Surviving Corporation will have in excess of beneficial owners of shares of Surviving Corporation Common Stock.

          On . , 1996 (the last day before the printing of this Joint Proxy Statement/Prospectus), the closing bid quotations for shares of IAC Common Stock, Class A and B Warrants and Units were $ . , $ . , $ . and $ . , respectively.

          On November 5, 1996 (the day preceding public announcement of the Merger), the closing bid quotations for shares of IAC Common Stock, Class A and B Warrants and Units were $9.250, $0.625, $2.250 and $9.500, respectively.

          IAC has never declared any cash dividends with respect to its shares of Common Stock and does not anticipate that dividends will be declared in the foreseeable future as all available cash will be utilized to further the growth of Hollis-Eden's (and consequently, the Surviving Corporation's) business subsequent to the Effective Time.

          It is anticipated that the shares of Surviving Corporation Common Stock will be accepted for quotation or listing, as the case may be, on the NASDAQ NMS or AMEX following the consummation of the Merger.

                                      THE MERGER

          The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Annexes hereto, including the Merger Agreement, a copy of which is set forth in ANNEX A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All IAC and Hollis-Eden Stockholders are urged to read the Annexes in their entirety.

     GENERAL

          Subject to the terms and conditions of the Merger Agreement, Hollis-Eden shall merge with and into IAC, with IAC being the Surviving Corporation to the Merger. Upon the consummation of the Merger, Hollis-Eden will cease to exist as a separate corporation. At the time the Merger becomes effective, each outstanding share of Hollis-Eden Common Stock shall cease to be outstanding and shall be converted into the right to receive one share of Surviving Corporation Common Stock. In addition, all outstanding Hollis-Eden Warrants and Options shall cease to be outstanding and shall be converted into the right to receive the same number of Merger Warrants and Options upon the same terms as the corresponding Hollis-Eden Warrants and Options, as the case may be. As of the Hollis-Eden Record Date, there were 4,911,004 shares of Hollis-Eden Common Stock outstanding and an aggregate of 2,279,650 shares of Hollis-Eden Common Stock were underlying the Hollis-Eden Warrants and Options. Consequently, upon the consummation of the Merger, the Surviving Corporation will issue an aggregate of 4,911,004 shares of Surviving Corporation Common Stock to the Hollis-Eden Stockholders and Merger Warrants and Options entitling the holders thereof to acquire an aggregate of 2,279,650 shares of Surviving Corporation Common Stock. The foregoing exchange ratios were established through arms-length negotiations between IAC and Hollis-Eden. None of the outstanding shares of IAC Common Stock will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of the Surviving Corporation after the Effective Time.

          Upon the consummation of the Merger, the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. and the business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger. Upon consummation of the Merger, the Surviving Corporation will assume all of Hollis-Eden's liabilities and obligations.

          Upon the consummation of the Merger, the Hollis-Eden Stockholders will collectively acquire approximately 85% of the outstanding Surviving Corporation Common Stock, without giving effect to the exercise of any Merger Warrants and Options, IAC Warrants and Options or Plan Options, and their designees will comprise five of the six members of the Surviving Corporation's newly-elected Board of Directors. Assuming the exercise of all of the outstanding Merger Warrants and Options and IAC Warrants and Options (but not any Plan Options), the Hollis-Eden Stockholders would collectively own approximately 74% of the then outstanding shares of Surviving Corporation Common Stock upon the consummation of the Merger.

     ADDITIONAL MERGER SHARES

          In connection with the Merger, IAC will offer each IAC Non-Affiliate Stockholder the opportunity to exchange his or her Redemption Right for the right to receive Additional Merger Shares, should any be issued. In order to perfect the right to receive Additional Merger Shares, if any, an IAC Non-Affiliate Stockholder must (i) not exercise his or her Redemption Right in connection with the Merger and (ii) within 60 days following the Effective Time, take whatever action that may be necessary to cause such IAC Non-Affiliate Stockholder to become the registered owner of his shares of Surviving Corporation Common Stock (each, a "Rights Share" and, collectively, the "Rights Shares"). By not exercising his or her Redemption Right in connection with the Merger, an IAC Non-Affiliate Stockholder shall be deemed to have waived his or her Redemption Right and accepted IAC's offer to receive the right to receive Additional Merger Shares, if any are issued (provided such IAC Non-Affiliate Stockholder is not a dissenting stockholder and becomes the registered owner of his or her shares of Surviving Corporation Common Stock as provided above). As soon as practicable following the 60th day following the Effective Time, the

     Surviving Corporation will cause to be issued to each IAC Non-Affiliate Stockholder who shall have perfected his or her right to receive Additional Merger Shares, if any, certificates evidencing one right (each, a "Right" and, collectively, the "Rights") for each Rights Share held by such IAC Non-Affiliate Stockholder (the "Rights Certificates"). The Rights Certificates shall not be transferable, assignable, subject to pledge or otherwise alienable, and the registered holder of such Rights Certificates shall forfeit the number of Rights (the "Forfeited Rights") equal to the number of shares of Surviving Corporation Common Stock sold or otherwise transferred by such holder during the period commencing at the Effective Time and ending on the date that a final determination of whether any Additional Merger Shares will be issued is made (i.e., the second anniversary of the Effective Time) (the "Holding Period"). The Forfeited Rights, at the moment of such sale or transfer, shall be null and void and have no further force or effect.

          Additional Merger Shares, if any, shall be issued to the holders of Rights Certificates who have not otherwise forfeited their Rights as a result of their selling or otherwise transferring shares of Surviving Corporation Common Stock during the Holding Period if, at no time during the 24-month period immediately following the Effective Time, the average closing price per share of Surviving Corporation Common Stock over a period of 20 consecutive trading days equals or exceeds $20.00 per share (subject to adjustment as set forth below). The Additional Merger Shares shall be issued in accordance with the records of the Surviving Corporation as promptly as practicable following the second anniversary of the Effective Time to those holders of Rights Certificates who have not otherwise forfeited their Rights. The number of Additional Merger Shares, if any, to be issued to the holders of the Rights Certificates shall be calculated as follows: each outstanding Right (i.e., any Right other than a Forfeited Right) shall entitle the holder thereof to the number of Additional Merger Shares equal to (a) the difference between (i) $20.00 (subject to adjustment as set forth below) and (ii) the average of the highest 60 closing prices per share of Surviving Corporation Common Stock during the one-year period immediately prior to the second anniversary of the Effective Time (the "Sixty Day Average Price"), divided by (b) the Sixty
                                                     ----------
     Day Average Price. No fractional Additional Merger Shares shall be issued. In lieu thereof, any fractional shares shall be rounded to the nearest whole share of Surviving Corporation Common Stock. The amount of Additional Merger Shares, if any, to be issued shall be computed by the Surviving Corporation's independent public accountants as soon as practicable following the second anniversary of the Effective Time. The determination by such independent public accountants shall be final and binding on the Surviving Corporation and the holders of the Rights. Notwithstanding the foregoing, the Sixty Day Average Price shall in no event be less than $5.00 per share (subject to adjustment as set forth below).

          In the event of a stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, acquisition or disposition of property or shares, reorganization, liquidation or other similar change or transaction of or by the Surviving Corporation following the Effective Time, the closing price per share of Surviving Corporation Common Stock and the Sixty Day Average Price shall be adjusted as appropriate to give proper effect to the event.

          Notwithstanding the foregoing, the Surviving Corporation shall have the unilateral right to redeem and cancel all, but not less than all, of the Rights evidenced by the Rights Certificates, at a redemption price of $.001 per Right, if the Surviving Corporation, at any time during the Holding Period, closes an equity offering pursuant to which the Surviving Corporation (i) issues shares of Surviving Corporation Common Stock at a per share price of not less than $15.00 per share and (ii) raises net proceeds to the Surviving Corporation of not less than $10 million.

     EFFECTIVE TIME

          If the Merger Agreement is approved by the requisite vote of the holders of IAC and Hollis-Eden Common Stock, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived, the Merger will be consummated and will become effective at the Effective Time, i.e., the time that a Certificate of Merger, reflecting the Merger, is duly filed with the Secretary of State of the State of Delaware. Such filing will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. Assuming satisfaction or waiver of all conditions to consummation, the Merger is expected to become effective during the first quarter of 1997. See "-Conditions to Consummation" and "-Termination."

     BACKGROUND OF THE MERGER

          As discussed under "IAC's Business" elsewhere herein, IAC was formed to serve as a vehicle to effect a Business Combination with a Target Business. IAC's business objective has been to seek to effect a Business Combination with a Target Business which IAC believes has significant growth potential.

          Following the consummation of IAC's IPO of equity securities in May 1995, from which IAC derived net proceeds of approximately $6,300,000, IAC's executive officer, together with Gruntal & Co., Incorporated, IAC's investment banker ("Gruntal"), commenced an active search for a prospective
     Target Business.   Of the net proceeds from the IPO, $6,000,000
     (representing the gross proceeds received from the sale in the IPO of Units), together with interest earned thereon, is currently held in an interest-bearing escrow account and will be released upon the earlier of the consummation of a Business Combination in which at least 50% of the Escrowed Funds are committed to a specific line of business as a result of such consummation of a Business Combination (including any redemption payments) or the liquidation of IAC. At the Effective Time of the Merger, the Escrowed Funds will be released to IAC and all voting agreements previously in effect with respect to the IAC Common Stock (including those relating to the approval of a Business Combination by the Initial IAC Stockholders) will terminate.

          During the period from May 1995 through November 1996, IAC's executive officer and Gruntal reviewed approximately six prospective Target Businesses and carefully evaluated one other prospective Target Business (in addition to Hollis-Eden) in the field of kidney dialysis treatment.

          In evaluating each prospective Target Business, IAC's executive officer and Gruntal considered, among other factors, all or a majority of the following:

       .        Valuation of business and cost of acquisition

       .        Management and control of the Target Business

       . Market share of the Target Business and barriers to entry into the industry

       .        Capital structure and capital needs for the Target Business

       .        Industry growth and growth characteristics for the Target
                Business

       .        Probability of, and costs associated with, a Business
                Combination

       .        Technological factors in the Target Business's market segment

          The factors which were considered most important in IAC's decision to focus on certain of the prospective Target Businesses included:

               (1) consideration of whether the prospective business demonstrated historical or the potential for future revenue and profitability;

               (2) consideration of growth characteristics of the prospective business, considering the infusion of IAC's cash; and

               (3) consideration of whether the amount of consideration which the owners of a prospective business requested would result in an attractive capital structure for IAC after the merger.

          The non-successful candidates were eliminated because they failed to meet, in IAC's judgment, one or more of the above tests.

          The nature of the contacts with the one other prospective Target Businesses which IAC more carefully evaluated varied from having several meetings/conferences to having certain financial and due diligence procedures performed and reviewed. This candidate was not ultimately pursued because IAC was not satisfied with the results of its due diligence investigations.

          IAC was introduced to Hollis-Eden by Messrs. Christopher A. Marlett and James D. Bowyer of Laidlaw Equities in March 1996. Laidlaw Equities had previously been engaged by Hollis-Eden to serve as Hollis-Eden's investment banker and had recently served as Hollis-Eden's placement agent in connection with a private financing. In addition, Mr. Bowyer was, at the time of the introduction, and remains (to IAC's knowledge), the beneficial owner of 58,800 shares of IAC Common Stock. In response to this introduction, on March 20, 1996, Mr. Salvatore J. Zizza, Chairman of the Board of IAC, and Mr. Richard B. Hollis, Chairman of the Board of Hollis-Eden, first met at IAC's offices to discuss, generally, among other things, the business and affairs of Hollis-Eden and a possible business combination involving IAC and Hollis-Eden. At this initial meeting, Mr. Zizza informed Mr. Hollis that IAC was then in detailed negotiations with another business combination candidate and close to finalizing an arrangement.
     Consequently, Mr. Zizza advised Mr. Hollis that IAC would not then be interested in pursuing discussions pending the outcome of IAC's negotiations with the other business combination candidate.

          IAC's negotiations with this other business combination candidate terminated in their entirety during July 1996. At that time, Mr. Zizza contacted Mr. Hollis inquiring as to whether Hollis-Eden remained interested in discussing a possible business combination with IAC. Mr. Hollis responded favorably to Mr. Zizza's inquiry, and in response thereto, Mr. Zizza, on August 13, 1996, met in California with, among others, Messrs. Hollis, Marlett and Bowyer, Drs. Patrick T. Prendergast and Charles Merigan, Jr., directors of Hollis-Eden, and Mr. Robert Weber, Vice President and Controller of Hollis-Eden, to once again review Hollis-Eden's business and affairs.

          Following this meeting, representatives of IAC and Hollis-Eden developed a term sheet outlining the basic structure of the Merger which was agreed upon by all parties during the first week of September 1996. Thereafter, each of IAC and Hollis-Eden commenced extensive due diligence investigations of the other and counsel to the companies began drafting the Merger Agreement.

          During the latter half of September and throughout October 1996, there were numerous telephone conversations among Messrs. Zizza and Hollis and counsel to IAC and Hollis-Eden. During these conversations, discussions were held relating to various aspects of the potential Merger, including in-depth discussions concerning the type and amount of consideration to be received in the Merger, conditions precedent to the Merger, and the status of Hollis-Eden's licensed patent rights.

          On October 31, 1996, Messrs. Zizza and Hollis, along with IAC's and Hollis-Eden's respective counsel, held numerous telephone conference calls to negotiate the final terms of the proposed Merger. After having reached resolution on all open issues, IAC and Hollis-Eden, on November 1, 1996, convened Special Meetings of their respective Boards of Directors at which time the Merger Agreement, the Merger and the other transactions contemplated thereby were discussed and reviewed. Thereafter, the Board of Directors of each of IAC and Hollis-Eden unanimously adopted and approved the Merger Agreement, the Merger and the transactions contemplated thereby. Later on November 1, 1996, the Merger Agreement was executed and delivered by each of the parties thereto. On November 6, 1996, IAC and Hollis-Eden issued a joint press release announcing the execution of the Merger Agreement.

          Neither IAC nor Hollis-Eden nor the respective Boards of Directors of IAC or Hollis-Eden requested or received, or will receive, an opinion of an independent investment banker as to whether the Merger is fair, from a financial point of view, to IAC and its stockholders, on the one hand, or Hollis-Eden and its stockholders, on the other hand.

          Pursuant to the IAC Prospectus, in the event that IAC had not entered into a letter of intent or a definitive agreement to effect a Business Combination by November 15, 1996, IAC would have submitted for consideration by its stockholders a proposal to liquidate and distribute to IAC's Non-Affiliate Stockholders all of the assets of IAC available for distribution after payment of liabilities.

     RECOMMENDATIONS OF THE BOARDS OF DIRECTORS
     AND REASONS FOR THE MERGER

          IAC. IAC believes that for the several reasons set forth in the immediately following paragraph, the Merger offers the IAC Stockholders the opportunity to participate in any future growth and profitability of Hollis-Eden. Further, IAC has determined that, based upon standards generally accepted by the financial community and its analysis of Hollis-Eden's projections and planned operations, the fair market value of Hollis-Eden as of the date of this Joint Proxy Statement/Prospectus is greater than 80% of the net assets of IAC. Consequently, the IAC Board of Directors has determined that the Merger is fair to, and in the best interests of, IAC and the IAC Stockholders. In addition, the IAC Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that IAC Stockholders vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

          In considering the Merger, the IAC Board of Directors took note of the criteria for evaluating a prospective Target Business set forth under "Background of the Merger" above. The Board of Directors also took into account the significant experience of Hollis-Eden's management and Hollis-Eden's perceived growth and profit potential. See "HOLLIS-EDEN'S BUSINESS."

          Hollis-Eden. The Board of Directors of Hollis-Eden has determined that the Merger is fair to, and in the best interests of, Hollis-Eden and the Hollis-Eden Stockholders. In addition, the Hollis-Eden Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that Hollis-Eden Stockholders vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

          In considering the Merger, Hollis-Eden's Board of Directors noted that the combination of Hollis-Eden with IAC, which has a strong capital position, would enhance Hollis-Eden's capital base for Product development and commercialization and enable Hollis-Eden (and consequently, the Surviving Corporation) to satisfy certain upcoming license obligations with respect to the Products. In this regard, Hollis-Eden's Board of Directors noted that IAC, at the Effective Time, was expected to have approximately $6.5 million in working capital. In addition, Hollis-Eden's Board of Directors noted that IAC's status as a company whose securities are publicly traded would increase the visibility of the Surviving Corporation's business, which could be helpful in further developing and commercializing Hollis-Eden's (and consequently, the Surviving Corporation's) Products.

     DISTRIBUTION OF MERGER CONSIDERATION

          Immediately prior to the Effective Time, the Surviving Corporation shall deposit with American Stock Transfer & Trust Company (the "Exchange Agent") certificates representing the maximum number of shares of Surviving Corporation Common Stock and Merger Warrants and Options to be delivered to holders of Hollis-Eden Common Stock and Hollis-Eden Warrants and Options as a result of the Merger. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Hollis-Eden Common Stock or Hollis-Eden Warrants or Options immediately prior to the Effective Time (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock and/or Merger Warrants and Options.

       HOLLIS-EDEN STOCKHOLDERS AND HOLDERS OF HOLLIS-EDEN WARRANTS AND OPTIONS
              SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL
               THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS

          After the Effective Time, each holder of shares of Hollis-Eden Common Stock and Hollis-Eden Warrants and Options issued and outstanding at the Effective Time shall surrender the Certificates to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor shares of Surviving Corporation Common Stock and/or Merger Warrants and Options, as the case may be, to which such holder is entitled. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Hollis-Eden Common Stock or Hollis-Eden Warrants or Options is entitled as a result of the Merger until such holder surrenders such holder's Certificates for exchange as provided in the Merger Agreement. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties.

          Unless otherwise designated by a Hollis-Eden Stockholder on the transmittal letter, certificates representing shares of Surviving Corporation Common Stock and Hollis-Eden Warrants and Options issued to Hollis-Eden Stockholders and holders of Hollis-Eden Warrants and Options in connection with the Merger will be issued and delivered to the tendering Hollis-Eden Stockholder and/or warrant or option holder at the address on record with Hollis-Eden. In the event of a transfer of ownership of shares of Hollis-Eden Common Stock or Hollis-Eden Warrants or Options represented by Certificates that are not registered in the transfer records of Hollis-Eden, the Merger consideration may be issued to a transferee if the Certificates are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid or destroyed, (ii) such bond, security or indemnity as the Surviving Corporation and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the Merger consideration into which the shares (or warrants or options) represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Any other provision of the Merger Agreement notwithstanding, neither IAC, Hollis-Eden, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Hollis-Eden Common Stock or Hollis-Eden Warrants or Options for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law. Adoption of the Merger Agreement by the Hollis-Eden Stockholders shall constitute ratification of the appointment of the Exchange Agent.

          After the Effective Time, holders of Certificates will have no rights with respect to the shares of Hollis-Eden Common Stock or Hollis-Eden Warrants or Options represented thereby other than the right to surrender such Certificates and receive in exchange therefor the shares of Surviving Corporation Common Stock or Hollis-Eden Warrants or Options to which such holders are entitled, as described above.

          No dividends or distributions that are declared on shares of Surviving Corporation Common Stock or Merger Warrants and Options will be paid to persons entitled to receive certificates representing shares of Surviving Corporation Common Stock or Merger Warrants and Options until such persons surrender their Certificates. Upon such surrender, there will be paid to the person in whose name the certificate representing such shares of Surviving Corporation Common Stock or Merger Warrants and Options will be issued, any dividends or distributions with respect to such shares of Surviving Corporation Common Stock or Merger Warrants and Options which have a record date on or after the Effective Time and have become payable between the Effective Time and the time of such surrender. In no event will the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

          IAC Stockholders will not be required to surrender certificates evidencing shares of IAC Common Stock or IAC Warrants and Options following the approval and adoption of the Merger Agreement and the subsequent consummation of the Merger. All IAC Common Stock and IAC Warrants and

     Options currently issued and outstanding are unaffected by the Merger and will continue to represent shares of Surviving Corporation Common Stock and warrants and options to acquire shares of Surviving Corporation Common Stock after the Merger.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Directors and Management. As contemplated by the Merger Agreement, a new Board of Directors consisting of six persons has been nominated and, subject to election by the IAC Stockholders at the IAC Special Meeting, the nominees will begin their term of office as directors of the Surviving Corporation immediately following the Effective Time. Five of the nominees are considered to be designees of Hollis-Eden, while one nominee is the designee of IAC. Consequently, the Hollis-Eden nominees, if they act together, will have effective control of the business and affairs of the Surviving Corporation.

          Mr. J. Paul Bagley, a current director of Hollis-Eden and one of the nominees for director of the Surviving Corporation, was the Chief Executive Officer of Laidlaw Equities' parent company until November 1996. Laidlaw Equities, which serves as Hollis-Eden's investment banker, currently owns warrants to purchase up to 134,100 shares of Hollis-Eden Common Stock and is entitled to receive warrants to purchase additional shares of Surviving Corporation Common Stock upon the consummation of the Merger, as set forth below. In addition, Mr. James D. Bowyer, an employee of Laidlaw Equities and one of the persons who introduced Hollis-Eden to IAC, currently owns, to IAC's knowledge, 58,800 shares of IAC Common Stock. See "PROPOSAL TO ELECT DIRECTORS OF THE SURVIVING CORPORATION" and "PROPOSED MANAGEMENT OF THE SURVIVING CORPORATION."

          Stock Options and Warrants. Hollis-Eden's executive officers and directors hold options and warrants to acquire shares of Hollis-Eden Common Stock. At the Effective Time, all such options and warrants, whether or not exercisable, shall be converted into and become rights with respect to Surviving Corporation Common Stock, and the Surviving Corporation shall assume each such option and warrant in accordance with its terms and the stock option or warrant agreement by which it is evidenced. At September 30, 1996, the directors and executive officers and affiliates of Hollis-Eden collectively held options and warrants, whether or not then exercisable, to acquire a total of 1,143,774 shares of Hollis-Eden Common Stock at a weighted average exercise price of $7.04 per share, plus options to acquire an additional 169,811 shares of Surviving Corporation Common Stock at the then fair market value when certain products reach $200 million in revenues.

          As a fee for financial advisory services rendered to Hollis-Eden in connection with the Merger, Laidlaw Equities, upon the consummation of the Merger, will be issued warrants to purchase an aggregate of up to 452,830 additional shares of Surviving Corporation Common Stock at an exercise price of $2.48 per share.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to holders of Hollis-Eden Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to IAC, the IAC Stockholders, Hollis-Eden or the Hollis-Eden Stockholders, as described herein.

          Stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, are subject to the alternative minimum tax provisions of the Code, are foreign persons, are tax-exempt entities, taxpayers holding stock as part of a conversion or straddle transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to, concurrently with or after the Merger (whether or not such transactions are in connection with the Merger), including the exchange of Hollis-Eden Warrants and Options and the issuance to the IAC Stockholders of the Additional Merger Shares. ACCORDINGLY, ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

          Neither IAC nor Hollis-Eden has requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the Merger. Cooley Godward LLP, counsel to Hollis-Eden ("Cooley Godward"), will render an opinion (the "Tax Opinion") to the Hollis-Eden Stockholders, that the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code (a "Reorganization"). The Tax Opinion will be based on certain assumptions, as well as representations received and to be received from IAC, Hollis-Eden and certain Hollis-Eden Stockholders and will be subject to the limitations discussed below. Moreover, the Tax Opinion will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon the Tax Opinion.

          Subject to the limitations and qualifications referred to herein and in the Tax Opinion, and as a result of the Merger's qualifying as a Reorganization, the following federal income tax consequences should, under currently applicable law, result:

       . No gain or loss will be recognized for federal income tax purposes by the holders of Hollis-Eden Common Stock upon the receipt of Surviving Corporation Common Stock solely in exchange for such Hollis-Eden Common Stock in the Merger (except to the extent that cash is received in lieu of fractional shares).

       . The aggregate tax basis of the Surviving Corporation Common Stock so received by Hollis-Eden Stockholders in the Merger (including any fractional shares of Surviving Corporation Common Stock not actually received) will be the same as the aggregate tax basis of the Hollis-Eden Common Stock surrendered in exchange therefor.

       . The holding period of the Surviving Corporation Common Stock so received by each Hollis-Eden Stockholder in the Merger will include the period for which the Hollis-Eden Common Stock surrendered in exchange therefor was considered to be held, provided that the Hollis-Eden Common Stock so surrendered is held as a capital asset at the Effective Date of the Merger.

       . Cash payments received by holders of Hollis-Eden Common Stock in lieu of fractional shares will be treated as if such fractional shares of Surviving Corporation Common Stock had been issued in the Merger and then redeemed by IAC. Hollis-Eden Stockholders receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional shares. The gain or loss should be capital gain or loss, provided that each such fractional share of Surviving Corporation Common Stock was held as a capital asset at the Effective Date of the Merger.

       . A holder of Hollis-Eden Common Stock or a holder of IAC Common Stock who exercises appraisal rights with respect to a share of Hollis-Eden Common Stock or IAC Common Stock and receives a cash payment for such share generally should recognize capital gain or loss (if such share was held as a capital asset at the Effective Date of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not a dividend equivalent transaction. A sale of shares pursuant to an exercise of appraisal rights generally will not be a dividend equivalent transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of capital stock of the Surviving Corporation (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

       . Neither IAC nor Hollis-Eden will recognize gain solely as a result of the Merger.

          The Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of IAC, Hollis-Eden and certain Hollis-Eden Stockholders.

          One key assumption is that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, stockholders of Hollis-Eden must not, pursuant to a plan or intent existing at or prior to the Effective Date of the Merger, dispose of so much of (i) their Hollis-Eden Common Stock in anticipation of the Merger, plus (ii) the Surviving Corporation Common Stock received in the Merger (collectively, the "Planned Dispositions") such that the Hollis-Eden Stockholders, as a group, would no longer have a "significant equity interest" in the Hollis-Eden business being conducted by the Surviving Corporation after the Merger. Hollis-Eden Stockholders will generally be regarded as having a significant equity interest as long as the Surviving Corporation Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the Hollis-Eden Stockholders in the Merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a Reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The IRS ruling guidelines require 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The continuity of interest certificates obtained from certain of the Hollis-Eden Stockholders contemplate that the fifty percent (50%) standard will be applied. No assurance, however, can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger will not be treated as a Reorganization.

          A successful IRS challenge to the Reorganization status of the Merger would result in significant tax consequences. Hollis-Eden Stockholders would recognize gain or loss with respect to each share of Hollis-Eden Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Surviving Corporation Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Surviving Corporation Common Stock so received would equal its fair market value and the stockholder's holding period for such stock would begin the day after the Merger is consummated. In addition, the transfer of all of Hollis-Eden's assets to IAC would be treated as a taxable sale of such assets. The corporate level gain Hollis-Eden would recognize upon such a taxable sale of its assets would be equal to the difference between Hollis-Eden's adjusted tax basis in such assets and the fair market value of all of the merger consideration transferred by IAC as of the Effective Time of the Merger plus the liabilities of Hollis-Eden assumed by IAC as a result of the Merger. Hollis-Eden's tax liability associated with such recognized gain would be assumed by IAC as part of the Merger.

          Even if the Merger qualifies as a Reorganization, a recipient of Surviving Corporation Common Stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services to satisfy obligations or in consideration for anything other that the Hollis-Eden Common Stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Hollis-Eden Stockholders were treated as receiving (directly or indirectly) consideration other than Surviving Corporation Common Stock in exchange for such stockholder's Common Stock, gain or loss would have to be recognized.

          THIS DISCUSSION SPECIFICALLY DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF THE HOLLIS-EDEN WARRANTS AND OPTIONS, WHO, AS A RESULT OF THE MERGER, WILL RECEIVE THE MERGER WARRANTS AND OPTIONS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO THE IAC STOCKHOLDERS OF THE ISSUANCE OF THE ADDITIONAL MERGER SHARES. HOLDERS OF SUCH SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SUCH CONSEQUENCES.

     CONDITIONS TO CONSUMMATION

          The obligations of IAC and Hollis-Eden to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the IAC Stockholders and the Hollis-Eden Stockholders as described in this Joint Proxy Statement/Prospectus and the IAC Non-Affiliate Stockholders shall not have elected to have 15% or more of their shares of IAC Common Stock redeemed at the Redemption Value; (ii) as of the Effective Time, IAC shall have cash on hand (net of liabilities) of not less than $6.5 million; (iii) the Registration Statement shall have been declared effective; (iv) no action or proceeding shall have been instituted or threatened which is likely to have a material adverse effect on IAC or Hollis-Eden or could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the Merger Agreement or the consummation of the transactions contemplated thereby; (v) all consents and approvals required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained, and all required filings shall have been made; (vi) IAC and Hollis-Eden each shall have performed and complied with all covenants, obligations and agreements applicable to it contained in the Merger Agreement and all representations and warranties of each of IAC and Hollis-Eden shall be true and correct in all material respects on and as of the date made and the Effective Time;
     (vii) the patent infringement and, if necessary, the patent validity, analyses by IAC's counsel, and, if given in accordance with the terms of the Merger Agreement, the final opinion of independent patent counsel, shall not have resulted in an opinion of a patent infringement which will have an "unavoidable" material adverse effect upon certain of Hollis-Eden's Products; (viii) the receipt of written opinions of counsel to IAC and Hollis-Eden as to certain matters; and (ix) Mr. Salvatore J. Zizza shall have been elected a director of the Surviving Corporation. In addition to the conditions set forth above, the obligations of IAC and Hollis-Eden to consummate the Merger are subject to the absence, since the date of the Merger Agreement, of any material adverse change in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of IAC and Hollis-Eden, which is materially adverse to IAC or Hollis-Eden, as the case may be.

     TERMINATION

          The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by mutual consent of all parties to the Merger Agreement. In addition, the Merger Agreement may be terminated, and the Merger abandoned, generally, (i) prior to, but not after, the approval of the Merger Agreement by the stockholders of each of Hollis-Eden and IAC, by Hollis-Eden or IAC, as the case may be, if the Merger shall not have become effective by February 15, 1997 (or such later date as permitted by the Merger Agreement to allow the parties to complete their patent analyses within the permitted time parameters), provided, however, that such termination right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to become effective by such date;
     (ii) by any party to the Merger Agreement if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non appealable;
     (iii) By IAC, if IAC Non-Affiliate Stockholders holding 15% or more of the shares of IAC Common Stock shall have exercised their Redemption Rights or
     (iv) by IAC, if its Patent Infringement and, if necessary, patent validity analyses, and, if given in accordance with the terms of the Merger Agreement, the final opinion of independent patent counsel, shall have resulted in an opinion of a Patent Infringement which will have an "unavoidable" material adverse effect upon certain of Hollis-Eden's Products.

     EXPENSES AND FEES

          The Merger Agreement provides that each party shall bear its own expenses with respect to the transactions contemplated by the Merger Agreement.

          In addition, Hollis-Eden has agreed to pay IAC the $100,000 Fee, which Fee has been placed into escrow, in the event Hollis-Eden terminates the Merger Agreement and abandons the Merger for any reason other than those reasons permitted under the Merger Agreement. Moreover, in the event IAC terminates the Merger Agreement and abandons the Merger as a result of a Patent Infringement, IAC shall be entitled to such portion of the Fee as may be necessary to reimburse IAC for its costs and expenses in connection with the Merger Agreement and the proposed Merger.

     ACCOUNTING TREATMENT

          For accounting and financial reporting purposes, the Merger will be treated as a recapitalization of Hollis-Eden by an exchange of Hollis-Eden Common Stock for the net assets of IAC, consisting primarily of cash. Since IAC has had no business operations other than the search for a suitable Target Business, IAC's assets will be recorded in the balance sheet of the combined company (i.e., the Surviving Corporation) at book value. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared on this basis.

     REGULATORY APPROVALS

          No governmental regulatory approvals are required with respect to the Merger except for the filing of the Certificate of Merger with the Secretary of State for the State of Delaware and the filing with the Commission of the Registration Statement and this Joint Proxy Statement/Prospectus.

     CONDUCT OF BUSINESS PENDING THE MERGER AND COVENANTS OF THE PARTIES

          Each of IAC and Hollis-Eden has agreed in the Merger Agreement to, among other things, operate its business only in the ordinary and usual course consistent with past practice and to use reasonable commercial efforts to preserve intact its present business organization, preserve its good will and advantageous relationships with employees and other persons material to its operations and business and not permit any action or omission within its control which would cause any of its representations or warranties to become inaccurate in any material respect or any of its covenants to be breached in any material respect. In addition, each of IAC and Hollis-Eden has agreed not to take certain actions relating to its operations pending consummation of the Merger without the prior written consent of the other. These actions generally include, without limitation,
     (i) incurring any obligation or entering into any contract which either (a) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $10,000, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $10,000, or (b) has a term of, or requires the performance of any obligations by Hollis-Eden or IAC, as the case may be, over a period in excess of, six months; (ii) taking any action, or entering into or authorizing any contract or transaction other than in the ordinary course of business and consistent with past practice; (iii) selling, transferring, conveying, assigning or otherwise disposing of any of its assets or properties, except in the ordinary course of business; (iv) making any new loans, advances or capital contributions to, or new investments in, any other person other than to a subsidiary consistent with normal business practice; (v) waiving, releasing or canceling any claims against third parties or debts owing to it, or any rights which have any value in an amount greater than $10,000 other than actions taken consistent with normal past business practices; (vi) making any changes in its accounting systems, policies, principles or practices; (vii) authorizing for issuance, issuing, selling, delivering or agreeing or committing to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amending any of the terms of any such securities; (viii) splitting, combining, or reclassifying any shares of its capital stock, declaring, setting aside or paying any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeeming or otherwise acquiring any of its securities;
     (ix) making any borrowings, incurring any debt (other than trade payables in the ordinary course of business or equipment leases entered into in the ordinary course of business), or assuming, endorsing or otherwise becoming liable or the guarantor of (whether directly, contingently or otherwise) the obligations of any other person other than a subsidiary, or making any unscheduled payment or repayment of principal in respect of any long term debt; (x) entering into, amending or terminating any bonus, compensation, stock option, employment, severance or other employee benefit agreement or increasing in any manner the compensation or benefits thereunder; (xi) leasing or encumbering, generally, any assets which are material to its operations; (xii) authorizing or making any capital expenditures which individually or in the aggregate are in excess of $10,000, other than planned expenditures; (xiii) making any tax election or settling or compromising any federal, state, local or foreign income tax liability, or waiving or extending the statute of limitations in respect of any such taxes; and (xiv) paying or agreeing to pay any amount in settlement or compromise of any suits or claims of liability against it or its directors, officers, employees or agents in an amount more than $10,000.

          In addition, Mr. Salvatore J. Zizza, Chairman of the Board of IAC and the owner of approximately 8.4% of the outstanding shares of IAC Common Stock (without giving effect to the exercise of any IAC Warrants and Options), has agreed with Hollis-Eden to vote all shares of IAC Common Stock owned by him in favor of the Merger Agreement and to use his best efforts to cause the other IAC Stockholders to vote in favor of the Merger Agreement. As an Initial IAC Stockholder, however, Mr. Zizza is required to vote his shares with respect to the Merger Agreement in accordance with the vote of the majority in interest of all IAC Non-Affiliate Stockholders.

          Mr. Richard B. Hollis, Chairman of the Board of Hollis-Eden and the beneficial owner of approximately 58% of the outstanding Hollis-Eden Common Stock (without giving effect to the exercise of any Hollis-Eden Warrants and Options), has agreed to vote all shares of Hollis-Eden Common Stock owned by him in favor of the Merger Agreement and to use his best efforts to cause the other Hollis-Eden Stockholders to vote in favor of the Merger Agreement.

          Hollis-Eden has also agreed to use its reasonable commercial efforts to obtain signed letters from as many Hollis-Eden Stockholders as possible, which letters shall acknowledge such Hollis-Eden Stockholders' agreement not to sell any shares of Surviving Corporation Common Stock to be issued, directly or indirectly, to them in, and as a result of, the Merger, for the nine-month period immediately following the Effective Time. In addition, Messrs. Hollis and Prendergast, the owners of approximately 71% of the outstanding Hollis-Eden Common Stock, have agreed with Hollis-Eden not to sell more than an aggregate of 1,000,000 shares of Surviving Corporation Common Stock to be received by them as a result of the Merger for the two-year period commencing upon the Effective Time of the Merger.

          The Merger Agreement further provides that until either the Effective Time or a permitted termination of the Merger Agreement, neither Hollis-Eden nor any of its affiliates shall solicit, initiate, encourage, continue or enter into negotiations or discussions of any type, directly or indirectly, with any other person, with respect to an offer for the sale of Hollis-Eden, or any substantial portion of Hollis-Eden's assets, or Hollis-Eden's capital stock, directly by merger, consolidation or any other form of purchase, provided, however, that Hollis-Eden and its affiliates may solicit, initiate, encourage, continue or enter into negotiations or discussions for the limited purpose of raising capital for Hollis-Eden.

     RESALES OF SURVIVING CORPORATION COMMON STOCK

          Future sales of Surviving Corporation Common Stock by current IAC and Hollis-Eden Stockholders, option holders and warrant holders could adversely affect the market price of the Surviving Corporation's Common Stock. All of the shares of Surviving Corporation Common Stock issuable in the Merger, other than to affiliates of Hollis-Eden, will be eligible for sale under Rules 144 and 145 promulgated under the Securities Act immediately upon consummation of the Merger. In addition, the shares of Surviving Corporation Common Stock issuable in the Merger, other than to affiliates of Hollis-Eden, can be resold pursuant to this Proxy Statement/Prospectus. However, pursuant to the Merger Agreement, Hollis-Eden is using its best efforts to secure the agreement of each Hollis-Eden Stockholder to such Stockholder's not selling any shares of Surviving Corporation Common Stock issuable in the Merger for the nine-month period (and in the case of Mr. Hollis and Dr. Prendergast, no more than an aggregate of 1,000,000 shares in the two-year period) immediately following the consummation of the Merger. In addition, all of the Surviving Corporation Common Stock owned by the Initial IAC Stockholders are

     "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Under such rule, once two years have elapsed from the date of the acquisition, an affiliate of an issuer may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the issuer's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. Once three years have elapsed, a person who has not been an affiliate of an issuer for 90 days immediately prior to the proposed sale may sell his shares without restriction. As of the date of this Joint Proxy Statement/Prospectus, all of the shares of Surviving Corporation Common Stock held by IAC Stockholders are eligible for sale without restriction, except that Mr. Salvatore J. Zizza, Chairman of the Board of IAC and a proposed member of the Surviving Corporation's Board of Directors following the Merger (beneficially owning 220,000 shares), will continue to be restricted pursuant to Rule 144.

          The shares of Surviving Corporation Common Stock issuable upon exercise of the Merger Warrants and Options are also being registered pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part, for permitted resale following their issuance.

     OPERATIONS AFTER THE MERGER

          As a result of the Merger, Hollis-Eden will be merged with and into IAC, with IAC being the Surviving Corporation to the Merger. Upon the consummation of the Merger, Hollis-Eden will cease to exist as a separate corporation and the Surviving Corporation will change its name to Hollis-Eden Pharmaceuticals, Inc. The business of the Surviving Corporation will be that of Hollis-Eden immediately prior to the Merger.

          In accordance with the Merger Agreement, at the Effective Time, and subject to their election by the IAC Stockholders, the Board of Directors of the Surviving Corporation will consist of six directors, five of whom (Messrs. Hollis, Prendergast, Merigan, Bagley and McDonnell) shall be Hollis-Eden's designees, and one of whom (Mr. Zizza) shall be IAC's designee. In addition, all of the current officers of IAC will resign effective at the Effective Time, to be replaced by the current officers of Hollis-Eden designated by the Surviving Corporation's Board of Directors as detailed in the Merger Agreement.

          IAC does not presently intend to pay any cash dividends, as all available cash will be utilized to further the growth of the Surviving Corporation's business subsequent to the Effective Time for the foreseeable future thereafter, including the funding of Hollis-Eden's (and consequently, the Surviving Corporation's) working capital and capital expenditure requirements. The payment of any cash dividends will be in the discretion of the Surviving Corporation's Board of Directors and will be dependent upon the Surviving Corporation's results of operations, financial conditions and other factors deemed relevant by the Surviving Corporation's Board of Directors.

                    IAC SELECTED HISTORICAL FINANCIAL INFORMATION


          The following data, insofar as it relates to each of the fiscal years 1995, 1994 and 1993, has been derived from audited financial statements, including the balance sheets at December 31, 1995, 1994 and 1993 and the statements of operations of stockholders' equity and of cash flows for the years ended December 31, 1995, 1994 and 1993 and notes thereto appearing elsewhere herein. The data for the nine months ended
     September 30, 1996 and 1995 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for unaudited interim periods. No cash dividends have ever been declared or paid on IAC
     Common Stock.



                                                  YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                1995         1994       1993
     STATEMENT OF OPERATIONS DATA:              ----         ----       ----
     Interest income . . . . . . . . . . .    $  224,305   $  -0-     $  -0-
     General and administrative
       expenses  . . . . . . . . . . . . .    $   71,782   $ 7,000    $ 7,186
     Net income (loss) . . . . . . . . . .    $  100,523   $(7,000)   $(7,186)
     Net income (loss) per common
       share . . . . . . . . . . . . . . .    $     0.16   $  (.03)   $  (.03)
     Weighted average shares
       outstanding . . . . . . . . . . . .       608,250   233,250    233,250

     BALANCE SHEET DATA:
     Total assets  . . . . . . . . . . . .    $6,518,759   $74,139    $81,139
     Common stock subject to
       possible redemption . . . . . . . .    $  932,316   $  -0-     $   -0-
     Stockholders' equity  . . . . . . . .    $5,496,803   $68,139    $75,139



                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,
                                                     -----------------
                                                   1996              1995
     STATEMENT OF OPERATIONS DATA:                 ----              ----
     Interest income . . . . . . . . . . .     $  264,986        $  123,228
     General and administrative
       expenses  . . . . . . . . . . . . .     $  132,152        $   15,405
     Net income (loss) . . . . . . . . . .     $  100,684        $  107,823
     Net income (loss) per common
       share . . . . . . . . . . . . . . .     $     0.12        $     0.20
     Weighted average shares
       outstanding . . . . . . . . . . . .        833,250           533,250

     BALANCE SHEET DATA:
     Total assets  . . . . . . . . . . . .     $6,692,264        $6,438,919
     Common stock subject to
       possible redemption . . . . . . . .     $  969,703        $      -0-
     Stockholders' equity  . . . . . . . .     $5,560,100        $6,436,419

                HOLLIS-EDEN SELECTED HISTORICAL FINANCIAL INFORMATION


        The following data, insofar as it relates to each of the periods 1995 and 1994, has been derived from audited financial statements, including the balance sheet at December 31, 1995 and 1994 and the related statements of operations, of stockholders' deficit and of cash flows for the year ended December 31, 1995 and the periods from inception (August 15, 1994) to December 31, 1994 and September 30, 1996 and notes thereto appearing elsewhere herein. The data for the nine months ended September 30, 1996 and 1995 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. The interim results of operations are not necessarily indicative of results which may occur for the full fiscal year. No cash dividends have ever been declared or paid on Hollis-Eden Common Stock.


                                                      PERIOD FROM   PERIOD FROM
                                                       INCEPTION     INCEPTION
                                                      (AUGUST 15,   (AUGUST 15,
                                        YEAR ENDED      1994) TO     1994) TO
                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER
                                           1995           1994       30, 1996
                                       ------------   ------------ ------------

     STATEMENT OF OPERATIONS DATA:

     Research and development  . . .  $   463,000     $ 1,166,762  $ 1,753,855

     General and administrative
     expenses  . . . . . . . . . . .  $   170,929     $   103,564  $   620,722

     Total operating expenses  . . .  $   633,929     $ 1,270,326  $ 2,374,577

     Other income (expense), net . .  $   (37,762)    $    (6,720) $   (44,416)

     Net loss  . . . . . . . . . . .  $  (671,691)    $(1,277,046) $(2,418,993)

     Net loss per share  . . . . . .  $     (0.17)    $     (0.38) $     (0.61)

     Weighted average number of
     common shares outstanding . . .    3,867,924       3,396,226    3,945,783

     BALANCE SHEET DATA:

     Total assets  . . . . . . . . .  $    -0-        $    -0-     $   344,191

     Notes and accounts payable and
     accrued interest to related
     party . . . . . . . . . . . . .  $   367,522     $   216,720  $      -0-

     License fees payable  . . . . .  $   928,000     $   927,000  $   600,000

     Stockholders' deficit . . . . .  $(1,537,633)    $(1,143,720) $  (368,264)



                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,

                                            1996               1995
                                            ----               ----

     STATEMENT OF OPERATIONS DATA:

     Research and development  . . .    $   124,093        $   463,000

     General and administrative
     expenses  . . . . . . . . . . .    $   346,229        $   138,429

     Total operating expenses  . . .    $   470,322        $   601,429

     Other income (expense), net . .    $       66         $   (28,322)

     Net loss  . . . . . . . . . . .    $ (470,256)        $  (629,751)

     Net loss per share  . . . . . .    $    (0.10)        $     (0.17)

     Weighted average number of
     common shares outstanding . . .     4,573,199           3,773,585

     BALANCE SHEET DATA:

     Total assets  . . . . . . . . .    $   344,191        $    -0-

     Notes and accounts payable and
     accrued interest to related
     party . . . . . . . . . . . . .    $    -0-           $   335,582

     License fees payable  . . . . .    $   600,000        $   943,000

     Stockholders' deficit . . . . .    $  (368,264)       $(1,495,693)

                       UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     OF INITIAL ACQUISITION CORP. AND HOLLIS-EDEN


        The following Unaudited Pro Forma Combined Balance Sheet is based upon the financial statements of Initial Acquisition Corp. and Hollis-Eden, combined and adjusted to give effect to the Merger. The Merger Agreement provides that all of the outstanding shares of Hollis-Eden Common Stock will be converted into shares of IAC (Surviving Corporation) Common Stock. The Unaudited Pro Forma Combined Balance Sheet reflects a recapitalization of Hollis-Eden for the net assets of IAC consisting primarily of cash. The Unaudited Pro Forma Combined Balance Sheet was derived by adjusting the unaudited historical financial statements of IAC and Hollis-Eden for certain transactions pursuant to the Merger described in the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet.

         The unaudited pro forma combined balance sheet at September 30, 1996 gives effect to the Merger as if it had occurred on such date. The Unaudited Pro Forma Combined Balance Sheet is derived from unaudited historical financial statements of Hollis-Eden and unaudited historical financial statements of IAC and should be read in conjunction with Hollis-Eden's and IAC's unaudited historical financial statements included elsewhere in this Joint Proxy Statement/Prospectus. The
     Pro Forma Combined Balance Sheet as of September 30, 1996 has been prepared on the same basis as the historical information derived from the audited financial statements included elsehwere in the Joint Proxy Statement/Prospectus. In the opinion of Hollis-Eden's and IAC's management, the Unaudited Combined Pro Forma Balance Sheet of Hollis-Eden and IAC referred to above include all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the financial position as of September 30, 1996 and results for such periods.

	 As the Merger is recorded as a recapitalization of Hollis-Eden for the net assets of IAC, a Pro Forma Statement of Operations is not deemed to be meaningful and, as such, has not been included in this Joint Proxy Statement/Prospectus.

                      UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  SEPTEMBER 30, 1996


                                    INITIAL               PRO FORMA
                                   ACQUISITION            ADJUSTMENTS
                     HOLLIS-EDEN     CORP.         DR.              CR.
                     ----------------------------------------------------------
     ASSETS
     ------
     CURRENT ASSETS

     Cash  . . . .  $   227,657   $  202,165 $ 6,469,000(2) $ 1,973,500(3)(4)(8)

     Investment in
       U.S. Treasury
       Bills . . .            0    6,469,000                  6,469,000(2)

     Other
      receivables        90,300            0

     Prepaid             19,572            0
      expenses . .  -----------   ----------

        Total
         current
         assets  .      337,529    6,671,165

     Net property
      and equipment       6,662            0

     Deferred
      acquisition             0       21,099                     21,099(3)
      costs  . . .  -----------   ----------

        Total assets    344,191    6,692,264
                    ===========   ==========

     LIABILITIES
      AND
      STOCKHOLDERS'
      EQUITY
     --------------

     CURRENT
      LIABILITIES

     Accrued
      expenses . .       97,119       78,311

     Account
      payable  . .       15,336            0

     Income taxes
      payable  . .            0       84,150

     License fees       600,000            0     323,500(4)
      payable  . .  -----------   ----------


        Total           712,455      162,461
         liabilities -----------   ----------

     Common Stock,
      subject to
      possible
      redemption .            0      969,703     969,703(5)
                     -----------   ----------

     STOCKHOLDERS EQUITY
      (DEFICIT)

     Preferred
      stock  . . .            0            0

     Common stock           491        7,434         491(6)      49,110(6)
                                                                    900(5)
                                                                    500(9)

     Additional
      paid-in
      capital  . .    2,050,238    5,436,065     171,099(3)     968,803(5)
                                                  48,619(6)     116,601(7)
                                               3,970,650(9)     500,000(10)
                                                              3,970,150(9)

     Earnings (deficit)
      accumulated
      during
      development     (2,418,993)    116,601   1,500,000(8)
      stage  . . .   -----------  ----------
                                                 500,000(10)
  						 116,601(7)

        Total
        stock-
        holders'
        equity         (368,264)   5,560,100   6,307,460      5,606,064
        (deficit)   -----------   ----------

        Total
        liabilities
        and
        stock-
        holders'    $   344,191   $6,692,264 $14,069,663    $14,069,663
        equity . .  ===========   ========== ===========    ===========


                                                                  PRO FORMA
                                                  PRO FORMA       ASSUMING
                                                   ASSUMING        MAXIMUM
                                               NO REDEMPTION(1) REDEMPTION(1)
                                               ------------------------------
        ASSETS
        ------
        CURRENT ASSETS

        Cash  . . . . . . . . . . . . . . . .     $4,925,322    $3,955,619

        Investment in U.S. Treasury Bills . .              0             0

        Other receivables . . . . . . . . . .         90,300        90,300

        Prepaid expenses  . . . . . . . . . .         19,572        19,572
                                                  ----------    ----------

          Total current assets  . . . . . . .      5,035,194     4,065,491


        Net property and equipment  . . . . .          6,662         6,662

        Deferred acquisition costs  . . . . .              0             0
                                                  ----------    ----------

          Total assets  . . . . . . . . . . .      5,041,856     4,072,153
                                                  ==========    ==========


        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
        CURRENT LIABILITIES

        Accrued expenses  . . . . . . . . . .        175,430       175,430

        Account payable . . . . . . . . . . .         15,336        15,336

        Income taxes payable  . . . . . . . .         84,150        84,150

        License fees payable  . . . . . . . .        276,500       276,500
                                                  ----------    ----------


          Total liabilities   . . . . . . . .        551,416       551,416
                                                  ----------    ----------


        Common Stock, subject to possible
          redemption  . . . . . . . . . . . .              0             0
                                                  ----------    ----------

       STOCKHOLDERS EQUITY
       (DEFICIT)

        Preferred stock . . . . . . . . . . .              0             0

        Common stock  . . . . . . . . . . . .         57,944        57,044


        Additional paid-in capital  . . . . .      8,851,489     7,882,686


        Earnings accumulated (deficit) during     (4,418,993)   (4,418,993)
          development stage . . . . . . . . .     ----------     ----------


          Total stockholders' equity (deficit)     4,490,440     3,520,737
                                                  ----------    ----------


          Total liabilities and stockholders'     $5,041,856    $4,072,153
            equity  . . . . . . . . . . . . .     ==========    ==========

                 NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

        1. The unaudited pro forma combined balance sheet is presented, in the first instance, assuming that no IAC Stockholder exercises Redemption Rights (see "GENERAL INFORMATION-IAC Special Meeting; Redemption Rights" and "-Appraisal Rights") and, in the second instance, assuming that holders of 89,940 shares of IAC Common Stock exercise redemption rights (representing the maximum number of shares with respect to which redemption can be effected pursuant to the IAC Prospectus). Pursuant to the IAC Prospectus, IAC may not consummate a Business Combination if holders with respect to 15% or more in interest of the IAC Common Stock vote against the Business Combination and request redemption of such shares.

          There were 4,911,004 shares of Hollis-Eden Common Stock outstanding as of September 30, 1996. On a pro forma basis after the Merger, assuming no redemption of shares of IAC Common Stock, 5,794,254 shares of Surviving Corporation Common Stock will be outstanding, which assumes 833,250 of previously outstanding shares, 4,911,004 shares issued in exchange for outstanding shares of Hollis-Eden, and an aggregate of 50,000 shares to be issued to Gruntal & Co. and Reid & Priest LLP. Where the maximum redemption of 89,940 shares of IAC Common Stock as permitted by the IAC Prospectus is assumed, 5,704,314 shares of IAC Common Stock would be outstanding as of September 30, 1996, on a pro forma basis.

        2. Represents relief of restricted cash from the trust as a result of the Merger.

        3. Represents payment of $150,000 and the application of deferred acquisition costs for total estimated expenses of $171,099 to be incurred by IAC and Hollis-Eden related to the Merger.

        4. Represents the reduction of license fees payable due to cash acquired in connection with the Merger. Pursuant to the license agreement, five percent of all net proceeds, as defined in the agreement, becomes immediately due and payable.

        5. Represents the reclassification of IAC Common Stock subject to possible redemption on the basis of the Unaudited Pro Forma Combined Balance Sheet assuming that no IAC Stockholder will exercise their Redemption Rights.

        6. Represents the recapitalization of Stockholders' Equity based upon the issuance of IAC Common Stock in exchange for Hollis-Eden Common Stock.

        7. Represents the reclassification of IAC Retained Earnings prior to the Merger to Additional Paid-In Capital.

        8. Represents payment of research and development fees which are required to be paid upon the successful closure of the Merger pursuant to the research and development agreement which become due and payable upon closure.

        9. Represents a charge for (i) warrants to purchase an aggregate of 452,830 shares of the surviving company's common stock at an exercise price of $2.48 to be issued upon the successful closure of the merger pursuant to an agreement and (ii) 50,000 shares of the surviving company's common stock to be issued to Gruntal & Co. and Reid & Priest LLP upon the successful closure of the Merger. An estimate of $10.13 per share was used to calculate the charges which approximates fair market value. These charges constitute transaction fees and accordingly have been recorded as a charge to additional paid in capital.

        10. Represents a charge for IAC warrants to be issued to a certain officer to purchase an aggregate of 50,000 shares of the surviving company's common stock at an exercise price of $0.10 per share to be issued upon the successful closure of the Merger. An estimate of $10.10 per share was used to calculate the charges which approximates fair market value.


      NON-RECURRING CHARGES
      ---------------------
      The pro forma adjustments outlined in numbers 8, 9 and 10 (discussed above) represent non-recurring charges and as such would not be presented in a pro forma statement of operations.

                HOLLIS-EDEN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Except for the historical information contained herein, the following contains forward-looking statements that involve risks and uncertainties. Hollis-Eden's (and consequently, the Surviving Corporation's) actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed in "Hollis-Eden's Business" and "Risk Factors," as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus and any document incorporated herein by reference. Also see Hollis-Eden's Financial Statements included herein.

     RESULTS OF OPERATIONS

         Hollis-Eden is a development stage pharmaceutical company and has not generated any revenues for the period from August 15, 1994 (inception) through September 30, 1996. Hollis-Eden has devoted substantially all its resources to the payment of licensing fees (including research and development fees) and expenses related to the startup of its business. From inception until December 31, 1994, Hollis-Eden incurred expenses of $1,166,762 in research and development fees, $103,564 in general and administrative expenses and $6,720 in interest resulting in a loss of $1,277,046 for the period from inception (August 15, 1994) to December 31, 1994. For the year ended December 31, 1995, Hollis-Eden incurred $463,000 in research and development fees, $170,929 in general and administrative expenses and $37,762 in interest expense, resulting in a loss of $671,691. For the nine months ended September 30, 1996, Hollis-Eden incurred expenses of $124,093 in research and development fees, $346,229 in general and administrative expenses and received $66 in net interest income, resulting in a loss of $470,256.

         Hollis-Eden has been unprofitable since inception and expects to incur substantial additional operating losses for at least the next few years as it increases expenditures on research and development and begins to allocate significant and increasing resources to its clinical testing and other activities. In addition, during the next few years, Hollis-Eden will have to meet the substantial new challenge of developing the capability to market products. Accordingly, Hollis-Eden's activities to date are not as broad in depth or scope as the activities it must undertake in the future, and Hollis-Eden's historical operations and financial information included in this Joint Proxy Statement/Prospectus are not indicative of Hollis-Eden's future operating results or financial condition or its ability to operate profitably as a commercial enterprise when and if it succeeds in bringing any product to market.

     LIQUIDITY AND CAPITAL RESOURCES

        Hollis-Eden has financed its operations since inception through the sale of shares of Hollis-Eden Common Stock and with loans from Hollis-Eden's founder, Richard B. Hollis. At December 31, 1994, amounts borrowed from Mr. Hollis totaled $210,000 and were evidenced by an unsecured promissory note bearing interest at the rate of 15% per annum. During the year ended December 31, 1995, Mr. Hollis advanced Hollis-Eden an additional $40,000 for Hollis-Eden's license fee obligations and also loaned $73,040 to pay business expenses of Hollis-Eden. As a result of these transactions, Hollis-Eden, at December 31, 1995, owed Mr. Hollis $323,040 plus accrued interest of $44,482, or a total of $367,522 (the "Hollis Debt"). In January 1996, Hollis-Eden borrowed $367,522 from a group of private investors, including the brother of Mr. Hollis (the "Bridge Lenders"). Hollis-Eden repaid the Hollis Debt from these proceeds.

        During the year ended December 31, 1995, Hollis-Eden received cash proceeds of $250,000 from the sale of its securities. In May 1996, Hollis-Eden completed a private placement of shares of Hollis-Eden Common Stock, from which it received aggregate gross proceeds of $1,305,011. Concurrent with the closing of such private placement, the notes held by the Bridge Lenders were converted into 164,962 shares of Hollis-Eden Common Stock.

        Under agreements with Dr. Patrick T. Prendergast, Colthurst Limited and Edenland, Hollis-Eden is obligated to pay certain minimum license fees to maintain its rights to the Products. Under these licensing agreements, Hollis-Eden is obligated to pay $600,000 by April 28, 1998. The $600,000 is a minimum fee payable by way of a five percent payment of the first $12,000,000 of net proceeds or funds or investments required by or expended on behalf of Hollis-Eden by way of equity sale, partnership agreement, loan, or other means. Following payment of the $600,000 fee, Hollis-Eden is obligated to pay the licensors an aggregate of two and one-half percent of all such proceeds raised through April 28, 1998. An annual renewal license fee of $500,000 is due when one of the following events occur:
     Hollis-Eden raises a predetermined amount of capital occurring after May 18, 1994; Hollis-Eden sublicenses the technology received under the Colthurst license agreement; Hollis-Eden generates sales; Hollis-Eden licenses or funds new technologies not covered under the existing agreements; or a predetermined date in the future. If the Merger is effected, an additional license fee of $10,000 per month is payable beginning November 5, 1996 through the earlier of the Effective Time of the Merger or May 5, 1997.

        Under an existing Research, Development, and Option Agreement with Edenland and Dr. Patrick T. Prendergast, the agreement commits Hollis-Eden to pay for the development costs related to the anti-serum up to the amount of $3,000,000 to be paid from funds realized by way of equity sale, sublicense, partnership agreements, loans, private placements, and public offerings. An amount of $1,500,000 is due upon successful closure of the Merger and the balance is due from future funding events by allocating a percentage of the funds raised to the Research, Development, and Option agreement until the $3,000,000 has been paid in full. Under the existing agreement, Hollis-Eden was obligated to fund $2,000,000 per year for research. This obligation will not commence until Hollis-Eden raises an aggregate of $10 million in capital occurring after May 18, 1994. Payments made towards the $3,000,000 anti-serum development costs are deductible from the amount due for the $2,000,000 per year of research.

        The Surviving Corporation intends to utilize the cash to be infused into the Surviving Corporation as a result of the Merger to meet its licensing obligations, pay accrued expenses, fund its research and product development activities, and for working capital and general corporate purposes. The amount and timing of expenditures for each purpose will depend on a number of factors, including progress of the Surviving Corporation's research and development programs, the number and breadth of these programs and the progress of the development and commercialization efforts of the Surviving Corporation, the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other proprietary rights, progress in the regulatory process, and other factors. Hollis-Eden (and consequently, the Surviving Corporation) believes that the cash to be infused into the Surviving Corporation as a result of the Merger, together with interest thereon, will be sufficient to fund the Surviving Corporation's capital requirements at least through 1997. See "HOLLIS-EDEN'S BUSINESS."

                    IAC'S MANAGEMENT S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         In reviewing the following discussion, reference is made to IAC's financial statements included elsewhere herein.

         IAC is a development stage company, and to date its efforts have been limited to organizational activities, consummating its IPO and seeking a Business Combination. IAC has not yet consummated a Business Combination. Accordingly, IAC has not, and will not, achieve any operating revenues (other than investment income) until, at the earliest, the consummation of a Business Combination.

         IAC has used, and will continue to use the net proceeds from the IPO, together with the income and interest earned thereon, principally in connection with effecting a Business Combination, including selecting and evaluating potential Target Businesses and structuring and consummating a Business Combination (including possible payment of finder's fees or other compensation to persons or entities which provide assistance or services to
     IAC). IAC does not have discretionary access to the income on the monies in the escrow account and IAC Stockholders will not receive any distribution of the income (except in connection with a liquidation of IAC) or have any ability to direct the use or distribution of such income.
     Thus, such income will cause the amount in escrow to increase. IAC cannot use the Escrowed Funds to pay the costs of evaluating potential Business Combinations and has used the proceeds from the sale of the Class B Warrants in the IPO to cover all of its expenses to date, to pay the Escrowed Funds Escrow Agent and to pay the costs of evaluating potential Business Combinations, including investment banking fees and the costs of business, legal and accounting due diligence on prospective Target Businesses. In addition, such funds will be used for the general and administrative expenses of IAC, including legal and accounting fees and administrative support expenses in connection with IAC's reporting obligations to the Commission. IAC does not anticipate such fees and administrative expenses will exceed $100,000 per year.

        IAC also has retained Gruntal, for the 18 month period commencing as of May 15, 1995 (the "Engagement Period"), to aid in structuring and negotiating Business Combinations. Gruntal has been and will continue to be paid an engagement fee of $3,500 per month during the Engagement Period, with maximum compensation payable thereunder to Gruntal limited to $63,000 for such 18-month period, or $84,000 if certain extension criteria are satisfied and the agreement with Gruntal is extended for six additional months. Gruntal was issued 15,000 shares of IAC Common Stock at a price of $.10 per share as additional compensation for its agreement to act as IAC's investment banker.

       As a result of the IPO, IAC has sufficient available funds, assuming that a Business Combination is not consummated, to operate until at least May 15, 1997. To the extent that shares of IAC Common Stock are used as consideration to effect a Business Combination, the balance of the net proceeds of the IPO not theretofore expended will be used to finance the operations of the Target Business. IAC has not incurred any debt in connection with its organizational activities.

        In the event that IAC does not effect a Business Combination by May 15, 1997, IAC will submit for stockholder consideration a proposal to liquidate IAC and distribute to the IAC Non-Affiliate Stockholders the Escrowed Funds. Thereafter, all remaining assets available for distribution will be distributed to all holders of IAC's Common Stock after payment of liabilities and after appropriate provision has been made for the payment of liquidation distributions upon each class of stock, if any, having preference over the IAC Common Stock. To the extent that a Business Combination is not effected in the time allowed and IAC's Stockholders determine not to liquidate IAC, IAC believes that income from the escrow account may be sufficient to defray continuing expenses for a period of several additional years until IAC consummates a Business Combination. Since the Initial IAC Stockholders have agreed to waive their respective rights to participate in a liquidation distribution occurring prior to the first Business Combination, all of the assets of IAC, including all Escrowed Funds, which may be distributed upon such liquidation would be distributed to IAC Non-Affiliate Stockholders.

                                HOLLIS-EDEN'S BUSINESS

     OVERVIEW

         Hollis-Eden is a development stage pharmaceutical company engaged in developing therapeutic and/or preventative pharmaceutical agents for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV and AIDS. Hollis-Eden believes that certain of its products may provide the first long-term treatment for HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects.

         Hollis-Eden's development efforts are centered around four proprietary Products developed by and licensed from Patrick T. Prendergast, Ph.D., and are based upon his research in the area of viral-caused disorders and therapies. Hollis-Eden is the beneficiary of more than 10 years of extensive research and development with respect to the Products undertaken by Dr. Prendergast and his affiliates prior to the license of the Products to Hollis-Eden. Hollis-Eden is currently pursuing approval of two of the Products, INACTIVIN and REVERSIONEX, with the FDA. Each of these drugs has a different mechanism of action and Hollis-Eden believes that each may be effectively used alone. Hollis-Eden believes that INACTIVIN and REVERSIONEX may be combined to increase their effectiveness to inhibit HIV replication, strengthen and preserve the immune system, and reduce the viral load in the infected patients.

         Hollis-Eden believes that certain of its Products under development may produce more effective treatments for HIV and AIDS than drugs currently being used. The principal drugs currently used to treat HIV and AIDS (e.g., AZT, ddl, ddc, d4T and 3TC) are nucleoside analog reverse transcriptase drugs. Additionally, newer drugs being developed and recently being introduced are protease inhibitors (e.g., Invirase (saquinavir), Crixivan (indinavir sulfate) and Novir (ritonavir)). Hollis-Eden believes that the effectiveness of these types of drugs may prove to be short-lived since HIV rapidly mutates and develops resistance to the effectiveness of drugs. Development of drug resistance occurs when the virus can mutate its coat protein or enzyme structure so that its interaction with the drug is altered. Because INACTIVIN's antiviral effectiveness is not reliant on a direct structural interaction with the virus itself, Hollis-Eden believes that INACTIVIN will inhibit replication of the virus regardless of its mutation rates. By decreasing the syntheses of viral raw materials in the cell, INACTIVIN effectively slows and eventually stops the virus production line. Hollis-Eden further expects that INACTIVIN will decrease the energy supply for viral synthesis regardless of viral type or strain. Another disadvantage of currently used drugs is that nucleoside analogs and protease inhibitors are toxic and may cause severe side effects. INACTIVIN and REVERSIONEX are not nucleoside analog reverse transcriptase or protease inhibitors, are derived from naturally occurring substances, and have been shown in preliminary tests to date to be well-tolerated by humans with minimal side effects. Furthermore, Hollis-Eden believes that INACTIVIN and REVERSIONEX will have a longer duration of effectiveness, be more affordable and require smaller doses and fewer pills to be taken than the drugs and "cocktails" currently being used.

         Hollis-Eden believes that its Products may also be effective in the treatment of (i) other viral-caused disorders such as hepatitis-C, (ii) auto-immune diseases such as multiple sclerosis, psoriasis and rheumatoid arthritis and (iii) bacterial and parasitic diseases such as tuberculosis, malaria, toxoplasmosis and leishmania.

         When and if INACTIVIN or any of the other Products have been approved for commercial sale, Hollis-Eden plans to market them in the United States. For international markets, Hollis-Eden intends to develop strategic alliances with major pharmaceutical companies that have foreign regulatory expertise and established distribution channels, and will also consider corporate strategic partnerships and co-marketing agreements. No assurances can be given that any of the Products will be approved for commercial sale or that any of the foregoing proposed arrangements will be implemented or prove to be successful.

     THE PRODUCTS

        All of Hollis-Eden's product development efforts are based upon technologies and therapeutic approaches that have not been widely used in humans for therapeutic purposes. There is, therefore, significant risk that these approaches will not prove to be successful. While Hollis-Eden believes that the positive results obtained to date in preclinical and limited clinical human studies support further research and development, those positive results are not necessarily indicative of results that will be obtained in further human clinical testing.

      INACTIVIN:  ANTI-VIRAL FORMULATION OF DEHYDROEPIANDROSTERONE (DHEA)

        Background. In 1987, Colthurst Limited ("Colthurst") originally licensed DHEA to Elan Pharmaceutical Ltd. ("Elan"). Elan obtained a clinical Investigational New Drug ("IND") with the FDA and conducted a Phase I escalation study. The results of this study showed no toxicity and found that patients tolerated the drug with no side effects. However, Elan chose to use its own formulation of DHEA instead of the pharmaceutical preparation advanced by Dr. Prendergast. Subsequently, this Phase I study did not demonstrate clinical efficacy. In 1992, Colthurst and Elan ended their five-year agreement. Colthurst continued work on refining DHEA's pharmaceutical formulation and relicensed the drug in 1994 to Hollis-Eden. Dr. Prendergast discovered that his formulation of DHEA (INACTIVIN) was critical to the drug's ability to penetrate into the cytoplasm of the cell to show its antiviral effectiveness. As described more fully below, the human clinical pilot study conducted in 1995 in Houston, Texas demonstrated that INACTIVIN monotherapy clinically and statistically significantly reduces viral load in plasma of HIV-1 infected patients with CD4 counts between 50 and 300 cells/mm.

        Research Studies. Although the precise functions of DHEA are not known, its effects on certain enzymes have been established. Due to these characteristics, Dr. Prendergast began researching DHEA specifically as an anti-viral treatment for HIV infection in 1985-86 when he documented that those succumbing to the infection most rapidly were the population groups with the lowest endogenous levels of DHEA. From 1986 on, his work focused exclusively on DHEA and HIV. The first approach was to ascertain if DHEA could inhibit HIV virus production in T-cell and macrophage culture. This was indeed the result in certain laboratory tests conducted by Dr. Michael McGrath at San Francisco General Hospital in 1987 at the request of Dr. Prendergast. Dr. McGrath had unsuccessfully tried AZT and other drugs to inhibit HIV in macrophages. DHEA was the first drug he had used that was able to inhibit HIV in both cell lines (macrophage and T-cell). Another important finding was that there was no toxicity in tissue culture when using DHEA. After demonstrating in vitro inhibition of HIV in these tests at San Francisco General Hospital, Dr. Prendergast confirmed the results by having the experiments repeated at Veterans Hospital in Atlanta, Georgia in 1986 and 1987 by Dr. Raymond Schinazi. These tests produced similar results.

        Dr. Prendergast postulated that DHEA levels in the human body should decrease as AIDS patients progressed to chronic disease and death. A study undertaken by Dr. Mark A. Jacobson at San Francisco General Hospital concluded that the decline of DHEA was a better indicator of disease progression than the decline of T4 cells, previously recognized as an indicator. This study demonstrated that DHEA-S was strikingly higher in serum from high risk HIV-sero-negative men as compared to age-matched healthy blood donors. It also demonstrated that DHEA levels decrease below normal values immediately upon sero-conversion as HIV positive patients progress to AIDS. The conclusion was that DHEA and/or DHEA-S may protect individuals from infection with HIV in vivo. This was subsequently demonstrated by another retrospective study carried out by a Dr. Jan W. Mulder in Holland and published in June 1991.

        In June 1993, an additional critical publication evidencing that DHEA levels were important to enable HIV patients to maintain a competent immune system was published by Dr. Ted Wisniewski, who conducted studies in New Orleans in 1991. This report indicates that in all 67 HIV positive patients tested there was a positive relationship between the immune status and DHEA levels.

         Dr. Prendergast also sought approval from the British Hartford Hospital/Pasteur Institute in Paris, France, for small studies of HIV positive patents to be conducted there in 1987-1988. Dr. Prendergast brought 12 patients from San Francisco to Paris to participate in the study because these AIDS patients were better documented with extensive blood analysis readings and clinician reports than any similar group of European HIV patients at that time. The patients treated in Paris in collaboration with Dr. Wilson ranged in disease progression from full-blown AIDS with Kaposi Sarcoma lesions to asymptomatic patients whose only evidence of HIV was inversion of their T4/T8 ratio. The initial finding was that no toxicity occurred, weight gain was recorded in all patients and, in one subject, p24 levels (a marker of HIV viral presence) declined.

         DHEA's anti-retroviral effectiveness was shown both at San Francisco General Hospital and at Veterans Hospital in Atlanta in 1991 through experiments which demonstrated in tissue culture that DHEA inhibited HIV replication. Although DHEA was effective in these experiments as an anti-viral agent, the sulphated form, DHEA-S, was not effective. The important aspect of DHEA's direct anti-viral action was that it did not produce its effect by interference with the viral enzyme reverse transcriptase or the protease inhibitor as do other anti-viral drugs currently used. Due to this fact, Dr. Prendergast believes that HIV will not develop resistance to DHEA's effectiveness.

         In November 1993, in an AIDS research publication, detailed results of findings by Drs. Yang, Schwartz and Henderson were reported demonstrating that DHEA could prevent latent reactivation of HIV infected cells and that no other drugs or therapy available can provide this protection against this characteristic of HIV. This study suggests that DHEA therapy for HIV infected patients may prevent secondary infection from activating additional replication of the HIV virus. The study further suggests that DHEA may retard the increase in HIV viral loads.

         In a clinical study of 12 patients at Houston Immuno Institute in Texas in 1994 by Dr. Patricia Salvato, the results of which were presented in July 1994 at the AIDS Conference in Yokohama, Japan, researchers concluded that the majority of patients on DHEA adjunct therapy experienced an increase in both CD4 and CD8 cell counts. The greater than 25% increase in CD4 cell counts over the eight-month study is considered clinically significant. Certain research findings by Dr. Jay Levy of the University of San Francisco, and other researchers, have indicated that increasing CD8 cell counts early in the disease progression is directly linked to long term survival. The Houston researchers concluded that DHEA warranted a randomized clinical trial.

         From August through December 1995, patients were enrolled for treatment and monitored for up to 30 days in a human clinical pilot study under a Physician IND conducted in Houston, Texas by Dr. Patricia Salvato. The pilot study sought to determine the safety and tolerance of INACTIVIN, which was orally administered to persons with advanced HIV/AIDS as a monotherapy. The study's objective was to also determine the effect of INACTIVIN on reducing HIV viral load in patients.

         The study included 18 males and 2 females whose CD4 cell count ranged from 50 to 300. At the study's initiation, 17 subjects reported no history of prior therapy with other anti-viral drugs. Over a ten-week period of time, levels of DHEA-S, DHEA, HIV and PCR RNA cultures were monitored. Each of the patients underwent a 30-day washout period for use of anti-virals before commencing therapy with INACTIVIN. Subjects were randomly assigned to one of two treatment programs of 300 mg. twice daily or 600 mg. twice daily. At the end of 30 days, the analysis revealed significant reductions in viral load in PCR RNA levels.

         This trial demonstrated that INACTIVIN monotherapy clinically and statistically significantly reduces viral load in plasma of HIV-1 infected patients with CD4 counts between 50 and 300 cells/mm. This small trial also showed that treatment with INACTIVIN was safe and well tolerated. No adverse events were reported during the trial.

         The study also concluded that the safety profile and antiretroviral activity of INACTIVIN support continued efforts to evaluate the drug. The results of the study suggest that INACTIVIN, due to its mechanism of action, expected lack of viral resistance and lack of toxicity would have a long-term effect on viral suppression.

        DHEA and AZT. A currently used HIV therapy, AZT, works by inhibiting HIV reverse transcriptase, yet also has certain significant toxic side effects. AZT is useful in HIV therapy at certain dose inhibition ranges between
     0.005 to 0.2 Um. However, at certain levels within this range, AZT also interferes with normal DNA functioning of human cells. A DHEA/AZT synergy report conducted in 1992 by Advanced Biotechnologies, Inc. demonstrated that, by combining AZT at its minimal toxicity level of .016 Um with the non-toxic dose of 37 Um DHEA, the same inhibition of the HIV virus will be achieved as when the higher, more toxic, doses of AZT are used. This reduces the level of toxic damage that is inflicted on other enzymes and may allow for much more comprehensive inhibition of the HIV virus, with subsequent immune improvement and the maintenance of dormancy.

        DHEA Pharmacology. DHEA is a natural hormone secreted by the adrenal cortex in an amount of approximately 15-30 mg. per day. The exact role of DHEA under normal conditions has yet to be fully determined. DHEA is an intermediate substance in the transformation of cholesterol to estrogen in females and testosterone in males. The predominant type of DHEA present in the blood is DHEA-S. DHEA-S is the sulphated form of DHEA; DHEA-S is not known to have any effect on virus inhibition. Hollis-Eden believes its anti-viral formulation of DHEA is the active compound which inhibits HIV replication. When the lymph system needs active DHEA, DHEA-S in the plasma is converted to DHEA. The conversion of DHEA-S to DHEA is facilitated by an enzyme in the cell membrane called DHEA sulfatase. The conversion of DHEA-S to DHEA is inhibited by stress factors in the organism, such as viral infection (ACTH (adrenocorticotropic hormone) and cortisol). This inhibition leads to the increased levels of DHEA-S which are seen before HIV-negative patients seroconvert to an HIV-positive status. Increased DHEA-S also leads to a decreased availability of the essential anti-viral compound, DHEA, within the cell cytoplasm.

        REVERSIONEX: ALPHA-FETOPROTEIN IMMUNOGLOBULIN (AFP)

        AFP is a protein synthesized by the liver. During pregnancy, the function of AFP in the fetus is to suppress the immunological response of the mother and thereby protect the fetus from rejection by the maternal immune system.

        Research Studies. The observation that initially brought Dr. Prendergast to consider antibodies to AFP as an anti-viral and up-regulator of the immune system was AFP's ability to bind to substrate acid similar to specific HIV coat glycoproteins. This work was confirmed in 1990 by Professor Agrege Nunez in Paris. Following this confirmation, Dr. Prendergast tested anti-serum to human AFP, which showed significant inhibition of HIV in tissue culture against three standard strains of HIV in T-cell culture and against HIV in macrophage cells. These results in tissue culture demonstrated no toxicity.

        Subsequently, in 1993, a study of 13 patients was commenced under the direction of Dr. David Hart in his clinic in Los Angeles. The patients who were seropositive for HIV were treated with REVERSIONEX . An average of 25% increase in T4 cell number over the initial 120-day period was found. At 11 months, all 13 patients were at or above their baseline T4 levels. In addition to the in vitro results, the in vivo data demonstrated that when AFP-IgG was introduced into the blood stream of HIV patients at differing stages of infection and immunosuppression, the anti-serum bound to the HIV infected cells and resulted in their removal from circulation. Such removal lowered the viral load of the HIV virus and thereby allowed the patient's immune system to improve.

       Minimal Side Effects. General adverse reactions to AFP-IgG are minimal and include the following relatively minor side effects: flushing of the face, feelings of tightness in the chest, chills, fever, dizziness, nausea, diaphoresis and hypotension. The three clinical studies (conducted by Dr. David Hart in 1995, Dr. Nobuko Ishii in the early 1980's and Dr. Stanley Orders in 1986) involving the administration of AFP-IgG have indicated the lack of any overt toxicity with these preparations.

        PROHIVITAC HIV VACCINE

       The data generated in the development of REVERSIONEX created for Dr. Prendergast the opportunity for the development of a vaccine candidate for HIV based upon the same logic. If certain peptides from the HIV virus have already been presented to the patient's immune system as a vaccine in such a manner that it generates an immune recognition of its foreign nature, then, upon infection the HIV virus will be met with an enhanced neutralizing antibody response. The antibody response may prevent HIV tolerance from being established in the thymus or lymph system.

       After infection, HIV must replicate rapidly and gain entry to the thymus and lymph system where it can begin to undermine the immune system by having itself accepted as a self protein by the immune system. A large number of research publications have demonstrated that, upon initial infection, HIV is met with a substantial immune attack and is very rapidly reduced by the patient's own immune system. However, the viral load is never reduced to zero levels. Within four weeks after infection, the virus has gained a substantial hold by infecting the thymus. After this point the level of antibody production against HIV and immune attack diminishes with time and disease progression commences.

       Therefore, because the proposed vaccine will not utilize individual HIV proteins, but selected portions of the AFP-like molecule that are proprietary to Hollis-Eden, it may allow concentration of antibodies cross-reactive to HIV to be formed in the vaccinated patient and prime T and B memory cells, so that a vaccinated patient who becomes exposed to HIV will mount a more rapid, complete and extensive immune response, allowing for the rapid clearance of the virus early in the course of infection and preventing the virus from taking hold of the host organism.

        TOXONOX

      Hollis-Eden has an option to license and to further develop an additional anti-viral pharmaceutical compound for which Dr. Prendergast was awarded domestic and foreign patents in 1994. This compound, PP-29, brand name TOXONOX, has preliminarily shown effectiveness in the treatment of AIDS-related opportunistic infections such as toxic plasmosis and leishmania. No FDA application has yet been filed with respect to this Product and no assurance can be given that Hollis-Eden can or will be able to license TOXONOX.

     FDA OVERVIEW

     GENERAL

     The manufacturing and marketing of Hollis-Eden's proposed products and its research and development activities are and will continue to be subject to regulation by federal, state and local governmental authorities in the United States and other countries. In the United States, pharmaceuticals are subject to rigorous regulation by the FDA's Center for Drug Evaluation and Research, which reviews and approves marketing of drugs. The Federal Food, Drug and Cosmetic Act, the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, advertising and promotion of Hollis-Eden's potential products.

     APPROVAL PROCESS

           The process of obtaining FDA approval for a new drug may take several years and generally involves the expenditure of substantial resources. Hollis-Eden will try to accelerate the drug approval process because of the priority status of HIV/AIDS drugs. See "Proposed Accelerated Drug Approval." The steps required before a new drug can be produced and marketed for human use include clinical trials and the approval of the New Drug Application.

     Pre-clinical Testing. The promising compound is subjected to extensive laboratory and animal testing to determine if the compound is biologically active and safe.

     Investigational New Drug (IND). Before human tests can start, the drug sponsor must file an IND application with the FDA, showing how the drug is made and the results of animal testing. If the FDA does not reject the application within 30 days, IND status allows experimental therapies to be distributed to humans with life threatening diseases such as AIDS prior to FDA marketing approval.

     Human Testing (Clinical). The human clinical testing program usually involves three phases which generally are conducted sequentially, but which, particularly in the case of anti-cancer and other life saving drugs, may overlap or be combined. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND filing. Each clinical study is conducted under the auspices of an independent Institutional Review Board ("IRB") for each institution at which the study will be conducted. The IRB will consider, among other things, all existing pharmacology and toxicology information on the product, ethical factors, the risk to human subjects, and the potential benefits of therapy relative to risk.

     In Phase I clinical trials, studies usually are conducted on healthy volunteers but, in the case of certain terminal illnesses such as AIDS, are conducted on patients with disease which usually has failed to respond to other treatment to determine the maximum tolerated dose, side effects and pharmacokinetics of a product. Phase II studies are conducted on a small number of patients having a specific disease to determine initial efficacy in humans for that specific disease, the most effective doses and schedules of administration, and possible adverse effects and safety risks. Phase II/III differs from Phase II in that the trials involved may include more patients and, at the sole discretion of the FDA, be considered the pivotal trial or trials for FDA approval (see below). Phase III normally involves the pivotal trials of a drug, consisting of wide-scale studies on patients with the same disease, in order to evaluate the overall benefits and risks of the drug for the treated disease compared with other available therapies. At least two such studies demonstrating safety and efficacy are normally required for FDA approval. The FDA continually reviews the clinical trial plans and results and may suggest design changes or may discontinue the trials at any time if significant safety or other issues arise.

     New Drug Application (NDA). Upon completion of Phase III, the drug sponsor must file an NDA containing all information that has been gathered. The information must include the chemical structure of the drug, scientific rationale, purpose, animal and laboratory studies, results of human tests, formation and production details, and proposed labeling.

      Approval. Once an NDA is approved, the manufacturer is required to submit reports periodically to the FDA containing adverse reactions, production, quality control and distribution records. The FDA may also require post-marketing testing to support the conclusion of efficacy and safety of the product, which can involve significant expense. After FDA approval is obtained for initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications.

      The testing and approval process is likely to require substantial time and effort, and there can be no assurance that any FDA approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the side effects of the drug (safety) and its therapeutic benefits (efficacy). Additional preclinical or clinical trials may be required during the FDA review period and may delay marketing approval. A task force established by the FDA has recently proposed significant changes in the design, analysis and reporting of clinical studies conducted under INDs, in response to the results of a Phase III trial of a drug by another company in which severe complications and death occurred. The task force recommended increased requirements for reporting adverse effects and new, more stringent rules that would require clinical trial investigators to assume that toxicities reported by patients are drug-related. If these recommendations are implemented, the length of time and costs associated with obtaining market approval by the FDA are likely to be significantly increased.

     Outside the United States, Hollis-Eden will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for its products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements vary widely from country to country.

     PROPOSED ACCELERATED DRUG APPROVAL

     The White House Council on Competitiveness, a committee established to help foster initiatives to increase the competitiveness of industry in the United States, has made certain proposals to improve the nation's drug approval process. One of the goals of the proposed reforms is to allow patients with serious and life-threatening diseases to benefit from earlier access to important new drugs through an "accelerated drug approval" program. The FDA published proposed procedures for this program in the Federal Register in April 15, 1992. To be eligible for this program, the products must treat serious or life-threatening illnesses and provide meaningful therapeutic benefits beyond existing treatments. Under this proposal, a significant new therapy could be approved for marketing at the earliest possible point at which safety and effectiveness are reasonably established under existing law. For example, the approval of a drug could be accelerated by demonstrating a favorable effect on a well-documented surrogate endpoint to predict clinical benefit, instead of requiring that the drug demonstrate actual clinical benefit.

     An important and unique element of these proposed regulations is that approval would be granted only if the sponsor agrees to conduct additional post-marketing studies to confirm the product's effectiveness and/or agrees to restrict distribution of the product. In addition, if the further clinical trials do not bear out the product's effectiveness or if restricted distribution is inadequate to assure safe use, approval of the product would be withdrawn.


     FDA STATUS/PROPOSED RESEARCH AND DEVELOPMENT PLAN

     Hollis-Eden believes that the 10-year research and development effort invested in the Products undertaken by Dr. Prendergast and his affiliated companies has produced an existing base of data which, in the view of management, may reduce the time, risk and cost associated with commercializing the Products. With the FDA's current accelerated drug approval program, Hollis-Eden believes that the approval process for INACTIVIN and REVERSIONEX may be accelerated.

      INACTIVIN

     With the results from two small trials under the Phase I/II IND with crystalline DHEA in AIDS patients completed in Amsterdam and San Francisco, both having shown no toxicity, combined with data generated from the Houston human clinical pilot study, upon the consummation of the Merger, Hollis-Eden intends to immediately commence clinical trials at Phase II/III levels, although it is possible that the FDA may ask for additional Phase I information.

      REVERSIONEX

     In December 1993, the initial IND package application was submitted to the FDA, which requested additional data on manufacturing of the anti-serum to AFP. The proposed manufacturing agreement must be clarified to the FDA's satisfaction to answer those particular questions that relate to manufacturing processes. Hollis-Eden is currently in negotiations with potential contract manufacturers and, upon the consummation of the Merger, Hollis-Eden expects to select its contract manufacturer in order to complete its IND filing. The planned route of development will involve securing a manufacturing source and proceeding with the Phase I study, most likely at a contract facility.

      PROHIVITAC

      If and when Hollis-Eden obtains substantial additional funding, Hollis-Eden plans to carry out a preliminary vaccine trial in which selective portions of human AFP molecules will be administered intra-muscularly to healthy HIV-negative volunteers. Hollis-Eden believes that this research may demonstrate that PROHIVITAC therapy may be able to generate an HIV immune reaction in HIV negative patients without exposing them to any components of the actual HIV virus and therefore offer a protective vaccine therapy that is safer and effective against all known strains of HIV.

     MANUFACTURING

     Hollis-Eden does not have, and does not intend to establish, manufacturing facilities to produce its Products. Hollis-Eden plans to control its initial capital expenditures by using contract manufacturers to make its Products. Hollis-Eden believes that there are a sufficient number of high quality FDA-approved contract manufacturers available, and management has had discussions with several of them, to fulfill its near-term production needs for both clinical and commercial use.

      The manufacture of Hollis-Eden's Products, whether done by outside contractors (as planned) or Hollis-Eden, will be subject to rigorous regulations, including the need to comply with the FDA's current Good Manufacturing Practice standards. As part of obtaining FDA approved for each product, each of the manufacturing facilities must be inspected, approved by and registered with the FDA. In addition to obtaining FDA approval of the prospective manufacturer's quality control and manufacturing procedures, domestic and foreign manufacturing facilities are subject to periodic inspection by the FDA and/or foreign regulatory authorities.

     PATENTS

      Hollis-Eden considers the protection of its Products, whether owned or licensed, to the exclusion of use by others, to be vital to its business. While Hollis-Eden intends to focus primarily on patented or patentable technology, it may also rely on trade secrets, unpatented property know-how, regulatory exclusivity, patent extensions and continuing technological innovation to develop its competitive position. In the United States and certain foreign countries, the exclusivity period provided by patents covering pharmaceutical products may be extended by a portion of the time required to obtain regulatory approval for a product.

     In certain countries, pharmaceuticals are not patentable or only recently have become patentable, and enforcement of intellectual property rights in many countries has been limited or non-existent. Future enforcement of patents and proprietary rights in many countries can be expected to be problematic or unpredictable. There can be no assurance that any patents issued or licensed to Hollis-Eden will provide it with competitive advantages or will not be challenged by others. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around patents issued or licensed to Hollis-Eden.

     Patent applications in the United States are maintained in secrecy until patents issue. Publication of discoveries in the scientific or patent literature, if made, tends to lag behind actual discoveries by several months. Consequently, Hollis-Eden cannot be certain that its licensor was the first to invest certain technology or compounds covered by pending patent applications or issued patents or that it was the first to file patent applications for such inventions. In addition, the patent positions of pharmaceutical firms, including those of Hollis-Eden, are generally uncertain, partly because they involve complex legal and factual questions.

      In addition to the considerations discussed above, companies that obtain patents claiming products, uses or processes that are necessary for or useful to the development of Hollis-Eden's products could bring legal actions against Hollis-Eden claiming infringement. Patent litigation is typically costly and time-consuming, and if such an action were brought against Hollis-Eden it could result in significant cost and diversion of management time. Hollis-Eden may be required to obtain licenses to other patents or proprietary rights and there can be no assurance that licenses would be made available on terms acceptable to Hollis-Eden. If Hollis-Eden does not obtain such licenses, it could encounter delays in product market introductions while it attempts to license technology designed around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     Further, there can be no assurance that patents that are issued will not be challenged, invalidated or infringed upon or designed around by others, or that the claims contained in such patents will not infringe the patent claims of others, or provide Hollis-Eden with significant protection against competitive products, or otherwise be commercially valuable. There can be no assurance that Hollis-Eden will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to Hollis-Eden or, if any such licenses are required, that they will be available on terms acceptable to Hollis-Eden, if at all. To the extent that Hollis-Eden is unable to obtain patent protection for its products or technology, Hollis-Eden's business may be adversely affected by competitors who develop substantially equivalent technology.


     LICENSE AGREEMENTS

     Certain provisions of agreements relating to the Products have been renegotiated and amended from time to time, primarily to defer cash payments due under the agreements. The amendments have streamlined Hollis-Eden's commitments and contingencies. The discussion below reflects the nature of its agreements as in effect at the current time. Although Hollis-Eden believes the following summaries to be accurate, such summaries are qualified in their entirety by reference to their original documents.

       DHEA LICENSE AGREEMENT

      In May 1994, Hollis-Eden entered into a license agreement, as amended in August 1995 and October 1996 (the "DHEA License Agreement"), with Colthurst Limited ("Colthurst") and Patrick T. Prendergast, Ph.D., pursuant to which Hollis-Eden was granted exclusive worldwide rights to all present and future patent rights, know-how and background technology of Colthurst and Dr. Prendergast relating to the treatment of retroviral infections for all uses thereunder to develop and commercialize products based on the licensed rights. Hollis-Eden also has the right to sublicense any such rights.

      Hollis-Eden paid a license fee of $100,000 to Colthurst upon execution of the agreement and was required to pay an additional license fee of $250,000, of which Hollis-Eden paid $125,000 to Colthurst in March 1995. The remainder of such fee becomes due according to the terms of the DHEA License Agreement. Upon full payment of such fee, Hollis-Eden will be granted a first perfected security interest in such patent rights and know-how. Hollis-Eden issued 37,736 shares of Hollis-Eden Common Stock to Colthurst and, beginning August 1995, Hollis-Eden agreed to make monthly payments of $5,000 to the licensors. Hollis-Eden is also obligated to pay to Colthurst royalties on revenues from products covered by the licensed rights and on revenues received by Hollis-Eden in connection with sublicenses granted by Hollis-Eden to third parties. Hollis-Eden must pay a renewable annual license fee, which fee is deductible from royalty fees due to Colthurst during a certain period following renewal of the license. There can be no assurance that Hollis-Eden will be able to pay such annual fees in the future, in which event the termination of the agreement and the licensing of such rights to a third party would have a material adverse effect on Hollis-Eden's business.

       ANTI-SERUM LICENSE AGREEMENT

       In August 1994, Hollis-Eden entered into a license agreement, as amended in August 1995 (the "Anti-Serum License Agreement"), with Edenland and Dr. Prendergast pursuant to which Hollis-Eden was granted exclusive worldwide rights to all present and future patent rights, know-how and background technology of Edenland and Dr. Prendergast relating to the AFP anti-serum/vaccine for all uses thereunder to develop and commercialize products based on the licensed rights. Hollis-Eden also has the right to sublicense any such rights.

      Hollis-Eden paid a license fee of $25,000 upon execution of the agreement and an additional license fee in the aggregate of $100,000 over a six-month period ending February 28, 1995. Hollis-Eden issued to Edenland and Dr. Prendergast an aggregate of 543,396 shares of Hollis-Eden's Common Stock and agreed that either Dr. Prendergast or his brother, Leo Prendergast, at Edenland's election, has the right to serve on Hollis-Eden's Board of Directors for three years. Hollis-Eden is also obligated to pay Edenland a license fee of $572,000, of which Hollis-Eden paid $125,000 to Edenland in March 1995. The remainder of such fee becomes due according to the terms of the Anti-Serum License Agreement. Upon full payment of such fee, Hollis-Eden will be granted a first perfected security interest in such patent rights and know-how. Hollis-Eden issued to Edenland a warrant to purchase 37,736 shares of Common Stock at an exercise price of $15.90 per share, 37,736 shares of Common Stock and registration rights pari passu with certain other investors of Hollis-Eden. In addition, beginning August 1995, Hollis-Eden agreed to make monthly payments of $5,000 to the licensors. Hollis-Eden is obligated to pay to Edenland royalties on revenues from products covered by the licensed rights and on revenues received by Hollis-Eden in connection with sublicenses granted by Hollis-Eden to third parties. Pursuant to the terms of the Anti-Serum License Agreement, with certain limitations, Edenland has the option to receive such royalties in the form of Hollis-Eden Common Stock. Furthermore, as a condition to Hollis-Eden's commercialization rights to any product for which regulatory approval is obtained and a certain revenue milestone is achieved. Hollis-Eden is obligated to pay Edenland a renewable annual license fee for such product for a period of six years. Such annual fee, however, is deductible from royalty fees due to Edenland, including royalty payments due to Edenland in connection with sublicenses granted by Hollis-Eden, during the term of the agreement. The anti-serum will cease to be a product covered by the license agreement if Hollis-Eden has not contribute a certain amount of funding to the development of the anti-serum in accordance with the terms and conditions of the related Research and Development Agreement (described below). There can be no assurance that Hollis-Eden will be able to pay such annual fees in the future, in which event the termination of certain rights and the licensing of such rights to a third party would have a material adverse effect on Hollis-Eden's business.

      DEVELOPMENT AGREEMENT

      In August 1994, Hollis-Eden entered into a research, development and option agreement, as amended in August 1995 and October 1996 (the "Research and Development Agreement"), with Edenland and Dr. Prendergast pursuant to which Edenland agreed to obtain an open IND for the anti-serum from the FDA and to commence a patient Phase I IND study under the guidelines and regulations of the FDA. Hollis-Eden is obligated to pay Edenland the development costs associated with such Phase I study, for which Hollis-Eden has agreed to commit a certain minimum amount from its annual research and development budget. After the payment of such development costs and upon the determination that the new product will not meet regulatory approval, Hollis-Eden has the right to terminate its obligation to pay any further development costs of the anti-serum.

      Edenland granted Hollis-Eden the exclusive option to acquire exclusive worldwide rights to all new products of Edenland relating to the AFP anti-serum/vaccine and all patent rights, know-how and background technology from which such new products were derived, which rights, upon exercise of the option by Hollis-Eden, are governed by the terms and conditions of the Anti-Serum License Agreement. The Research and Development Agreement terminates concurrently with the termination of the Anti-Serum License Agreement.

                                    IAC'S BUSINESS

     GENERAL

      IAC is a "blank check" or "blind pool" company formed on November 18, 1992 to serve as a vehicle to effect a Business Combination with a Target Business.

      IAC is seeking to acquire a Target Business primarily located in the United States, but its efforts have not been limited to a particular industry. In seeking a Target Business, IAC has considered without limitation, businesses which (i) offer or provide services or develop, manufacture or distribute goods in the United States or abroad, including, without limitation, in the following areas: health care and health products, educational services, environmental services, consumer related products and services (including amusement and/or recreational services), personal care services, voice and data information processing and transmission and related technology development or (ii) are engaged in wholesale or retail distribution. IAC will not acquire a Target Business unless the fair market value of such business, as determined by IAC based upon standards generally accepted by the financial community, including revenues, earnings, cash flow and book value, is at least 80% of the net assets of IAC at the time of the consummation of a Business Combination.
     On November 1, 1996, IAC entered into the Merger Agreement with Hollis-Eden and Messrs. Zizza and Hollis.

      IAC has engaged Gruntal to aid, if requested, in structuring and negotiating a Business Combination.

      On May 23, 1995, IAC consummated its IPO of (i) 600,000 Units and (ii) 255,000 Class B Warrants in consideration for net proceeds of approximately $6,300,000 (the "Net Proceeds"), after giving effect to the payment of all underwriting discounts, the underwriters' non-accountable expense allowance and offering expenses. Pursuant to the terms of the IPO, $6 million of the net proceeds, representing an amount equal to the gross proceeds from the sale of the Units, was placed in escrow with the Escrowed Funds Escrow Agent, subject to release upon the earlier of written notification by IAC to the Escrowed Funds Escrow Agent (i) of IAC's completion of a transaction or series of transactions in which at least 50% of the gross proceeds from the IPO are committed to a specific line of business as a result of a consummation of a Business Combination (including any redemption payments), or (ii) to distribute the Escrowed Funds, in connection with a liquidation of IAC, to the holders of IAC Common Stock purchased as part of the Units sold in the IPO or in the open market thereafter. The Escrowed Funds have been invested in United States treasury bills and commercial paper.

     COMPETITION

      IAC encounters intense competition from other entities having business objectives similar to those of IAC. Many of these entities, including venture capital partnerships and corporations, other blind pool companies, large industrial and financial institutions, small business investment companies and wealthy individuals, are well-established and have extensive experience in connection with identifying and effecting Business Combinations directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than IAC and there can be no assurance that IAC will have the ability to compete successfully. IAC's financial resources will be limited in comparison to those of many of its competitors. This inherent competitive limitation may compel IAC to select certain less attractive Business Combination prospects.

      In the event that IAC succeeds in effecting a Business Combination, IAC will, in all likelihood, become subject to intense competition from competitors of the Target Business. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with greater financial, marketing, technical, human and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective Target Business cannot presently be ascertained. There can be no assurance that, subsequent to a consummation of a Business Combination, IAC will have the resources to compete in the industry of the Target Business effectively, especially to the extent that the Target Business is in a high-growth industry.

     EMPLOYEES

      IAC, at December 16, 1996, employed only one person, Mr. Salvatore J. Zizza, IAC's Chairman, President and Treasurer, on a part-time basis.

     PROPERTIES

      IAC's principal office is located in New York, New York, where it occupies the offices of Zizza & Company ("Zizza Corporation"), a corporation controlled by Mr. Zizza. IAC leases this space pursuant to an oral agreement. IAC intends to occupy this space until it effects a Business Combination. IAC pays Zizza Corporation a monthly payment of $2,500 for rent, office and secretarial services.

      IAC believes that this facility is well maintained and adequate to meet its needs in the foreseeable future pending the consummation of a Business Combination.

     LEGAL PROCEEDINGS

      At this time, IAC is not involved in any pending or threatened legal proceedings involving it or any of its assets.

                                  MANAGEMENT OF IAC


     DIRECTORS AND EXECUTIVE OFFICER

               The current directors and sole executive officer of IAC are as follows (only Salvatore J. Zizza will be a nominee for election as a director of the Surviving Corporation; IAC's other four directors intend to resign as directors of IAC effective as of the Effective Time of the Merger):

                            NAME              AGE    POSITION
                            ----              ---    --------

                Salvatore J. Zizza  . . . .    50   Chairman,
                                                    President,
                                                    Treasurer and
                                                    Director

                Sidney Dworkin  . . . . . .    76   Director

                Herbert Paul  . . . . . . .    59   Director

                Richard Bready  . . . . . .    50   Director

                Alan P. Donenfeld . . . . .    40   Director

      Salvatore J. Zizza has served as Chairman of the Board, President, Treasurer and a director of IAC since its inception in November 1992. Mr. Zizza has also been Chairman of the Board of Directors of The Lehigh Group Inc. (f/k/a The LVI Group Inc.) since 1991 and was President and Chief Financial Officer of The Lehigh Group Inc. from 1985 to 1991. The Lehigh Group Inc., a New York Stock Exchange listed company, is engaged, through its subsidiary, in the distribution of electrical products, and from 1985 until 1991 was one of the largest interior construction and asbestos abatement firms in the United States. Mr. Zizza was Chief Operating and Chief Financial Officer of NICO, Inc. from 1978 until its acquisition in 1985 by Lehigh Valley Industries, Inc. (currently The Lehigh Group Inc.).
     NICO Inc. was an interior construction firm.   Mr. Zizza is a director of
     The Gabelli Equity Trust, The Gabelli Asset Fund, The Gabelli Growth Fund and The Gabelli Convertible Securities Fund. In accordance with the terms of Mr. Zizza's employment by The Lehigh Group Inc., Mr. Zizza may introduce potential Target Businesses identified directly by him to IAC, but only after such potential Target Businesses have been first presented to The Lehigh Group Inc. and its subsidiaries and determined by them to be inappropriate. Mr. Zizza's employment agreement with The Lehigh Group Inc. further provides that Mr. Zizza may consider and approve in the ordinary course of business of IAC investment and business opportunities introduced to IAC by Gruntal or others and shall not be under any obligation to introduce such investment and business opportunities to The Lehigh Group Inc. and its subsidiaries.

      Sidney Dworkin has served as a director of IAC since 1995. Mr. Dworkin has also been Chairman of Advanced Modular Systems, Inc., a Florida based seller and lessor of modular buildings since 1988. In addition, since 1993, Mr. Dworkin has been Chairman of Global International Inc., an Ohio based company engaged in the selling or leasing of modular buildings to hospitals and radiology groups. Since 1987, Mr. Dworkin has also been Chairman of Stonegate Trading, Inc., an importer and exporter of health and beauty products. Mr. Dworkin was a co-founder and former Chairman of the Board, President and Chief Executive Officer of Revco Discount Drug Centers. Mr. Dworkin is Chairman of the Board of Comtrex Systems, Inc., a New Jersey based manufacturer of cash registers, and a director of each of Northern Technologies International, a manufacturer of anti-corrosives located in Minnesota, CCA Industries, Inc., a manufacturer of health and beauty aids located in New Jersey, Interactive Technologies, Inc., a Florida based manufacturer of dog bones, Viragen Inc., a Florida based manufacturer of natural interferons, and Paragon Mortgage Corporation, a Georgia based mortgage broker.

      Herbert M. Paul has served as a director of IAC since November 1992. Mr. Paul is an attorney and certified public accountant in private practice specializing in tax and business law. From 1957 until 1982, Mr. Paul was a partner in the accounting firm of Touche Ross & Co. and served as Associate National Director of Taxes at that firm.

      Richard L. Bready has served as a director of IAC since November 1992. Mr. Bready also has been Chairman of the Board and Chief Executive Officer of Nortek, Inc. since 1991, having served as its President since 1979. Nortek Inc., a New York Stock Exchange listed company, manufactures and markets residential, commercial and industrial building products.
     Mr. Bready is also a director of CCX Corporation, a manufacturer of metal and fiberglass screening products, and of The Lehigh Group Inc.

      Alan P. Donenfeld has served as a director of IAC since 1995. Mr. Donenfeld also has been President of Bristol Capital Management, Inc. since 1990, which specializes in locating, structuring, and arranging financing for investments in telecommunications and other industries. From 1987 to 1990, Mr. Donenfeld was a Vice President in the Mergers and Acquisitions Group at Bear, Stearns & Co. Inc. in New York where he worked on numerous leveraged buyouts, corporate mergers, valuations, and fairness opinions. Mr. Donenfeld worked in the Leveraged Buyout and Mergers and Acquisitions Groups at E.F. Hutton & Company, Inc. from 1985 to 1987. Mr. Donenfeld was a founder of Quadrex Securities Corporation, where, from 1982 to 1985, he assisted in raising a leveraged buyout fund which made an equity investment in a number of companies.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board of Directors other than the reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company has not entered into any employment agreements or other understandings with its directors or executive officer concerning compensation. No cash compensation has been paid to any officer or director of IAC to date.

      No family relationships exist among any of the named directors or IAC's executive officer. No arrangement or understanding exists between any such director or officer and any other person pursuant to which any director or officer was elected as a director or officer of IAC.

      In connection with any IAC Stockholder vote relating either to approval of a Business Combination or the liquidation of IAC due to the failure of IAC to effect a Business Combination within the time allowed, each of IAC's directors and its executive officer has agreed to vote his respective shares of IAC Common Stock in accordance with the vote of the majority of the shares voted by all IAC Non-Affiliate Stockholders with respect to such Business Combination or liquidation.

     EXECUTIVE COMPENSATION

      Since IAC's inception in November 1992, Mr. Salvatore J. Zizza, IAC's Chairman of the Board, President and sole executive officer, has not received any compensation from IAC, been issued any options or stock appreciation rights in IAC, nor has Mr. Zizza or any other person entered into any employment agreement with IAC.


                                  PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative stockholder return of IAC Common Stock, based on its market price, with the cumulative total return of companies on the NASDAQ National Market Composite Index. Because of the nature of IAC's business, IAC has been unable to identify a peer group of companies in a similar line of business, and instead, has provided a comparison with companies with a similar market capitalization.

     Such peer group is comprised of 110 companies, each being a company with a market capitalization ranging from $6 million to $8 million.

      The IAC Common Stock commenced trading on the OTC Electronic Bulletin Board on June 28, 1995 and the closing bid price on such date was $8.875. This price has been used as the initial share price. This graph was prepared by Media General Financial Services.


                [Performance Graph Inserted Here]


       ----------------------------------------------------------
                         CALENDAR QUARTER ENDING
       ----------------------------------------------------------
       COMPANY       6/28/1995  6/30/1995  9/29/1995  12/29/1995
      -----------------------------------------------------------
      Initial
      Acquisition       100.00     100.00      90.14      100.00
      Corp.
      ----------------------------------------------------------
      Peer Group        100.00     100.20     107.01       84.30
      ----------------------------------------------------------
      Broad Market      100.00     100.00     111.42      110.52
      ----------------------------------------------------------


      ----------------------------------------------------------
                       CALENDAR QUARTER ENDING
      ----------------------------------------------------------
      COMPANY        3/29/1996  6/28/1996  9/30/1996 11/29/1996
      ----------------------------------------------------------
      Initial
      Acquisition      107.04     104.23     100.00      112.68
      Corp.
      ----------------------------------------------------------
      Peer Group        90.69      88.96      74.31       60.52
      ----------------------------------------------------------
      Broad Market     115.63     124.20     127.62      133.99
      ----------------------------------------------------------


               PROPOSAL TO ELECT DIRECTORS OF THE SURVIVING CORPORATION

      The Board of Directors of IAC has nominated the five persons named below and M. Salvatore J. Zizza for election to the Board of Directors of the Surviving Corporation. One of the nominees (Mr. Zizza) is currently a director of IAC and the other five nominees are currently directors of Hollis-Eden. For biographical information on Mr. Zizza, see "MANAGEMENT OF IAC-Directors and Executive Officer." The Surviving Corporation's Board of Directors will be a "classified board," with only one-third of its directors coming up for election each year. All of the nominees have consented to serve as directors.

      Messrs. Hollis and Bagley have been nominated to serve as Class I directors, whose term shall expire at the first annual meeting of stockholders held after the Effective Time of the Merger. Dr. Prendergast and Mr. Zizza have been nominated to serve as Class II directors whose term shall expire at the second annual meeting of stockholders held after the Effective Time of the Merger and Dr. Merigan and Mr. McDonnell have been nominated to serve as Class III Directors. The term of the Class III directors shall expire at the third annual meeting of stockholders held after the Effective Time of the Merger.

      Each proxy received will be voted "FOR" the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of IAC knows of no reason why any nominee might be unable to serve. If the Merger is not consummated, the current directors of IAC will continue to serve.

      Richard B. Hollis, age 44, is the founder of Hollis-Eden and has served as Hollis-Eden's Chairman, President and Chief Executive Officer since August 1994. Mr. Hollis has over 20 years experience in the health care industry in positions ranging from sales to Chief Executive Officer. Mr. Hollis served as Chief Operating Officer of Bioject Medical from 1991 to 1994, and as Vice President Marketing and Sales/General Manager for Instromedix from 1989 to 1991. From 1986 to 1989, Mr. Hollis served as a general manager of the Western business unit of Genentech, Inc., a manufacturer of biopharmaceuticals. From 1977 to 1986, Mr. Hollis served as a division general manager of Imed Corporation, Inc., a manufacturer of intravenous infusion pumps. Mr. Hollis began his career in the health care industry with Baxter Travenol from 1974 to 1977. Mr. Hollis devotes full time to the affairs of Hollis-Eden. Mr. Hollis received his B.A. in Psychology from San Francisco State University in 1974.

      Patrick T. Prendergast, PhD., age 40, Chief Scientific Officer and a director of Hollis-Eden since August 1994, developed the Products licensed to Hollis-Eden. Dr. Prendergast's specialty is in anti-viral drug screening and assessment. His research interests are virology, molecular immunological, and genetic analysis of animal and human lentiviruses, human herpes virology and immunology, anti-viral agent isolation and retroviral diagnostics. Dr. Prendergast has been primarily engaged in medical research and development activities through two research and development companies controlled by him, Colthurst Limited and Edenland, Inc., since 1985 and 1987, respectively. These companies investigated and screened human hormone DHEA and human protein AFP as anti-HIV drugs. Dr. Prendergast filed foreign patents on the use of these agents for the treatment of HIV/AIDS, and also has several patents pending on unique and novel composition of matter pharmaceutical agents for the treatment of viral caused immune disorders. Dr. Prendergast received his Ph.D. in microbiology from the University College of Galway, Ireland in 1982.

      Thomas Charles Merigan, Jr., M.D., age 62, became Chairman of the Scientific Advisory Board and a director of Hollis-Eden in March 1996. Dr. Merigan has been George E. and Lucy Becker Professor of Medicine at Stanford University School of Medicine from 1980 to the present. Dr. Merigan has also been the Principal Investigator, NIAID Sponsored AIDS Clinical Trials Unit, from 1986 to the present and has been Director of Stanford University's Center For AIDS Research from 1988 to the present. Dr. Merigan is a member of various medical and honorary societies, has lectured extensively within and outside the United States, and authored numerous books and articles and has chaired and edited symposia relating to viruses, infectious diseases, anti-viral agents, HIV and other retroviruses and AIDS. From 1990 to the present, Dr. Merigan has been Chairman, Editorial Board of "HIV: Advances in Research and Therapy" and is also a member of the editorial boards of "Aids Research and Human Retroviruses" (since 1983), "International Journal of Anti-microbial Agents" (since
     1990), and "The Aids Reader" (since 1991), among others. He is a co-recipient of six patents which, among other things, relate to synthetic polynucleotides, modification of hepatitus B virus infection, purified cytomegalovirus protein and composition and treatment for herpes simplex. Dr. Merigan has been Chair, Immunology Advisory Board, Bristol Myers Squibb Corporation (1989-1995) and Chair, Scientific Advisory Board, Sequel Corp

     (1993 - present). In 1994, Stanford University School of Medicine honored him with the establishment of the Annual Thomas C. Merigan Jr. Endowed Lectureship in Infectious Diseases and, in 1996, Dr. Merigan was elected Fellow, American Association for the Advancement of Science. From 1966 to 1992, Dr. Merigan was Head, Division of Infectious Diseases, at Stanford University School of Medicine. Dr. Merigan received his B.A. (with honors) from the University of California at Berkeley in 1955 and his M.D. from the University of California at San Francisco in 1958.

      J. Paul Bagley III, age 52, became a director of Hollis-Eden in March 1996. Mr. Bagley was Chief Executive Officer of Laidlaw Holdings, Inc., an investment services company, from January 1995 until November 1996. Mr. Bagley is a founding principal of Stone Pine Capital Ltd., a group that provides mezzanine capital to fund acquisitions, buyouts, growth and recapitalizations and is also associated with Stone Pine China L.L.C., Stone Pine Mezzanine L.L.C. and Stone Pine Financial Services L.L.C. For more than twenty years prior to October 1988, Mr. Bagley was engaged in investment banking activities with Shearson Lehman Hutton Inc. and its predecessor, E.F. Hutton & Company, Inc. Mr. Bagley served in various capacities with Shearson and E.F. Hutton, including Executive Vice President and Director, Managing Director, Head of Direct Investment Origination and Manager of Corporate Finance. Mr. Bagley controls a United States registered investment advisor which provides advisory services to two United States business development companies. Mr. Bagley serves as Chairman of the Board of Directors of Silver Screen Management, Inc. and International Film Investors, Inc., which manage film portfolios with aggregate assets under management of approximately $1 billion. Mr. Bagley is also a director of Logan Machinery Corporation, a manufacturer of all-terrain vehicles, EurekaBank, a federal savings bank and America First Financial Corporation, a Nasdaq Stock Market listed company. Mr. Bagley graduated from the University of California at Berkeley in 1965 with a B.S.c in Business and Economics and from Harvard Business School in 1968 with an M.B.A. in Finance.

      Brendan R. McDonnell, age 34, is a partner at Lane Powell Spears
     Lubersky, a large Northwest-based law firm, and is Chairman of the Corporate Securities and Finance Group in the firm's Portland, Oregon office. Mr. McDonnell specializes in representing both private and public emerging growth companies, with focus on the high technology industry. Mr. McDonnell joined Lane Powell Spears Lubersky in 1990 after working for approximately three years for Brobeck, Phleger & Harrison, another law firm, in California. Mr. McDonnell holds a B.S. in accounting from Loyola Marymount University and a J.D. from the University of California at Davis.

      All directors will be reimbursed for their expenses of attending Board meetings and will be eligible to receive options under the 1996 IAC Incentive Stock Option Plan, if adopted and approved at the IAC Special Meeting.

      All members of the Surviving Corporation's Board of Directors will hold office until their respective terms expire and the election and qualification of their successors.

      No family relationships exist among Hollis-Eden's directors. Pursuant to the Anti-Serum License Agreement, Dr. Prendergast or, at the option of Edenland, Leo Prendergast, the brother of Dr. Prendergast, has the right to serve as a director of Hollis-Eden until August 25, 1997.

                    SECURITY OWNERSHIP OF IAC PRIOR TO THE MERGER

      The following table sets forth information as of December . , 1996, based on information obtained from the persons named below, with respect to the beneficial ownership (as defined under the applicable rules of the Commission) of shares of IAC Common Stock by (i) each person known by IAC to be the owner of more than 5% of the outstanding shares of IAC Common Stock, (ii) each director and (iii) all directors and the executive officer of IAC as a group:

                                        AMOUNT AND       PERCENTAGE OF
                                        NATURE OF        OUTSTANDING
                                        BENEFICIAL       SHARES OF
              NAME OR GROUP(1)          OWNERSHIP(2)(3)  COMMON STOCK
              ----------------          ---------------  -------------

              Salvatore J. Zizza(4) .   220,000          22.37%

              Richard Bready  . . . .   35,000            4.10

              Herbert Paul  . . . . .   35,000            4.10

              Sidney Dworkin  . . . .   35,000            4.10

              Alan P. Donenfeld . . .   35,000            4.10

              Gruntal & Co.,
              Incorporated  . . . . .   75,000            8.40

              James D. Bowyer(5)
              1117 Chantilly Road
              Los Angeles, California
              90077 . . . . . . . . .   58,800            7.06

              All executive officers
              and directors as
                a group
              (five persons)(4) . . .  360,000           33.86%

     -------------------------------
     (1) Each of the persons listed, unless otherwise noted, has an address in care of IAC.

     (2) Unless otherwise noted, IAC believes that all persons named in the table have sole voting and investment power with respect to all shares of IAC Common Stock beneficially owned by them.

     (3) Includes warrants to purchase units, each unit comprised of one share of IAC Common Stock and one Class A Warrant to purchase, upon consummation of a Business Combination, one share of IAC Common Stock at a price of $9.00, as follows: (i) Salvatore J. Zizza, 50,000 units; (ii) each of Messrs. Bready, Paul, Dworkin and Donenfeld, 10,000 units; (iii) Gruntal, 30,000 units and
               (iv) all executive officers and directors, as a group, 90,000 units.

     (4) Includes 50,000 shares of IAC Common Stock underlying certain other warrants owned by Mr. Zizza which shall become exercisable upon the consummation of the Merger.

     (5)       Based solely on information set forth in Amendment No. 1 to
               Schedule 13D, dated January 8, 1996, filed by Mr. Bowyer with the Commission.

           SECURITY OWNERSHIP OF THE SURVIVING CORPORATION AFTER THE MERGER

      The following table sets forth, on a pro forma basis as if the Merger had been consummated, based on ownership of shares of Common Stock in IAC and Hollis-Eden as of November 30, 1996, the beneficial ownership (as defined under the applicable rules of the Commission) of (i) each person known by IAC and Hollis-Eden who will become, as a result of the Merger, the owner of more than 5% of the outstanding shares of Surviving Corporation Common Stock , (ii) each proposed director of the Surviving Corporation, and (iii) all proposed directors and executive officers of the Surviving Corporation as a group:

                                 Amount and
                                 Nature of         Percentage of
                                 Beneficial       Outstanding Shares
         Name or Group(1)       Ownership(2)        of Common Stock
         ----------------       ------------      ------------------

      Richard B. Hollis (3)      3,328,302              53.51%

      Edenland, Inc. (4)  .        713,208              12.14
      Baybush, Straffan
      County Kildare,
      Ireland

      Dr. Patrick T.
      Prendergast (5) . . .        747,170              12.65

      Gary McAdam (6) . . .        566,038               9.48
      4 West Dry Creek
      Circle
      Suite 140
      Littleton, CO 80120

      Thomas C. Merigan (7)         47,222                  *

      J. Paul Bagley (7)  .         25,000                  *

      Brendan R. McDonnell             -0-                -0-

      Salvatore J. Zizza
      (8) . . . . . . . . .        220,000               3.73

      Laidlaw Equities,
      Inc. (9)  . . . . . .        586,930               9.27
      100 Park Avenue
      New York, NY 10017

      All Officers and
      Directors as a group
      (8 persons) (3)(4)(5)
        (7)(8)  . . . . . .      4,387,694             66.78%

     * Less than one percent

     -------------------------
     (1) Unless otherwise noted, each of the persons listed has an address in care of the Surviving Corporation.

     (2) Unless otherwise noted, IAC and Hollis-Eden believe that all persons named in the table will have sole voting and investment power with respect to all shares of Surviving Corporation Common Stock to be beneficially owned by them after the Merger.

     (3) Includes warrants to purchase up to 475,472 shares of Surviving Corporation Common Stock at $11.02 per share for a period of three years following the Effective Time of the Merger.

     (4) Of these shares, 584,906 shares represent shares to be owned of record by Edenland, 37,736 shares represent shares underlying certain warrants exercisable at $15.90 per share until February 5, 2000 and 90,566 shares represent shares underlying certain warrants exercisable at $11.02 per share for a period of three years following the Effective Time of the Merger. Excludes Edenland's option to purchase up to 169,811 shares of Surviving Corporation Common Stock if and when revenues from the AFP anti-serum and/or a vaccine developed therefrom generate revenues of $200 million, valued at market price, in payment of royalties.

     (5) Dr. Prendergast is the president, a director and the controlling stockholder of Edenland. As such, Dr. Prendergast may be deemed to beneficially own all securities owned by Edenland.

     (6) Includes 226,416 shares underlying certain warrants exercisable at $11.02 per share, which warrants are owned by Creative Investment Services, Inc. Pension Plan and Trust, of which Mr. McAdams is the Trustee.

     (7) Represents shares of Surviving Corporation Common Stock underlying certain outstanding options.

     (8) Includes warrants to purchase up to 150,000 shares of Surviving Corporation Common Stock exercisable upon the Effective Time of the Merger.

     (9) Represents shares of Surviving Corporation Common Stock underlying certain outstanding warrants. Warrants to purchase up to 452,830 of these shares are issuable upon consummation of the Merger.

                   PROPOSED MANAGEMENT OF THE SURVIVING CORPORATION

      Following the Merger, it is contemplated that the following individuals will serve the Surviving Corporation in the capacities set forth below:

      NAME                      AGE    POSITION(S)
      ----                      ---    -----------
      Richard B. Hollis . .      44    Chairman of the Board, President, Chief
                                       Executive Officer and Director

      Patrick T.
      Prendergast, Ph.D.  .      40    Chief Scientific Officer and Director

      Thomas Charles
      Merigan, Jr., M.D.  .      62    Chairman of the Scientific Advisory
                                       Board and Director

      Robert W. Weber . . .      45    Vice President-Controller

      Lois Rezler, Ph.D.  .      45    Vice President-Regulatory Affairs

      J. Paul Bagley III  .      52    Director

      Salvatore J. Zizza  .      50    Director

      Brendan R. McDonnell       34    Director

               For biographical information on each of the above persons (with the exception of Mr. Weber and Dr. Rezler, whose biographies appear below), see "MANAGEMENT OF IAC" and "PROPOSAL TO ELECT DIRECTORS OF THE SURVIVING CORPORATION." At the Effective Time of the Merger, the Board of Directors will designate an Audit Committee. Upon the Effective Time, the members of the Audit Committee will be . , each an independent director. The Audit Committee will review and evaluate the results and scope of the audit and other services provided by the Surviving Corporation's independent accountants, as well as the Surviving Corporation's accounting principles and system of internal accounting controls.

      Robert W. Weber, age 45, has served as Vice President-Controller of Hollis-Eden since March 1996. From October 1994 to March 1996, Mr. Weber was Chief Financial Officer and Vice President Finance of Prometheus Products, a subsidiary of Sierra Semiconductor, a company that designs and markets computer modems and software. From August 1993 to October 1994, Mr. Weber was Chief Financial Officer and Vice President Finance of Amercom, a company that designs, publishes and markets personal computer telecommunications software for the small office, home office and personal communications marketplace. Mr. Weber was also Vice President Finance and Chief Financial Officer of Instromedix from February 1988 to August 1993. Instromedix is engaged in designing, manufacturing and marketing medical electronics devices and software. Prior thereto, Mr. Weber held various financial management positions with Metheus Corporation, a company engaged in designing, manufacturing and marketing computer graphics hardware and software, International Paper Company and General Motors Corporation. Mr. Weber received his B.S. from GMI Institute of Technology in 1975 and his MBA from Stanford Graduate School of Business in 1977.

      Lois Rezler, Ph.D., age 45, became Vice President of Regulatory Affairs of Hollis-Eden in March 1996. For more than ten years, Dr. Rezler has been engaged in consulting for various pharmaceutical and biotechnology corporations including Smith Kline, Smith & Nephew, Cheesborough Ponds, CIBA, Merck Sharpe Dome, Baxter Travenol and others. Dr. Rezler currently acts as a regulatory consultant for Westem Center for Clinical Studies (since January 1996), Inglewood Medical and Mental Health Services (since November 1995), Santa Clarita Medical Center (since January 1995), Interactive Medical Technologies (since August 1993), Puretek Corporation (since November 1993) and Bioremediation Incorporated (since February
     1993). From July 1986 to February 1993, Dr. Rezler was sequential quality assurance (SQA) consultant to Xerox Incorporated. On behalf of her various clients, Dr. Rezler's duties and responsibilities have included working at bench level to assist in drug design and development, preparing and submitting grant applications to various government agencies, consulting in all aspects of preparing IND and NDA submissions to the FDA, including biologics devices, new drugs, priority drugs and orphan drugs. Dr. Rezler's duties also include responsibility for developing time lines and budgets for each project. Dr. Rezler received her B.A., B.S.c and M.A. from London University and her Ph.D. in Public Health from Edinburgh University.

     MEDICAL ADVISORY BOARD

               Hollis-Eden, through Dr. Merigan, Hollis-Eden's Chairman of the Scientific Advisory Board, has established relationships with a group of scientific advisors with expertise in their respective fields that align with Hollis-Eden sponsored programs. Dr. Merigan plans to assemble the Surviving Corporation's Scientific Advisory Board from among these advisors. The Surviving Corporation intends to hold formal semi-annual scientific advisory board meetings to review ongoing studies and exchange ideas. The Surviving Corporation expects that its scientific advisors will consult with management of the Surviving Corporation regarding the status of the Surviving Corporation's work in progress and the evaluation of prospective opportunities for the Surviving Corporation.

               The Surviving Corporation intends to pay certain of its scientific advisors' consulting fees or salaries and expects to provide reimbursement for expenses incurred in connection with service to the Surviving Corporation.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

               The Surviving Corporation's Bylaws will provide that the Surviving Corporation shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Surviving Corporation will also be empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Surviving Corporation intends to enter into indemnity agreements with each of its directors and officers. In addition, the Surviving Corporation will be required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the Surviving Corporation on such persons behalf if it is ultimately determined that such person is not entitled to be indemnified under the Bylaws or otherwise.

               The Surviving Corporation's Certificate of Incorporation will also provide that to the fullest extent permitted by Delaware law, the Surviving Corporation's directors will not be personally liable to the Surviving Corporation and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation will not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will be subject to liability for breach of the director's duty of loyalty to the Surviving Corporation, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Surviving Corporation or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Surviving Corporation or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Surviving Corporation or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Surviving Corporation or its stockholders, for improper transactions between the director and the Surviving Corporation and for improper distributions to stockholders and loans to directors and officers. This provision also will not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

               Upon or promptly after the consummation of the Merger, the Surviving Corporation will seek to acquire and maintain directors' and officers' liability insurance.

     EXECUTIVE COMPENSATION

               From Hollis-Eden's inception in August 1994 through December 31, 1995, no officer of Hollis-Eden (including its Chief Executive Officer) received any salaried compensation for services rendered.

     EMPLOYMENT AGREEMENTS

               Pursuant to an employment agreement between Hollis-Eden and Mr. Richard B. Hollis entered into in November 1996 (the "Hollis Employment Agreement"), Mr. Hollis currently receives from Hollis-Eden an annual base salary of not less than $195,000 and bonuses and equity compensation as determined by the Hollis-Eden Board of Directors. Mr. Hollis' annual base salary will be increased to not less than $225,000 upon the consummation of the Merger. If Mr. Hollis' employment is terminated "without cause," "for insufficient reason" or pursuant to a "change in control" (as such terms are defined in the Hollis Employment Agreement), Mr. Hollis will receive as severance (i) an amount equal to five times his then current annual base salary plus five times the amount of the bonus awarded to him in the prior calendar year, (ii) immediate vesting of all unvested stock options of Hollis-Eden (or the Surviving Corporation, if applicable) held by him and
     (iii) continued benefits under all employee benefit plans and programs for a period of three years. All of such payments are to be made in one lump sum within 30 days of termination. If Mr. Hollis' employment is terminated with cause or if Mr. Hollis resigns other than for "sufficient reason," Mr. Hollis' compensation and benefits will cease immediately and Mr. Hollis will not be entitled to severance benefits. The Hollis Employment Agreement will continue in effect after the consummation of the Merger, with the Surviving Corporation being the obligor thereunder.

               No other Hollis-Eden employment agreements currently exist and it is anticipated that, for the forseeable future, the Surviving Corporation will not enter into any new employment agreements.

     EMPLOYEE BENEFIT PLANS

               1996 Stock Option Plan. In August 1996, Hollis-Eden adopted a Stock Option Plan (the "Plan") which provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code and non-statutory stock options which are not intended to qualify as incentive stock options. The Plan will terminate automatically in August 2006 unless terminated sooner. The Plan allows the Board of Directors of Hollis-Eden to amend, suspend or terminate the Plan, provided that no such action may affect any share of Hollis-Eden Common Stock previously issued and sold or any option previously granted under the Plan. A total of 500,000 shares of Hollis-Eden Common Stock have been reserved for issuance pursuant to the Plan.

               The Plan is administered by the Board of Directors of Hollis-Eden (the "Administrator"), which Administrator is constituted to comply with
     Section 16(b) of the Exchange Act and applicable laws. The Administrator has the power to determine the terms of the options, including the exercise price, the number of shares subject to each option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the Plan must be exercised within three months following the end of the optionee's status as an employee, director or consultant of Hollis-Eden, or within 12 months after the optionee's termination as a result of disability or within 18 months of such optionee's death, but in no event later than the expiration of the option's 10-year term. The exercise price of any incentive stock option granted under the Plan must be at least equal to the fair market value of the Hollis-Eden Common Stock on the date of grant. The exercise price of any nonstatutory stock option granted under the Plan is determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Hollis-Eden's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options which may be granted under the Plan may not exceed 10 years.

               The Plan provides that in the event of a merger of Hollis-Eden into another corporation or a sale of all or substantially all of the assets or like transaction involving Hollis-Eden, each option will be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the vesting period for options held by persons then performing services as employees, directors or consultants shall be accelerated prior to such event; such options will terminate if not exercised after such acceleration and at or prior to such event. In connection with the Merger, all outstanding options granted under the Plan will be substituted for equivalent options of the Surviving Corporation. See "PROPOSAL TO APPROVE AND ADOPT THE IAC 1996 INCENTIVE STOCK OPTION PLAN."

               The following tables set forth information concerning individual grants of stock options, exercises of stock options, and aggregate stock options held for each of the proposed executive officers and directors of the Surviving Corporation. Mr. Salvatore J. Zizza does not hold any such stock options. All of these stock options were granted on March 29, 1996, at which time the Board of Directors of Hollis-Eden determined that the per share fair market value for Hollis-Eden Common Stock was $2.25 per share. None of these stock options has been exercised. Hollis-Eden has not granted any other stock options, except for an incentive stock option to purchase 500 shares of Hollis-Eden Common Stock granted in November 1996 under the Plan to an employee of Hollis-Eden.

                                      OPTION GRANTS IN 1996
                                        INDIVIDUAL GRANTS
                           ----------------------------------------------
                           NUMBERED    PERCENTAGE OF
                           SECURITIES  TOTAL OPTIONS
                           UNDERLYING  GRANTED TO    EXERCISE
                           OPTIONS     EMPLOYEES IN  PRICE PER  EXPIRATION
      NAME                 GRANTED     1996(4)       SHARE      DATE
      --------------       ----------  ------------  ---------  ----------
      Richard Hollis       200,000(1)  37.0%         $2.25      3/15/06
      Patrick Prendergast   50,000(1)   9.3%         $2.25      3/15/06
      Thomas C. Merigan    125,000(2)  23.1%         $2.25      3/15/03
      Robert Weber          40,000(1)   7.4%         $2.25      3/15/03
                            25,000(1)   4.6%         $2.25      3/15/06
      Lois Rezler           50,000(1)   9.3%         $2.25      3/15/03
      J. Paul Bagley        25,000(3)   4.6%         $2.25      3/15/03
      Brendan McDonnell     25,000(1)   4.6%         $2.25      3/15/06


                                   POTENTIAL
                                   REALIZABLE VALUE AT
                                   ASSUMED ANNUAL
                                   RATES OF STOCK
                                   PRICE APPRECIATION
                                   FOR OPTION TERM (5)
                                   ---------------------
      NAME                           5%            10%
      -------------------          ---------------------
      Richard Hollis                $283,000   $717,400
      Patrick Prendergast           $ 70,750   $179,350
      Thomas C. Merigan             $114,500   $266,875
      Robert Weber                  $ 36,640   $ 85,400
                                    $ 35,375   $ 89,675
      Lois Rezler                   $ 45,800   $106,750
      J. Paul Bagley                $ 22,900   $ 53,375
      Brendan McDonnell             $ 35,375   $ 89,675

     ---------------------------
     (1) One-third of the shares subject to such option shall vest and become exercisable on the first anniversary of the date of grant, and the remaining shares shall vest in 24 equal monthly installments thereafter based on continued employment and/or service with Hollis-Eden (or its successor).

     (2) Options to purchase 25,000 shares are vested and are currently exercisable, and the remaining shares subject to this option will vest and be exercisable in equal monthly installments over a three-year period based on continued service as a director of Hollis-Eden (or its successor) and Chairman of the Scientific Advisory Board.

     (3)  All options are vested and may be exercised immediately.

     (4) Based on options to purchase an aggregate of 540,500 shares granted to employees and directors.

     (5) The potential realizable value is calculated based on the term of the option at its date of grant (7 years and 10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Commission, and do not reflect Hollis-Eden's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Hollis-Eden's (and consequently, the Surviving Corporation's) Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all Hollis-Eden (and consequently, Surviving Corporation) Stockholders.


                            PROPOSAL TO APPROVE AND ADOPT
                       THE 1996 IAC INCENTIVE STOCK OPTION PLAN

     GENERAL

      The following description of the 1996 IAC Incentive Stock Option Plan
     (the "IAC Plan") is a summary and is qualified in its entirety by reference to the IAC Plan, as proposed to be adopted, which is attached hereto as Annex D. The IAC Plan will continue as the Incentive Stock Option Plan of the Surviving Corporation following the consummation of the Merger and, at the Effective Time, all outstanding options granted under Hollis-Eden's Plan will be substituted for equivalent options under the IAC Plan.

      On November 1, 1996, the IAC Board of Directors adopted the IAC Plan, subject to approval of the IAC Stockholders at the IAC Special Meeting.

     PURPOSE OF THE GRANT OF OPTIONS

      The purpose of the IAC Plan is to encourage selected management, key employees, directors and certain other persons associated with IAC (including any successor) to acquire an investment in IAC's business, thereby strengthening their commitment to remain with, or join, IAC. The IAC Plan contemplates the grant to such persons of "incentive stock options" under Section 422 of the Code ("ISOs") and nonqualified stock options ("NSOs").

      The IAC Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified or intended to be qualified under Section 401(a) of the Code.


     SECURITIES TO BE OFFERED

      An aggregate of 1,000,000 shares of IAC Common Stock have been reserved for issuance upon the exercise of options granted pursuant to the IAC Plan (subject to adjustment as provided in the IAC Plan upon the occurrence of certain changes in the capitalization of IAC and certain other corporate transactions). To date, no options under the IAC Plan have been granted.


     ADMINISTRATION

      The Incentive Plan is to be administered by the Incentive Stock Option Committee (the "Option Committee"), consisting of Messrs. . , each a "disinterested person" within the meaning of Rule 16(b)-3(c)(2)(i) of the Exchange Act, with respect to the IAC Plan. Following the consummation of the Merger, it is anticipated that Messrs. . , each a disinterested person, will comprise the Surviving Corporation's Option Committee. Subject to the terms of the IAC Plan and such limitations as the IAC Board of Directors may impose, the Option Committee shall be responsible for the overall management and administration of the IAC Plan and shall have such authority as may be necessary or appropriate to carry out its responsibilities, including, without limitation, the authority to (i) determine the persons (other than a member of the Option Committee) to whom, and the time or times at which, grants shall be made as well as the terms of ISOs and NSOs,
     (ii) interpret and construe the terms of the IAC Plan and any instrument thereunder, and (iii) adopt rules and regulations, prescribe forms and take any other actions not inconsistent with the IAC Plan as it may deem necessary or appropriate.


     PERSONS WHO MAY PARTICIPATE

      Officers, key employees and directors of IAC, as well as certain consultants, advisors and other persons who provide services to IAC (other than a member of the Option Committee), are eligible to participate in the IAC Plan without regard to length of employment or service. Any such person who is not an "employee" of IAC, within the meaning of Section 422 of the Code, is not eligible to receive ISOs.

      No options will be granted after November 1, 2006, the date upon which the IAC Plan will terminate if it is not terminated earlier by the IAC Board.


     DESCRIPTION OF OPTIONS

      The exercise price of an option granted under the IAC Plan and the period during which it may be exercised will be determined by the Option Committee at the time of grant, subject to the terms and conditions of the IAC Plan. The exercise price of an ISO, however, shall not be less than the fair market value of the shares subject to such ISO on the date of grant (or 110% of such fair market value in the case of ISOs granted to an individual who is a 10% or greater stockholder). No options may be exercised until at least six months after the date upon which the option was granted.

      In no event will options expire later than the expiration of ten years from the date of grant (or five years from the date of grant in the case of ISOs granted to an individual who is a 10% or greater stockholder).
     Options that are otherwise exercisable may be exercised in whole or in part.

      In the event of (i) a "change of control," (ii) retirement of a holder from IAC on or after the holder's 65th birthday, (iii) disability or death of a holder, or (iv) upon the occurrence of such special circumstances or events as in the opinion of the Option Committee merits special consideration, options granted pursuant to the IAC Plan will vest and become immediately exercisable (but in no event prior to six months after the date of grant). A change of control will be deemed to occur for these purposes if either (i) after the Effective Time, any person (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes, without the approval of the IAC Board, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the combined voting power of IAC; (ii) the stockholders of IAC approve either (a) an agreement to merge or consolidate in a transaction in which IAC is not the surviving entity, (b) an agreement to sell or dispose of all or substantially all of IAC's assets, or (c) a plan to liquidate IAC, unless the IAC Board determines that options will not vest upon an event described in (a), (b) or (c); or (iii) during any period of two consecutive years, individuals constituting at least of a majority of the IAC Board at the beginning of such period cease to constitute a majority thereof, unless the election or nomination for election by IAC's Stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

      If the optionee's employment with IAC terminates or if the optionee's association with IAC terminates (in the case of a consultant, advisor or other service provider), options that are exercisable on his termination date shall remain exercisable until the expiration of three months from such termination date (extended to 12 months if such termination occurs due to the optionee's death or disability).

      To the extent that the aggregate fair market value (determined at the time an ISO is granted) of shares of IAC Common Stock subject to ISOs are exercisable for the first time by an optionee during a calendar year (under all stock option plans of IAC) exceeds $100,000, such ISOs shall be treated as NSOs.


     PAYMENT FOR SHARES

      Payment for shares of IAC Common Stock purchased upon exercise of an option must be made in full upon exercise, either in cash or check or in shares of outstanding IAC Common Stock, as determined by the Stock Option Committee. The proceeds received by IAC from the sale of shares of IAC Common Stock pursuant to the IAC Plan shall be used for general corporate purposes.


     TRANSFER RESTRICTIONS

      Options are not transferable other than by will or the laws of descent and distribution and, upon the occurrence of any event permitting such a transfer, the entire option must be transferred to the same person or entity. An optionee is required to notify IAC if he disposes of shares of IAC Common Stock acquired pursuant to the exercise of an ISO within two years of the date the ISO was granted or within one year of the date the ISO was exercised.


     AMENDMENT AND TERMINATION

      The IAC Board may amend or terminate the IAC Plan at any time or from time to time; provided, however, that unless all required approvals have been received, no amendment will be made that would (i) increase the maximum number of shares as to which options may be granted, or (ii) materially modify the requirements as to eligibility for participation. No amendment is permitted which would adversely affect the rights of any optionee under an option granted prior to such amendment, unless the optionee consents thereto. In addition, no amendment will be made that would result in the disqualification of any ISO as an "incentive stock option" within the meaning of Section 422 of the Code.


     FEDERAL INCOME TAX CONSEQUENCES

      The following is a general discussion of the federal income tax consequences to an optionee and IAC of the grant and exercise of an option pursuant to the IAC Plan and the disposition of stock acquired upon exercise of any option. Because the consequences will vary for any one of a number of reasons, IAC urges each optionee to consult his own tax advisor with respect to the tax consequences of such transactions. The following summary does not purport to be complete and does not take into account state or local tax implications.

      General

      The grant of an option under the IAC Plan, whether or not an ISO, does not result in any tax consequences to IAC or the optionee. The tax consequences of exercising an option or disposing of IAC Common Stock purchased by an optionee upon exercise of an option ("option stock") depend upon whether the option is an ISO or an NSO.


      Nonqualified Stock Options

      An optionee, if he is not a director, officer or beneficial owner of more than ten percent of the outstanding shares of IAC Common Stock (hereinafter, a "director, officer or principal stockholder"), will realize income as compensation, at the time he exercises an NSO, in an amount equal to the amount by which the then fair market value of the IAC Common Stock acquired pursuant to the exercise of the NSO exceeds the price paid for such IAC Common Stock. Section 83 of the Code provides generally that, if a director, officer or principal stockholder receives shares pursuant to the exercise of such an option, he will realize ordinary income only when he can sell such shares at a profit without being subject to liability under section 16(b) of the Exchange Act, at which time he will be subject to tax on the difference between the then fair market value of the shares and the price paid for them. Alternatively, a director, officer or stockholder who would not otherwise be subject to tax on the value of his shares as of the date they were acquired can file a written election with the Internal Revenue Service, no more than 30 days after the shares are transferred to him, to be taxed as of the date of the transfer. The optionee then will realize income, as compensation, in a total amount equal to the amount by which the fair market value of the shares, as of the date he acquired them, exceeds the price paid for such shares.

      Shares of IAC Common Stock issued pursuant to the exercise of an NSO generally will constitute a capital asset in the hands of an optionee (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an optionee (including a director, officer or principal stockholder) will commence upon the date he recognizes income with respect to the issuance of such shares, as described above.
     The optionee's basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for such shares.

      Incentive Stock Options

      If an optionee exercises an ISO, the optionee does not recognize income upon exercise, provided that the optionee was an employee of IAC at all times from the date when the option was granted until not less than three months before exercise. (This three-month period is extended to one year if the optionee's employment terminates as a result of permanent and total disability, and is waived in the case of the optionee's death while employed by IAC). However, the excess of the fair market value of Common Stock acquired upon exercise of an ISO (determined at the time of such exercise) over the exercise price generally constitutes an item of adjustment for purposes of determining the optionee's alternative minimum tax liability for the taxable year of the exercise.

      If an optionee exercises an ISO and fails to satisfy the three-month (one-year in the case of permanent and total disability) employment period requirement, the optionee must include in gross income, as compensation for the taxable year of exercise, an amount equal to the excess of the fair market value of the option stock at the time of exercise over the exercise price. If an optionee subsequently disposes of option stock which, when exercised, did not satisfy the employment period requirement, the optionee must include in gross income as capital gain (or loss) for the taxable year, the difference between amount realized by the optionee upon such disposition and the fair market value of the option stock at the time of exercise.

      If (i) an optionee satisfied the employment period requirement set forth above at the time the ISO was exercised, (ii) disposes of option stock that was acquired by the optionee pursuant to an ISO more than one year prior to the disposition, (iii) such ISO was granted to the optionee more than two years prior to the disposition, and (iv) the amount realized in the disposition exceeds the exercise price, then the optionee must include in gross income, as capital gain for the taxable year of the disposition an amount equal to the excess of the amount realized in the disposition over the exercise price. (If, instead, the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to such excess as a capital loss for such year.)

      If (i) an optionee satisfied the employment period requirement set forth above, at the time the ISO was exercised, (ii) disposes of option stock within two years after the related ISO is granted or within one year after the option stock was acquired by the optionee, and (iii) the amount realized in the disposition exceeds both the exercise price and the fair market value of the option stock on the date of exercise, then the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of such fair market value over the exercise price, and must include in gross income as gain an amount equal to the excess of the amount realized in the disposition over such fair market value. Such gain is generally treated as capital gain, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of the disposition. If, instead, the amount realized in the disposition exceeds the exercise price, but is less than the fair market value of the option stock on the date of exercise, the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of the amount realized over the exercise price. If the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to such excess as a loss for the taxable year of the disposition. Such loss is generally treated as capital loss, long-term or short term, depending upon the length of time elapsed between the time the option stock was acquired and the time of the disposition.


      Tax Consequences to IAC

      If an optionee includes an amount in gross income as compensation for a taxable year under the foregoing rules, IAC is generally entitled to a corresponding deduction for its taxable year that includes the last day of the affected taxable year of the optionee.


      Section 280G of the Code

      In addition to the Federal income tax consequences discussed above,
     Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his "base salary" (as hereinafter defined), then any amount received in excess of base salary shall be considered an "excess parachute payment." An individual's "base salary" is equal to his average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change in control occurs. If the taxpayer establishes, by clear and convincing evidence, that such payment is reasonable compensation for past or future services, then all or a portion of such payment may be deemed not to be a parachute payment. Under certain circumstances, options may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed in connection with such payment, the optionee will be subject to an excise tax equal to 20% of such excess payment, and IAC will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

     REQUIRED VOTE

      Under the DGCL and IAC's Charter, the IAC Board of Directors has the authority to grant stock options to officers, key employees, consultants and advisors providing goods or services to IAC without stockholder approval. Under the rules of the Exchange Act, however, stockholder approval is required with respect to the IAC Plan to be exempt from the provisions of Section 16(b) of the Exchange Act. Accordingly, the IAC Board of Directors approved the IAC Plan upon the condition that the IAC Plan would not be effective unless ratified and approved by the IAC Stockholders at the IAC Special Meeting. The affirmative vote of a majority of the outstanding shares of IAC Common Stock voting in person or by proxy at the IAC Special Meeting is required for ratification and approval of the IAC Plan.

     RECOMMENDATION AND VOTE

      THE IAC BOARD OF DIRECTORS RECOMMENDS THAT IAC STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE IAC PLAN.

      Each properly executed proxy received will be voted "FOR" the approval and adoption of the IAC Plan unless otherwise specified in the proxy.


                           DESCRIPTION OF IAC'S SECURITIES

     COMMON STOCK

      IAC is authorized to issue 10,000,000 shares of IAC Common Stock. As of the date of this Joint Proxy Statement/Prospectus, 833,250 shares of IAC Common Stock were outstanding, held of record by [38] persons. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of IAC Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of IAC out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of IAC, the holders of IAC Common Stock will be entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the IAC Common Stock. The Initial IAC Stockholders have agreed to waive their respective rights to participate in a liquidation distribution prior to the consummation of the first Business Combination. Holders of shares of IAC Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the IAC Common Stock. All of the outstanding shares of IAC Common Stock are, and the shares of Surviving Corporation Common Stock to be issued in connection with the Merger, when issued, will be validly authorized and issued, fully paid and nonassessable.

     PREFERRED STOCK

      IAC's Charter authorizes the issuance of 5,000 shares of "blank check" preferred stock, par value $.01 per share (the "Preferred Stock"), with such designations, powers, preferences, rights, qualifications, limitations and restrictions of such series as the Board of Directors, subject to the laws of the State of Delaware, may determine from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of IAC Common Stock. Such Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of IAC. No shares of Preferred Stock are currently outstanding.

     WARRANTS

      Each Class A Warrant entitles the holder thereof to purchase one share of Surviving Corporation Common Stock at a price of $9.00 per share, subject to adjustment in certain circumstances. The Class A Warrants will be initially exercisable upon the consummation of the Merger and expire at 5:00 p.m., New York City time, on May 15, 2000.

      Each Class B Warrant entitles the holder thereof to purchase one Unit (i.e., one share of Surviving Corporation Common Stock and one Class A Warrant) at a price of $.25 per Unit, subject to adjustment in certain circumstances. The Class B Warrants will be initially exercisable upon the consummation of the Merger and expire at 5:00 p.m., New York City time, on the first anniversary of the date of the Merger.

      The Surviving Corporation may call the Warrants for redemption, each as a class, in whole and not in part, at the option of the Surviving Corporation, at a price of $.05 per Warrant at any time after the consummation of the Merger, upon not less than 30 days' prior written notice, provided that the last sale price of Surviving Corporation Common Stock, if Surviving Corporation Common Stock is listed for trading on an exchange or interdealer quotation system which provides last sale prices, or, the average of the closing bid and asked quotes, if Surviving Corporation Common Stock is listed for trading on an interdealer quotation system which does not provide last sale prices, on all 10 of the trading days ending on the day immediately prior to the day on which the Surviving Corporation gives notice of redemption, has been $11.00 or higher. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

      The exercise price and number of shares of Surviving Corporation Common Stock issuable on exercise of the Class A Warrants are subject to adjustments under certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of IAC (or the Surviving Corporation). The Warrants, however, are not subject to adjustment for issuance of shares of IAC (or Surviving Corporation) Common Stock at prices below their respective exercise prices.

      IAC (and the Surviving Corporation) each has the right, in its sole discretion, to decrease the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders, subject to compliance with applicable laws. In addition, IAC (and the Surviving Corporation) has the right, in its sole discretion, to extend the expiration date of the Warrants on five business days' prior written notice to the warrantholders.


                          COMPARISON OF STOCKHOLDERS' RIGHTS

      The following is a summary of material differences between the rights of holders of Hollis-Eden Common Stock and the rights of holders of IAC Common Stock. As each of Hollis-Eden and IAC is organized under and subject to the laws of the State of Delaware, these differences arise from various provisions of Hollis-Eden's and IAC's respective charter and bylaws. Additionally, after the Effective Time, the Hollis-Eden Charter and Bylaws will operate as the charter and bylaws of the Surviving Corporation.

     NUMBER, ELECTION AND REMOVAL OF DIRECTORS

      Subject to the rights of the holders of any series of preferred stock, the Board of Directors of Hollis-Eden is divided into three classes designated as Class I, Class II and Class III, with directors assigned to each class in accordance with resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Also subject to the rights of the holders of any series of preferred stock, no director shall be removed without cause.

      The Board of Directors of IAC is comprised of one class of directors made of up not more than eight directors, each of whom is elected annually at the annual meeting of IAC Stockholders. Directors of IAC may be removed with or without cause.

     AMENDMENTS TO THE BYLAWS

      The Hollis-Eden Bylaws may be amended by either the majority vote of the Board of Directors or the affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock of Hollis-Eden.

      The IAC Bylaws may be amended by either the majority vote of the Board Directors or the affirmative vote of the holders of a majority of the outstanding stock of IAC entitled to vote.

     WRITTEN ACTION BY STOCKHOLDERS

      No action shall be taken by Hollis-Eden Stockholders except at an annual or special meeting of such stockholders.

      IAC Stockholders may take any action required or permitted to be taken at any annual or special meeting of stockholders without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares entitled to vote thereon.

     SPECIAL MEETINGS OF STOCKHOLDERS

      Special meetings of Hollis-Eden Stockholders may be called for any purpose or purposes by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors .

      Special meetings of IAC Stockholders may be called for any purpose or purposes at any time by (i) the President or by the Board of Directors or
     (ii) the President or a Vice President or the Secretary whenever IAC Stockholders holding not less than a majority of all of the outstanding stock entitled to vote at such meeting shall make a written application therefor stating the purpose or purposes for such a meeting.

     ADVANCE NOTICE REQUIREMENTS IN CONNECTION WITH STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS AT ANNUAL MEETINGS

      For business to be properly brought before an annual meeting by a Hollis-Eden Stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of Hollis-Eden. To be timely, such stockholder's notice must be delivered to or mailed and received at the principal executive offices of Hollis-Eden not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of Hollis-Eden's preceding year's annual meeting. Such notice shall set forth as to each general matter such stockholder proposes to bring a brief description of the business desired to be brought, the reasons for conducting such business at the annual meeting and all other information relating to such matter as is required to be disclosed to stockholders under the Exchange Act.

      IAC does not have similar advance notice provisions.


                            TRANSFER AGENTS AND REGISTRARS

      The transfer agent and registrar for shares of IAC Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.


                                    LEGAL MATTERS

      The validity of the shares of IAC Common Stock being offered by this Joint Proxy Statement/Prospectus is being passed upon for IAC by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019.


                                       EXPERTS

      The financial statements of IAC as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995, 1994 and 1993 have been included herein and in the Registration Statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Hollis-Eden as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the period from inception (August 15, 1994) to December 31, 1994 included in this Prospectus have been so included in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      It is expected that representatives of BDO Seidman, LLP, and Price Waterhouse LLP will be present at the Special Meetings of IAC and Hollis-Eden, respectively, to respond to questions. They will be given an opportunity to make a statement should they so desire.

                            INDEX TO FINANCIAL STATEMENTS


     IAC                                                                    Page
     ---                                                                    ----


     Report of Independent Certified Public Accountants  . . . . . . . . .  F-2

     Statements of Operations for the years ended December 31, 1995,
     1994 and 1993, the nine months ended September 30, 1996 and 1995 and for the period January 1, 1993 to September 30, 1996  . . . . . .  F-3

     Balance Sheets - December 31, 1995 and 1994 and September 30, 1996. .  F-4

     Statements of Common Stock, Common Stock Subject to Possible Redemption, Preferred Stock, Additional Paid-In Capital and Earnings Accumulated During the Development Stage for the years ended December 31, 1995,
     1994 and 1993 and the nine months ended September 30, 1996  . . . . .  F-5

     Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993, the nine months ended September 30, 1996 and 1995 and for the period January 1, 1993 to September 30, 1996  . . . . . . . . . .  F-6

     Notes to Financial Statements . . . . . . . . . . . . . . . . . . . .  F-7

     HOLLIS-EDEN
     -----------

     Report of Independent Accountants . . . . . . . . . . . . . . . . . .  F-12

     Balance Sheet - December 31, 1995, 1994 and September 30, 1996  . . .  F-13

     Statement of Operations for the year ended December 31, 1995, for the period from inception (August 15, 1994) to December 31, 1994, for the period from inception (August 15, 1994) to December 31, 1995, for the nine months ended September 30, 1996 and 1995
     and for the period from inception (August 15, 1994) to
        September 30, 1996                                                  F-14

     Statement of Stockholders' Deficit  . . . . . . . . . . . . . . . . .  F-15

     Statement of Cash Flows for the year ended December 31, 1995, for the period from inception (August 15, 1994) to December 31, 1994, for the period from inception (August 15, 1994) to December 31, 1995, for the nine months ended September 30, 1996 and 1995
     and for the period from inception (August 15, 1994)
        to September 30, 1996                                               F-16

     Notes to Financial Statements . . . . . . . . . . . . . . . . . . . .  F-18

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     Board of Directors and Stockholders of
          Initial Acquisition Corp.
          (a corporation in the development stage)
     New York, New York

     We have audited the accompanying balance sheets of Initial Acquisition Corp. (a corporation in the development stage), as of December 31, 1995 and 1994, and the related statements of operations, common stock, common stock subject to possible redemption, preferred stock, additional paid-in capital and earnings accumulated during the development stage, and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of Initial Acquisition Corp. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.


     /s/ BDO Seidman, LLP
     --------------------------------
     BDO Seidman, LLP



     New York, New York

     February 15, 1996

                              INITIAL ACQUISITION CORP.
                       (a corporation in the development stage)

                               STATEMENTS OF OPERATIONS
                               ------------------------



                                        YEAR ENDED
                                        DECEMBER 31,
                                  -------------------------     9 MONTHS
                                                                ENDED
                                                                9/30/96
                                  1995      1994      1993      -----------
                                  ------    -----     -----     (UNAUDITED)

     INTEREST INCOME . . . . . .  $224,305  $    -    $    -    $264,986

     GENERAL AND ADMINISTRATIVE
        EXPENSES . . . . . . . .  (71,782)  (7,000)   (7,186)   (132,152)

     PROVISION FOR TAXES . . . .  (52,000)       -          -   (32,150)
                                  -------   ------    --------  --------

     NET INCOME (LOSS) . . . . .  $100,523  $(7,000)  $(7,186)  $100,684
                                  ========  ========  ========  ========

     EARNINGS (LOSS) PER SHARE .  $    .16  $  (.03)  $  (.03)  $    .12
                                  ========  ========  ========  ========


     WEIGHTED AVERAGE COMMON
        SHARES OUTSTANDING . . .  608,250   233,250   233,250   833,250
                                  =======   =======   =======   =======




                                              PERIOD
                                              JANUARY 1,
                                  9 MONTHS    1993 TO
                                  ENDED       SEPTEMBER 30,
                                  9/30/95     1996
                                  ----------  ------------
                                  (UNAUDITED) (UNAUDITED)

     INTEREST INCOME . . . . . .  $123,228    $489,291

     GENERAL AND ADMINISTRATIVE
        EXPENSES . . . . . . . .  (15,405)    (218,120)

     PROVISION FOR TAXES . . . .      -        (84,150)
                                  --------    --------


     NET INCOME (LOSS) . . . . .  $107,823    $187,021
                                  ========    =========

     EARNINGS (LOSS) PER SHARE .  $    .20
                                  ========


     WEIGHTED AVERAGE COMMON
        SHARES OUTSTANDING . . .   533,250
                                  ========

              See accompanying notes to financial statements.

                              INITIAL ACQUISITION CORP.
                       (a corporation in the development stage)

                                    BALANCE SHEETS
                                   ---------------



                                           DECEMBER 31,       SEPTEMBER 30,
     ASSETS
     ------                              1995       1994         1996
                                         -----      -----     -----------
                                                              (unaudited)
     CURRENT ASSETS:
        Cash and cash equivalents  . .   $  305,171 $ 11,096  $  202,165
        Investment in U.S. Treasury
         Bills . . . . . . . . . . . .    6,213,588      -     6,469,000
                                         ---------- --------  ----------

                    Total current
                    assets . . . . . .   6,518,759   11,096   6,671,165

                                              -      63,043      21,099
        Deferred registration costs  .   ---------- -------   ---------

                    Total  . . . . . .  $6,518,759  $74,139  $6,692,264
                                        ==========  =======  ==========


     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

     LIABILITIES AND STOCKHOLDERS'
     EQUITY:
        Accrued expenses . . . . . . .  $   37,640  $    -    $  78,311
        Income taxes payable . . . . .      52,000       -       84,150
        Due to stockholders  . . . . .         -      6,000
        Common stock, subject to
           possible redemption,
           89,940 shares at conversion
           value . . . . . . . . . . .     932,316       -      969,703
        Preferred stock, $.01 par value
           - shares authorized
           5,000; none issued  . . . .          -        -
        Common stock, $.01 par value -
           shares authorized
           10,000,000; issued and
           outstanding 833,250
           (which includes 89,940
           shares subject to
           possible conversion) and
           233,250, respectively . . .       7,434    2,333       7,434
        Additional paid-in capital . .   5,436,065   79,992   5,436,065
        Earnings (deficit) accumulated
           during development stage  .      53,304  (14,186)    116,601
                                         ---------  --------  ---------

     COMMITMENTS . . . . . . . . . . .

                    Total  . . . . . .  $6,518,759  $74,139  $6,692,264
                                        ==========  =======  ==========


              See accompanying notes to financial statements.

                              INITIAL ACQUISITION CORP.
                       (A CORPORATION IN THE DEVELOPMENT STAGE)

                 STATEMENTS OF COMMON STOCK, COMMON STOCK SUBJECT TO
                        POSSIBLE REDEMPTION, PREFERRED STOCK,
                 ADDITIONAL PAID-IN CAPITAL AND EARNINGS ACCUMULATED
                             DURING THE DEVELOPMENT STAGE
                     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                   AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                  -------------------------------------------------


                                                              COMMON STOCK
                                                               SUBJECT TO
                                         COMMON STOCK      POSSIBLE REDEMPTION
                                       -----------------   -------------------
                                       SHARES     AMOUNT    SHARES     AMOUNT
                                       ------     ------   -------    -------

      BALANCE AT JANUARY 1, 1993  .         -      $   -        -     $
         Issuance of founders shares  188,250      1,883        -         -
         Sale of common stock . . .    45,000        450        -         -
         Net loss . . . . . . . . .         -          -        -         -
                                    ---------  ---------   -------    -------
      BALANCE AT DECEMBER 31, 1993    233,250      2,333        -         -
         Net loss . . . . . . . . .         -          -        -         -
                                    ---------  ---------   --------   -------
      BALANCE AT DECEMBER 31, 1994    233,250      2,333        -         -
         Sale of 600,000 shares, net
          of underwriting discounts
          and offering costs  . . .   510,060      5,101    89,940    899,283
         Net income . . . . . . . .         -          -        -         -
         Accretion to redemption
          value of common stock . .         -          -        -      33,033
                                    ---------  ---------   -------    -------
      BALANCE AT DECEMBER 31, 1995    743,310      7,434    89,940    932,316
                                    ---------  ---------   -------    -------
         Net Income (unaudited) . .         -          -        -         -
      Accretion to redemption value
       of stock
         (Unaudited)  . . . . . . .         -          -        -      37,387
                                    ---------  ---------   -------    -------
      BALANCE AT SEPTEMBER 30, 1996
      (unaudited) . . . . . . . . .   743,310     $7,434    89,940   $969,703
                                    =========  =========   =======   ========


                                                        EARNINGS
                                                       (DEFICIT)
                                                        ACCUMULATED
                                       ADDITIONAL        DURING THE
                                        PAID-IN         DEVELOPMENT
                                        CAPITAL            STAGE
                                       ---------        ------------

      BALANCE AT JANUARY 1, 1993  .    $                 $
         Issuance of founders shares      16,942                -
         Sale of common stock . . .       63,050                -
         Net loss . . . . . . . . .            -           (7,186)
                                       ----------        ---------
      BALANCE AT DECEMBER 31, 1993        79,992           (7,186)
         Net loss . . . . . . . . .            -           (7,000)
                                       ----------        ---------
      BALANCE AT DECEMBER 31, 1994        79,992          (14,186)
         Sale of 600,000 shares, net
          of underwriting discounts
          and offering costs  . . .    5,356,073                -
         Net income . . . . . . . .            -          100,523
         Accretion to redemption
          value of common stock . .            -          (33,033)
                                      ----------         ---------
      BALANCE AT DECEMBER 31, 1995     5,436,065           53,304
                                      ----------         ---------
         Net Income (unaudited) . .            -          100,684
      Accretion to redemption value
       of stock
         (Unaudited)  . . . . . . .            -          (37,387)
                                      ----------         ---------
      BALANCE AT SEPTEMBER 30, 1996
      (unaudited) . . . . . . . . .   $5,436,065         $116,601
                                      ==========         =========


                    See accompanying notes to financial statements.

                              INITIAL ACQUISITION CORP.
                       (A CORPORATION IN THE DEVELOPMENT STAGE)

                               STATEMENTS OF CASH FLOWS
                              -------------------------

                                               YEAR ENDED
                                              DECEMBER 31,
                                  ------------------------------------

                                     1995          1994         1993
                                    ------        ------       -------
      CASH FLOWS FROM OPERATING
      ACTIVITIES:
        Net income (loss) . . . $ 100,523      $   (7,000)  $   (7,186)
        Adjustments to
         reconcile net income
         (loss) to net cash
         used in operating
         activities:
          Accrued interest
           income . . . . . . .  (214,370)              -          -
          Change in assets
           and liabilities:
             Accrued expenses .     31,640              -       6,000
             Income taxes
              payable . . . . .     52,000              -          -
                                ----------     ----------   -----------
             Deferred
              acquisition cost

               Net cash used in
                operating
                activities  . .    (30,207)        (7,000)       (1,186)
                                -----------    ----------   -----------
      CASH FLOWS FROM INVESTING
      ACTIVITIES:
               Purchase of U.S.
                Treasury
                Bills . . . . .
               Proceeds from
                U.S. Treasury
                Bills . . . . .   (5,999,218)           -            -
                                ------------   ----------   ----------

      CASH FLOWS FROM FINANCING
      ACTIVITIES:
        Proceeds from sale of
         common stock . . . . .         -               -        82,325
        Net proceeds from
         public offering  . . . 6,260,457               -             -
        Deferred registration
         costs  . . . . . . . .    63,043         (10,821)      (52,222)
                                ---------      ----------   -----------

        Net cash provided by
         (used in) financing
         activities . . . . . . 6,323,500         (10,821)       30,103
                                ---------      ----------   -----------

      NET INCREASE (DECREASE)
       IN CASH AND CASH
       EQUIVALENTS  . . . . . .   294,075         (17,821)       28,917

      CASH AND CASH
       EQUIVALENTS,
       beginning of year  . . .    11,096          28,917             -
                                ---------      ----------   -----------

      CASH AND CASH
       EQUIVALENTS,
       end of year  . . . . . . $   305,171       $11,096       $28,917
                                ===========    ==========   ===========

                   See accompanying notes to financial statements.

                                                                     PERIOD
                                                                   JANUARY 1,
                                    9 MONTHS        9 MONTHS        1993 TO
                                     ENDED           ENDED       SEPTEMBER 30,
                                    9/30/96         9/30/95           1996
                                  -----------     -----------    -------------
                                  (UNAUDITED)     (UNAUDITED)     (UNAUDITED)

      CASH FLOWS FROM OPERATING
      ACTIVITIES:
        Net income (loss) . . .  $   100,684      $  107,823        $187,021
        Adjustments to
         reconcile net income
         (loss) to net cash
         used in operating
         activities:
          Accrued interest
           income . . . . . . .     (255,412)       (117,666)       (469,782)
          Change in assets
           and liabilities:
             Accrued expenses .       40,671           2,500          78,311
             Income taxes
              payable . . . . .       32,150          (6,000)         84,150
             Deferred
              acquisition cost       (21,099)            -0-         (21,099)
                                   ---------        --------       ---------
               Net cash used in
                operating
                activities  . .     (103,006)        (13,343)       (141,399)

      CASH FLOWS FROM INVESTING
      ACTIVITIES:
               Purchase of U.S.
                Treasury Bills    (6,412,283)     (5,999,218)    (12,411,501)
               Proceeds from
                U.S. Treasury
                Bills . . . . .    6,412,283             -0-       6,412,283
                                 -----------      ----------     -----------
                                         -0-       5,999,218      (5,999,218)
                                 -----------      ----------     -----------

      CASH FLOWS FROM FINANCING
      ACTIVITIES:
        Proceeds from sale of
         common stock . . . . .                    6,260,457       6,260,457
        Net proceeds from
         public offering  . . .                       63,043          82,325
        Deferred registration
         costs  . . . . . . . .            -             -0-             -0-
                                   ---------      ----------     -----------

        Net cash provided by
         (used in) financing
         activities . . . . . .            -       6,323,500       6,342,782
                                   ---------      ----------     -----------

      NET INCREASE (DECREASE)
       IN CASH AND CASH
       EQUIVALENTS  . . . . . .     (103,006)        310,939         202,165

      CASH AND CASH
       EQUIVALENTS,
       beginning of year  . . .      305,171          11,096             -0-
                                   ---------        --------       ---------

      CASH AND CASH
       EQUIVALENTS,
       end of year  . . . . . .   $  202,165      $  322,035        $202,165
                                  ==========      ==========       =========


                 See accompanying notes to financial statements.

                              INITIAL ACQUISITION CORP.
                       (A CORPORATION IN THE DEVELOPMENT STAGE)

                            NOTES TO FINANCIAL STATEMENTS
                            -----------------------------



     NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS
     ---------------------------------------------

               Initial Acquisition Corp. (the "Company") is a "blank check" or "blind pool" company which was formed on November 18, 1992 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination (a "Business Combination") with an operating business (a "Target Business"). Operations and cash transactions did not occur until 1993; accordingly, financial statements have been presented commencing on January 1, 1993. The business objective of the Company is to effect a Business Combination with a Target Business which the Company believes has significant growth potential. To date, the Company has not effected a Business Combination.

               On May 23, 1995 (the "Closing Date" or "Effective Date"), the Company consummated its initial public offering (the "Offering") of (a) 600,000 units (the "Units"), each Unit consisting of (i) one share of common stock, $.01 par value per share (the "Common Stock"), and (ii) one Class A Common Stock Purchase Warrant (the "Class A Warrants") entitling the holder thereof to purchase one share of Common Stock, and (b) 255,000 Redeemable Class B Unit Purchase Warrants (the "Class B Warrants"), each such Class B Warrant entitling the holder thereof to purchase one Unit. On the Closing Date, the Registrant received net proceeds of approximately $6,300,000 (the "Net Proceeds"), after giving effect to the payment of all underwriting discounts, the underwriters' non-accountable expense allowance and Offering expenses. Pursuant to the terms of the Offering, approximately $6 million of Net Proceeds, representing an amount equal to the gross proceeds from the sale of the Units, was placed in escrow with The Chase Manhattan Bank, N.A., subject to release in accordance with the terms of the Offering. These Net Proceeds have been invested in United States Treasury Bills and Commercial Paper.

               The Company, prior to the consummation of any Business Combination, will submit such transaction to the Company's stockholders for their approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. All of the Company's present stockholders, including all directors and the Company's executive officer, have agreed to vote their respective shares of common stock in accordance with the vote of the majority of the shares voted by all other stockholders of the Company ("non-affiliated public stockholders") with respect to any such Business Combination. A Business Combination will not be consummated unless approved by a vote of two-thirds of the shares of common stock owned by non-affiliated public stockholders.

               At the time the Company seeks stockholder approval of any potential Business Combination, the Company will offer ("Redemption Offer") each of the non-affiliated public stockholders of the Company the right, for a specified period of time not less than 20 calendar days, to redeem his shares of common stock. In connection with the Redemption Offer, if non-affiliated public stockholders holding less than 15% of the common stock elect to redeem their shares, the Company may, but will not be required to, proceed with such Business Combination and, if the Company elects to so proceed, will redeem such shares by dividing (A) the greater of (i) the Company's net worth as reflected in the Company's financial statements or (ii) the amount of the proceeds of the Company in the escrow account by (B) the number of shares held by non-affiliated public stockholders ("Liquidation Value"). In any case, if non-affiliated public stockholders holding 15% or more of the common stock elect to redeem their shares, the Company will not proceed with such potential Business Combination and will not redeem such shares.

                           INITIAL ACQUISITION CORP.
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

                        NOTES TO FINANCIAL STATEMENTS
                                 (CONTINUED)
                        -----------------------------


     NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS (continued)
     ---------------------------------------------------------

               Accordingly, Public Stockholders holding 14.99% of the aggregate number of shares owned by all Public Stockholders may have their shares converted to cash in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the escrow account computed without regard to shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the Offering (14.99% of the amount held in the escrow account) has been classified as common stock subject to possible redemption in the accompanying balance sheet at the redemption value.

               All shares of the common stock outstanding immediately prior to the date of the Offering were placed in escrow until the earlier of (i) the occurrence of the first Business Combination, (ii) 18 months from the effective date of the Offering or (iii) 24 months from the effective date of the Offering if prior to the expiration of such 18 month period the Company has become a party to a letter of intent or a definitive agreement to effect a Business Combination, in which case such period shall be extended six months. During the escrow period, the holders of escrowed shares of common stock will not be able to sell or otherwise transfer their respective shares of common stock (with certain exceptions), but will retain all other rights as stockholders of the Company, including, without limitation, the right to vote escrowed shares of common stock, subject to their agreement to vote their shares in accordance with a vote of a majority of the shares voted by non-affiliated public stockholders with respect to a Business Combination or liquidation proposal.

               If the Company does not effect a Business Combination within 18 months from the effective date or 24 months from the effective date if the extension criteria have been satisfied, the Company will submit for stockholder consideration a proposal to liquidate the Company and, if approved, distribute to the then holders of common stock (issued in the Offering or acquired in the open market thereafter) all assets remaining available for distribution after payment of liabilities and after having made appropriate provision for the payment of liquidating distributions upon each class of stock, if any, having preference over the common stock.

                              INITIAL ACQUISITION CORP.
                       (A CORPORATION IN THE DEVELOPMENT STAGE)

                            NOTES TO FINANCIAL STATEMENTS
                                     (CONTINUED)
                        -------------------------------------



     NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ---------------------------------------------------

          Supplemental Cash Flow Information

               The Company considers all short-term, highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

               The Company's cash and cash equivalents are carried at cost, which approximates market value, and consist of commercial paper. Cash equivalents as of December 31, 1995 are $300,000.

          Net Earnings (Loss) Per Common Share

               Net earnings (loss) per common share for the years ended December 31, 1995 and 1994 are computed by dividing net earnings (loss) by the weighted average common shares outstanding during the year. The assumed exercise of common stock equivalents was not utilized since the effect was anti-dilutive.

          Income Taxes

               The Company follows the Financial Accounting Standards Board ("FASB") Statement No. 109. This statement requires that deferred income taxes be recorded following the liability method of accounting and be adjusted periodically when income tax rates change. Deferred taxes are not material.

          Use of Estimates

               In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

     NOTE 3 - INVESTMENTS
     --------------------

               The Company had invested the majority of the proceeds from the Offering in United States Treasury Bills. These Treasury Bills, which were purchased at a discount, are presented at their accreted cost, which approximates market. The Treasury Bills mature in October of 1996.

     NOTE 4 - INCOME TAXES
     ---------------------

               Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred income taxes are recorded to reflect the tax consequences on future years' differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Valuation allowances are established for those income tax benefits where reliability is uncertain.

                         INITIAL ACQUISITION CORP.
                  (A CORPORATION IN THE DEVELOPMENT STAGE)

                      NOTES TO FINANCIAL STATEMENTS
                               (CONTINUED)
                      -----------------------------

               Provision for income taxes consist of the following:


                                   1995        1994         1993
                                 --------    --------     --------
      Current:
           Federal               $40,000     $      -     $     -

           State                 $12,000
                                 -------     --------     -------

      Current tax expense        $52,000     $      -     $     -
                                 =======     ========     =======


               In 1995, the Company utilized net operating loss carryforwards from the prior year in the amount of approximately $7,000.


     NOTE 5 - COMMITMENT
     -------------------

          (a) The Company presently occupies office space provided by a stockholder. Such stockholder has agreed that, until the acquisition of a target business by the Company, he will make such office space, as well as certain office and secretarial service, available to the Company, as may be required by the Company from time to time at the rate of $500 per month. Upon completion of the Offering, in May 1995, the monthly payment increased to $2,500. Such costs reflected in the financial statements amount to $20,000, $6,000 and $6,000 for the years ended December 31, 1995, 1994 and
     1993, respectively.

          (b) The Company has retained an investment banker, for the 18-month period commencing as of May 15, 1995 (the "Engagement Period"), to aid in structuring and negotiating Business Combinations. The investment banker has been and will continue to be paid an engagement fee of $3,500 per month during the Engagement Period, with maximum compensation payable thereunder limited to $63,000 for such 18-month period, or $84,000 if the extension criteria are satisfied and the agreement with the investment banker is extended for the full six months. In addition, in 1993, the Company issued 15,000 shares of common stock at a price $.10 per share for its agreement to act as the Company's investment banker.


     NOTE 6 - WARRANTS
     -----------------

          In April 1994, the Company issued warrants to purchase 160,000 units at $10.00 per unit, each unit to be identical to the Units issued in the Offering, exercisable until the fifth anniversary of the date of the Prospectus.

          In April 1994, the Company issued warrants to purchase up to 50,000 shares of Common Stock, at an exercisable price of $.10 per share, to an executive of the Company. These warrants are exercisable for the one-year period following the consummation of a Business Combination. At the time of a Business Combination, a compensation charge will be incurred for the difference between the exercise price and the fair market value of the shares purchased.

                          INITIAL ACQUISITION CORP.
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

                       NOTES TO FINANCIAL STATEMENTS
                                (CONTINUED)
                       -----------------------------


     NOTE 6 - WARRANTS (continued)
     -----------------------------


          In connection with the Offering, the Company issued warrants to the underwriters for 60,000 units at an exercise price of $11.00 per unit and 24,000 Class B warrants at an exercise price of $5.775 per unit. These warrants are exercisable for a period of four years commencing one year from the date of the Prospectus.


     NOTE 7 - SUBSEQUENT EVENT (UNAUDITED)


          On November 1, 1996, the Company entered into a definitive merger agreement ("Merger Agreement") with Hollis-Eden, Inc. The merger transaction (the "Merger") is subject to the approval of the stockholders of IAC. The Merger Agreement provides for, among other things, the Merger of the Company with and into Hollis-Eden, Inc., with the Company surviving the Merger. At the effective time of the Merger, the outstanding shares of common stock of the Company will be converted to 4,911,004 shares of IAC common stock. The Merger Agreement also encompasses several other agreements including, but not limited to, employment agreement for a key employee, stock options granted to certain of the Company's shareholders and an employee stock option plan.

          For accounting and financial reporting purposes, the Merger will be treated as a reverse acquisition with Hollis-Eden being the acquiror.

                          REPORT OF INDEPENDENT ACCOUNTANTS




     To the Board of Directors and Stockholders of Hollis-Eden, Inc.


     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Hollis-Eden, Inc. (a development stage company) at December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995, the period from inception (August 15, 1994) to December 31, 1994, and the period from inception (August 15, 1994) to December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Hollis-Eden's management; our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, the Company is a development stage enterprise which has not yet commenced business operations, has no operating history to date, and is dependent upon additional debt or equity financing. In addition, the Company has a stockholders' deficit of $1,537,633 at December 31, 1995. Such factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     /s/ Price Waterhouse LLP

     Price Waterhouse LLP
     Portland, Oregon

     April 19, 1996

                                  HOLLIS-EDEN, INC.
                            (A DEVELOPMENT STAGE COMPANY)


                                    BALANCE SHEET

                                           DECEMBER 31,
                                    ---------------------------   SEPTEMBER 30,
                                        1995           1994           1996
                                    -----------    ------------  --------------
                                                                   (UNAUDITED)
      ASSETS
      Current Assets
        Cash                        $         0  $           0     $   227,657
        Other receivables                     0              0          90,300
        Prepaid expenses                      0              0          19,572
                                     ----------   ------------     -----------
          Total current assets                0              0         337,529

      Property and Equipment, net
        of accumulated
        depreciation of $339                  0              0           6,662
                                    -----------   ------------     -----------
        Total Assets               $          0   $          0     $   344,191
                                    ===========   ============     ===========

      LIABILITIES AND
       STOCKHOLDERS' EQUITY
       (DEFICIT)
      Current Liabilities
        Accrued expenses            $    92,111    $         0    $     37,641
        Accrued expenses for
         clinical trials                150,000              0               0
        Wages payable                         0              0          59,478
        Accounts payable                      0              0          15,336
        Accounts payable to
         related party (Note 8)          73,040              0               0
        Note payable to related
         party (Notes 3 and 8)          250,000        210,000               0
        License fees payable to
         related party (Note 6)         928,000        927,000         600,000
        Accrued interest (Notes 3
         and 8)                          44,482          6,720               0
                                      ---------      ---------        --------
         Total liabilities            1,537,633      1,143,720         712,455
                                      ---------      ---------        --------

      Commitments and
       contingencies (Note 6)

      Stockholders' (deficit) (Note 5)
      Preferred Stock, no par
       value, 10,000,000 shares
       authorized; no shares
       issued or outstanding                  0              0               0
      Common Stock, $.0001 par
       value, 30,000,000 shares
       authorized; 4,150,943 and
       3,396,226 and 4,911,004
       shares issued and
       outstanding                          415            340             491
      Additional Paid-in capital        410,689        132,986       2,050,238
      Deficit accumulated during
       development stage             (1,948,737)    (1,277,046)     (2,418,993)
                                     ----------     ----------      ----------
        Total stockholders'
         (deficit)                   (1,537,633)    (1,143,720)       (368,264)
                                     ----------     ----------      ----------
        Total liabilities and
         stockholders' equity
         (deficit)                  $         0    $         0     $   344,191
                                    ===========    ===========     ===========


            The accompanying notes are an integral part of this statement.

                                  HOLLIS-EDEN, INC.
                            (A DEVELOPMENT STAGE COMPANY)

                               STATEMENT OF OPERATIONS

                                                 PERIOD FROM      PERIOD FROM
                                                  INCEPTION        INCEPTION
                                  FOR THE        (AUGUST 15,      (AUGUST 15,
                                 YEAR ENDED       1994) TO          1994) TO
                                DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                    1995            1994              1995
                               --------------  ---------------   --------------
     Operating expenses:
       Research and
        development            $   463,000       $ 1,166,762       $1,629,762
       General and
        administrative             170,929           103,564          274,493
                               -----------       -----------       ----------
         Total operating
          expenses                 633,929         1,270,326        1,904,255
                               -----------       -----------       ----------

     Other income (expense):
       Interest income                   0                 0                0
       Interest expense            (37,762)           (6,720)         (44,482)
                               -----------       -----------       ----------
         Total other income
          (expense)                (37,762)           (6,720)         (44,482)
                               -----------       -----------       ----------

     Net loss                  $  (671,691)     $ (1,277,046)     $(1,948,737)
                               ===========      ============      ===========

     Net loss per share         $    (0.17)      $     (0.38)          $(0.54)

     Weighted average
      number of common
      shares outstanding         3,867,924         3,396,228        3,632,075





                                            FOR THE              PERIOD FROM
                                       NINE MONTHS ENDED          INCEPTION
                                         SEPTEMBER 30,        (AUGUST 15, 1994)
                                   -----------------------     TO SEPTEMBER 30,
                                     1996            1995            1996
                                   --------        --------    ----------------
                                          (UNAUDITED)            (UNAUDITED)
     Operating expenses:
       Research and development  $ 124,093       $ 463,000        $ 1,753,855
       General and
        administrative             346,229         138,429            620,722
                                 ---------       ---------        -----------
         Total operating
          expenses                 470,322         601,429          2,374,577
                                 ---------       ---------        -----------

     Other income (expense):
       Interest income               3,208               0              3,208
       Interest expense             (3,142)        (28,322)           (47,624)
                                 ---------       ---------        -----------
         Total other income
          (expense)                     66         (28,322)           (44,416)
                                 ---------       ---------        -----------

     Net loss                    $(470,256)      $(629,751)       $(2,418,993)
                                ==========       =========        ===========

     Net loss per share         $    (0.10)      $   (0.17)       $     (0.61)

     Weighted average
      number of common
      shares outstanding         4,573,199       3,773,585          3,945,783


            The accompanying notes are an integral part of this statement.

                                HOLLIS-EDEN, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                  COMMON STOCK
                                $.0001 PAR VALUE        ADDITIONAL
                                -----------------         PAID-IN
                                SHARES     AMOUNT         CAPITAL
                                ------     ------       ----------
     Contribution by
      stockholder  . . . .           0       $   0        $  103,564
     Common stock issued
      for cash . . . . . .   2,852,830         285            24,715
     Common stock issued as
      consideration for
      amendments to the
      license agreements
      (Note 6) . . . . . .     543,396          55             4,707
     Net Loss  . . . . . .           0           0                 0
                             ---------       -----           -------
     Balance at Dec. 31,
      1994 . . . . . . . .   3,396,226         340           132,986

     Common stock issued
      for cash . . . . . .     679,245          68           249,932
     Common stock issued as
      consideration
      for amendments to the
      license agreements
      (Note 6) . . . . . .      75,472           7            27,771
     Net Loss  . . . . . .           0           0                 0
                              --------       -----           -------
     Balance at Dec. 31,
      1995 . . . . . . . .   4,150,943         415        $  410,689

     Common stock issued in
      conversion of debt
      (unaudited)  . . . .     164,962          16           371,148
     Common stock issued
      for cash, net of
      issuance costs of
      $70,512 (unaudited)      580,005          58         1,234,441
     Common stock issued as
      consideration for
      termination of a
      financing agreement
      (unaudited) . . . . .     15,094           2            33,960
     Net Loss (unaudited)            0           0                 0
                             ---------       -----         ---------
     Balance at September
      30, 1996 (unaudited)   4,911,004      $  491        $2,050,238
                             =========      ======        ==========





                                  DEFICIT
                                ACCUMULATED
                                  DURING
                                DEVELOPMENT
                                   STAGE               TOTAL
                              ---------------  --------------------
     Contribution by
      stockholder  . . . .        $       0             $   103,564
     Common stock issued
      for cash . . . . . .                0                  25,000
     Common stock issued as
      consideration for
      amendments to the
      license agreements
      (Note 6) . . . . . .                0                   4,762
     Net Loss  . . . . . .       (1,277,046)             (1,277,046)
                                 ----------              ----------
     Balance at Dec. 31,
      1994 . . . . . . . .       (1,277,046)             (1,143,720)

     Common stock issued
      for cash . . . . . .                0                 250,000
     Common stock issued as
      consideration
      for amendments to the
      license agreements
      (Note 6) . . . . . .                0                  27,778
     Net Loss  . . . . . .         (671,691)               (671,691)
                                 ----------             -----------
     Balance at Dec. 31,
      1995 . . . . . . . .      $(1,948,737)            $(1,537,633)

     Common stock issued in
      conversion of debt
      (unaudited)  . . . .                0                 371,164
     Common stock issued
      for cash, net of
      issuance costs of
      $70,512 (unaudited)                 0               1,234,499
     Common stock issued as
      consideration for
      termination of a
      financing agreement
      (unaudited) . . . . .               0                  33,962
     Net Loss (unaudited)          (470,256)               (470,256)
                                  ---------               ---------
     Balance at September
      30, 1996 (unaudited)      $(2,418,993)            $  (368,264)
                                ===========              ==========


            The accompanying notes are an integral part of this statement.

                                  HOLLIS-EDEN, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENT OF CASH FLOWS


                                                    PERIOD FROM
                                                     INCEPTION     PERIOD FROM
                                                    (AUGUST 15,     INCEPTION
                                       FOR THE         1994)       (AUGUST 15,
                                      YEAR ENDED    TO DECEMBER      1994) TO
                                     DECEMBER 31,       31,        DECEMBER 31,
                                         1995           1994           1995
                                     ------------   -----------    -----------
     Cash flows from operating
     activities:
       Net Loss  . . . . . . . . .    $(671,691)   $(1,277,046)   $(1,948,737)
       Adjustments to reconcile net
         loss to net cash used in
         operating
         activities:
         Depreciation  . . . . . .            0              0              0
         Common stock issued as
           consideration for
	   amendments to the
	   license agreements. . .       27,778          4,762         32,540
         Common Stock issued as
           consideration for
	   termination of a
	   finance agreement . .              0               0              0
         Increase in other
           receivables . . . . . .            0              0              0
         Increase in prepaid
           expenses  . . . . . . .            0              0              0
         Increase (decrease) in
           accrued expenses  . . .       92,111              0         92,111
         Increase (decrease) in
           accrued expenses for
           clinical trials . . . .      150,000              0        150,000
         Increase in wages payable            0              0              0
         Increase in accounts
           payable . . . . . . . .            0              0              0
         Increase (decrease) in
           accounts payable to
           related party . . . . .       73,040              0         73,040
         Increase (decrease) in
           license fees payable
           to related party. . . .        1,000        927,000        928,000
         Increase (decrease) in          37,762          6,720         44,482
           accrued interest  . . .     --------       --------       --------

            Net cash used in           (290,000)      (338,564)      (628,564)
              operating activities     --------       --------       --------

     Cash flow provided by
       investing activities:
       Purchase of property and               0              0              0
         equipment . . . . . . . .     --------       --------       --------

            Net cash used in investing        0              0              0
              activities . . . . .     --------       --------       --------

     Cash flows from financing
       activities:
       Borrowings from related
         party  . . . . . . . .          40,000        210,000        250,000
       Payments to
         related party  . . . .               0              0              0




                                                                   PERIOD FROM
                                                                    INCEPTION
                                                FOR THE            (AUGUST 15,
                                           NINE MONTHS ENDED          1994)
                                             SEPTEMBER 30,         TO SEPTEMBER
                                         ---------------------          30,
                                         1996             1995         1996
                                         ---------------------     ------------
                                              (UNAUDITED)           (UNAUDITED)

     Cash flows from operating
     activities:
       Net Loss  . . . . . . . . . .       $(470,256)   $(629,751)  $(2,418,993)
       Adjustments to reconcile net
         loss to net cash used in
         operating activities:
         Depreciation  . . . . . . .             339            0           339
         Common stock issued as
           consideration for
           amendments to the
           license agreements . . .                 0      27,778        32,540
         Common Stock issued as
            consideration for
            termination of a
            finance agreement . .              33,962           0        33,962
         Increase in other
           receivables . . . . . . .         (90,300)           0       (90,300)
         Increase in prepaid
           expenses  . . . . . . . .         (19,572)           0       (19,572)
         Increase (decrease) in
           accrued expenses  . . . .         (54,470)      67,111        37,641
         Increase (decrease) in
           accrued expenses for
           clinical trials . . . . .        (150,000)     150,000             0
         Increase in wages payable .          59,478            0        59,478
         Increase in accounts
           payable to related party . .       15,336            0        15,336
         Increase (decrease) in
           accounts payable to
           related party . . . . . .         (73,040)      50,540             0
         Increase (decrease) in
           license fees payable  . .        (328,000)      16,000       600,000

         Increase (decrease) in              (44,482)      28,322             0
           accrued interest  . . . .       ---------      -------     ---------

            Net cash used in              (1,121,005)    (290,000)   (1,749,569)
              operating activities .       ---------      -------     ---------

     Cash flow provided by investing
       activities:
        Purchase of property and              (7,001)           0        (7,001)
          equipment . . . . . . . .        ---------      -------     ---------

            Net cash used in investing        (7,001)           0        (7,001)
              activities  . . . . . .      ---------      -------     ---------
     Cash flows from financing
       activities:
        Borrowings from related
          party  . . . . . . . . .                 0       40,000       250,000
        Payments on note payable to
          related party  . . . . .          (250,000)           0      (250,000)



            The accompanying notes are an integral part of this statement.

                                   HOLLIS-EDEN, INC.
                            (A DEVELOPMENT STAGE COMPANY)

                               STATEMENT OF CASH FLOWS
                                     (CONTINUED)



                                                    PERIOD FROM    PERIOD FROM
                                                     INCEPTION      INCEPTION
                                       FOR THE      (AUGUST 15,    (AUGUST 15,
                                      YEAR ENDED       1994)         1994) TO
                                     DECEMBER 31,  TO DECEMBER 31  DECEMBER 31,
                                         1995           1994           1995
                                     ------------  --------------  ------------

          Contributions from
            stockholder  . . . . .     $      0       $103,564       $103,564

          Net proceeds from sale of
            common stock . . . . .      250,000         25,000        275,000

          Proceeds from issuance of
            debt . . . . . . . . .            0              0              0
                                        -------        -------        -------

            Net cash provided by
	    financing activities . .    290,000        338,564        628,564
                                        -------        -------        -------

     Net increase in cash  . . . .            0              0              0

                                              0              0              0
     Cash at beginning of period .      -------        -------        -------

                                       $      0       $      0       $      0
     Cash at end of period . . . .     ========        =======        =======


     Supplemental disclosure of
     cash flow information:
          Interest paid  . . . . .    $      0       $      0       $      0

          Conversion of debt
            to equity  . . . . . .    $      0       $      0       $      0


                                                                   PERIOD FROM
                                                                     INCEPTION
                                                FOR THE             (AUGUST 15,
                                           NINE MONTHS ENDED           1994)
                                             SEPTEMBER 30,           SEPTEMBER
                                           -----------------             30,
                                             1996      1995             1996
                                             ----      ----         -----------
                                              (UNAUDITED)           (UNAUDITED)
          Contributions from
            stockholder  . . . . . .       $       0     $      0    $  103,564

          Net proceeds from sale of
            common stock . . . . . .       1,234,499      250,000     1,509,499

          Proceeds from issuance of
            debt . . . . . . . . . .         371,164            0       371,164
                                           ---------      -------     ---------

            Net cash provided by
              financing activities. .      1,355,663      290,000     1,984,227
                                           ---------      -------     ---------

     Net increase in cash  . . . . .         227,657            0       227,657

                                                   0            0             0
     Cash at beginning of period . .       ---------      -------     ---------

                                           $ 227,657     $      0    $  227,657
     Cash at end of period . . . . .       =========      =======     =========



     Supplemental disclosure of cash
     flow information:
         Interest paid . . . . . . .       $  44,482     $      0    $   44,482

         Conversion of debt
           to equity . . . . . . . .       $ 371,164     $      0    $  371,164


            The accompanying notes are an integral part of this statement.

                                  HOLLIS-EDEN, INC.
                            (A DEVELOPMENT STAGE COMPANY)

                            NOTES TO FINANCIAL STATEMENTS


     1.   THE COMPANY

     Hollis-Eden, Inc. (the Company) was formed on August 15, 1994 to engage in the development and commercialization of therapeutic pharmaceutical agents for the treatment of immune disorders. The Company's development efforts are based upon the pioneering research conducted by Dr. Patrick T. Prendergast through his research and development organization, Edenland, Inc. The Company has extensive business arrangements with Edenland, Inc. (See Note 6) and both Edenland, Inc., and Dr. Prendergast are significant stockholder's of the Company. The Company has adopted a December 31 year end. The Company is a development stage company that was organized under the laws of the State of Delaware. Since its inception (August 15, 1994), the Company's efforts have been directed toward organizing and preparing for private offerings of shares of its common stock. As a result, the Company has not developed commercial products or generated sales for the period August 15, 1994 through December 31, 1995. The Company has a current and open Investigational New Drug (IND) with the Food and Drug Administration (FDA) and has completed Phase I of testing for purposes of obtaining FDA approval. Continued development of these products will require the Company to renew its licenses with related parties and fund a development contract with such related parties that are discussed in
     Note 6. No liability has been recorded for the renewal and execution of such executory obligations. Management plans include performing additional clinical trials and, depending upon the success of those trials, raising additional funds through private placement offerings and/or an initial public offering. However, there can be no assurance that the Company will successfully raise additional funds to sustain operations.

     2.   SUMMARY OF ACCOUNTING POLICIES

     PROPERTY AND EQUIPMENT
     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (five years) using the straight-line method.

     RESEARCH AND DEVELOPMENT
     Research and development costs consist of license fee expenses related to license agreements with related parties as well as clinical trial expenses. Such amounts paid to related parties aggregated $313,000, $1,166,762, $1,479,762 and $1,479,762 for the year ended December 31,
     1995 and for the periods from inception (August 15, 1994) to December 31, 1994, 1995 and September 30, 1996, respectively. Such expenses are recognized as research and development, as incurred.

     INCOME TAXES
     The Company provides for income taxes under the principles of Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that provision be made for taxes currently due and for the expected future tax effects of temporary differences between book and tax bases of assets and liabilities.

     FINANCIAL INSTRUMENTS
     The Company's financial instruments consist primarily of cash, accounts payable, accrued expenses, note payable to related party, and license fees payable. These financial instruments are stated at their respective carrying values in the December 31, 1995 and 1994 financial statements, which approximate their fair values.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NET LOSS PER SHARE
     Net loss per share is based upon the weighted average number of common shares. Common stock equivalents have been excluded from the computation as their effect is anti-dilutive.

                                  HOLLIS-EDEN, INC.
                            (A DEVELOPMENT STAGE COMPANY)

                            NOTES TO FINANCIAL STATEMENTS
                                     (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENT
     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 allows companies to choose whether to account for stock-based compensation on a fair value method or to continue to account for stock-based compensation under the current intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company plans to adopt the disclosure alternative under SFAS 123 during 1996 and will continue to follow the provisions of APB Opinion No. 25. Accordingly, management of the Company believes that the impact of adoption will not have a significant effect on the Company's financial position, results of operations or liquidity.

     UNAUDITED INTERIM FINANCIAL STATEMENTS
     The information presented as of September 30, 1996, for the period from inception (August 15, 1994) to September 30, 1996, and nine months ended September 30, 1996 and 1995 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's financial position as of September 30, 1996 and the results of its operations and cash flows for the period from inception (August 15, 1994) to September 30, 1996, and nine months ended September 30, 1996 and 1995. The interim results of operations are not necessarily indicative of results which may occur for the full fiscal year.

     3.   NOTE PAYABLE TO RELATED PARTY

     At December 31, 1995 and 1994, the Company had an unsecured note payable to a stockholder/officer in the amount of $250,000 and $210,000, respectively. This note payable is due on demand, with interest at 15%. This note was paid in full during April 1996. See further discussion in Note 8.

     4.   INCOME TAXES

     The Company has available a net operating loss carryforward of $150,000 at December 31, 1995 which may be carried forward as an offset to taxable income, if any, in future years through its expiration in 2009 to 2010. The Company has a net deferred tax asset comprised of capitalized start-up costs of $1,754,255, deferred interest deduction to a related party of $44,482 and the net operating loss carryforward. The net deferred tax asset has been fully reserved due to the uncertainty of the Company being able to generate net operating income under the more likely than not criteria of SFAS 109.

     5.   REVERSE STOCK SPLITS

     In March 1996, a 1 for 2.65 split of the Company's common stock was effected. Also, on February 13, 1995 there was a 3 for 5 split of the Company's common stock. All stock splits have been retroactively restated for all periods presented.

     6.   RELATED PARTY LICENSES AND OTHER AGREEMENTS
          AND COMMITMENTS AND CONTINGENCIES

     The Company entered into two license agreements and one research, development and option agreement as discussed in the following paragraphs.

     Pursuant to a license agreement dated May 18, 1994 (Original License Agreement) with related parties Patrick T. Prendergast, chief scientific officer and a significant stockholder, and with Colthurst Limited, a company controlled by Patrick T. Prendergast, the Company acquired the exclusive worldwide rights of Patrick T. Prendergast's patent rights, know-how and background technology relating to the treatment of human/animal immunodeficiency as disclosed in U.S. patent No. 4,956,355 entitled "Agents for the Arrest and Therapy of Retroviral Infections." Upon execution of this agreement, the Company paid a license fee of $100,000 and was contractually obligated to pay $250,000 no later than November 18, 1994. The payment of this obligation was delinquent at December 31, 1994 and was included in license fees payable on the balance sheet

                               HOLLIS-EDEN, INC.
                       (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO FINANCIAL STATEMENTS
                               (CONTINUED)
                       -----------------------------

     at December 31, 1994. The agreement was amended on August 11, 1995 to change the license fee payment terms as discussed below in paragraph four. Also, per the Original License Agreement, if the Company obtained financing of at least $10,000,000 by December 31, 1995, payments of $15,000 per month for services commencing on June 1, 1994 through the completion of FDA Phase II would have been payable to Patrick T. Prendergast ($105,000 was included in license fees payable on the balance sheet at December 31, 1994 based on a pending financing agreement). These monthly service fees were eliminated entirely pursuant to an amendment to the agreement on March 17, 1995 and the previously accrued amount of $105,000 was restructured as discussed in paragraph 4 below. Per the amended license agreement, a renewal annual license fee of $500,000 is payable commencing 18 months after the $350,000 license fee, as discussed below in paragraph four, is paid. (See Note 9). Also, the Company had agreed to pay royalties of 6% on product revenues.
     In the event of a sale of sublicenses or any other third-party agreements, 25% of any fees are payable to Colthurst Limited.

     On August 25, 1994, the Company entered into a license agreement (Original License Agreement) with a related party, Edenland Inc., a company controlled by Patrick T. Prendergast for the exclusive worldwide rights of Patrick T. Prendergast's patent rights, know-how and background technology related to the anti-serum and to any other pharmaceutical product that becomes subject to the license agreement under the research, development and option agreement discussed below. Upon execution of this agreement, the Company paid a license fee of $25,000. The agreement was amended in August 1994 and required the Company to pay a license fee of $572,000 as follows: $150,000 payable no later than February 28, 1995, $300,000 on February 28, 1995, and $122,000 payable no later than March 31, 1995.
     These amounts were included in license fees payable on the balance sheet at December 31, 1994. The agreement was again amended on August 11, 1995 to change the license fee payment terms as discussed below in paragraph four. Per the Original License Agreement, the Company has agreed to pay royalties of 4% of product revenues. In the event of a sale of sublicenses or any other third-party agreements, 25% of any fees are payable to Edenland, Inc. Additionally, the Company granted Edenland, Inc. the option to receive payment of its royalties under the license agreement in the form of shares of the Company's stock. The option is limited to a maximum of 5% of the Company's outstanding shares at August 25, 1994. The option is subject to the anti-serum and/or vaccine developed therefrom receiving product approval and generating product revenues to the Company of at least $200,000,000. The option exercise price per share is the fair market value on the date when and if such revenue milestone is achieved, and the option has a term of five years beginning from such date.

     Effective August 11, 1995, Edenland, Inc., Colthurst Limited and the Company entered into amendments concerning the license fee payment terms to the two agreements described above. Under the August 11, 1995 amendment, the Company is obligated to pay $350,000 by April 28, 1996 and up to an additional $600,000 within 24 months of the $350,000 payment. The $600,000 fee will be payable by way of a five percent payment of the first $12,000,000 of net proceeds or funds or investments acquired by or expended on behalf of the Company by way of equity sale, partnership agreement, loan or other means. At the end of the 24 month period, any unpaid portion of the $600,000 fee is due immediately. If during the 24 month period the net proceeds exceed $12,000,000, then an additional fee is due by way of two and one-half percent of all such proceeds. As of December 31, 1995, the Company has paid $22,000 of the $350,000 fee, and the remaining $328,000 and the $600,000 fee have been included in license fees payable as of December 31, 1995 on the balance sheet. During April 1996, the $328,000 balance was paid in full. As consideration for entering into certain amendments, the Company issued 75,472 shares of the Company's common stock at fair market value to Edenland, Inc. and Colthurst Limited. Such valuation was determined by the Board of Directors and was changed to G&A for the year ended December 31, 1995.

     In August 1994, the Company entered into a contingent research development and option agreement, as amended, with Edenland, Inc. and Patrick T. Prendergast. The agreement provides for the development of the anti-serum to a stage of development that demonstrates the toxicity and safety profile and also indicates potential efficacy in Phase II (FDA) patient studies, and grants the Company the right of first option on new products developed by Edenland, Inc. The agreement commits the Company to pay for the development costs related to the anti-serum up to the amount of $3,000,000 contingent uopn the Company's receipt of funds realized by way of equity sale, sublicense, partnership agreements, loans, private placements and public offerings which take place following April 28, 1996 but not later than 24 months from 7 days following a private offering. Additionally, the Company has agreed to pay a maximum of $250,000 per year to fund off-budget projects to commence if and on the date the Company obtains $10,000,000 in financing. Commencing April 28, 1996, the Company has agreed to commit at least thirty percent of its annual research and development budget up to a maximum of $50 million during the term of this agreement, but at least a minimum of $2.0 million

                              HOLLIS-EDEN, INC.
                       (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO FINANCIAL STATEMENTS
                              (CONTINUED)
                       -----------------------------

     and a maximum of $10 million for any given calendar year to pay development costs for the anti-serum or any new product developed per the agreement.

     7.   COMMON STOCK PURCHASE WARRANTS AND OPTIONS

     SERIES A WARRANTS
     During April 1996, in accordance with anti-dilution privileges triggered by the Offering (See Note 8), the Company issued 1,018,867 Series A Warrants to all stockholders of record as of March, 1995 to purchase the same number of shares of common stock at a price of $11.02 per share exercisable for a period of three years following the registration of the underlying shares.

     SERIES B WARRANTS
     During February 1995, the Company issued 37,736 Series B Warrants to Edenland, Inc. in consideration for an amendment to the Anti-Serum License Agreement. The warrants are exercisable until February 5, 2000, to purchase the same number of shares of common stock at a price of $15.90 per share.

     CONSULTANT'S OPTIONS
     On July 12, 1995, as payment for investor relations counseling and consulting services provided by Coffin Communications Group for the 12-month period ending July 1, 1996, Hollis-Eden issued to Coffin Communications Group an option, exercisable until July 12, 2000, to purchase 18,868 shares of common stock at a price of $2.65 per share, 9,434 shares at a price of $5.30 per share, and 9,434 shares at a price of $7.95 per share. In addition, the Company agreed to register the shares underlying the options for public sale as soon as is practicable.

     PLACEMENT AGENT WARRANTS
     The Company has agreed to issue to the Placement Agent, upon completion of the Offering in April 1996 (See Note 8), a warrant to purchase an aggregate of up to 445,000 shares of common stock, at an exercise price of $2.48 per share. If the Placement Agent is successful in arranging certain financings on behalf of the Company, additional warrants to purchase an aggregate of up to 452,830 shares of common stock, at an exercise price of $2,48 per share will be issued.

     8.   SUBSEQUENT EVENTS

     On January 21, 1996, the Company completed a $367,522 round of debt financing with a group of private investors (Bridge Finance Offering). These new notes are due on or before the earlier of (i) January 21, 1997 or
     (ii) the closing of a private or public offering of securities. These notes bear interest at 8% per annum. The Company may at its option repay these notes with common stock of the Company valued at a price of $2.25 per share or such price at which shares are sold to investors in the Bridge Finance Offering. Proceeds from this debt financing were used to repay the note and accounts payable to related party, and accrued interest totaling $367,522. During April 1996, these notes, plus accrued interest, were converted into 164,962 shares of common stock at a price of $2.25 per share.

     From March 19, 1996 through April 19, 1996, the Company privately issued 580,005 shares of the Company's common stock (the Offering) at an offering price of $2.25 per share. Total proceeds from this offering aggregated $1,305,011.

     Upon the completion of the Offering in April 1996, the Company was committed to issue 570,000 nonqualified stock options to certain employees, directors and consultants at an exercise price of $2.25 per share as approved by the Company's Board of Directors. The options vest at various times over a three-year period. An aggregate of 240,000 stock options will expire on March 15, 2003 and the remaining 330,000 stock options expire on March 15, 2006.

     9.  ADDITIONAL SUBSEQUENT EVENTS (UNAUDITED)

     During 1996, the board of directors approved a stock option plan for officers, directors, employees, and consultants of the company and authorized 500,000 shares to be reserved for the plan of which 330,500 shares have been granted to date at fair market value.

                             HOLLIS-EDEN, INC.
                      (A DEVELOPMENT STAGE COMPANY)

                      NOTES TO FINANCIAL STATEMENTS
                              (CONTINUED)
                      -----------------------------

     The Company has entered into an agreement to merge with Initial Acquisition Corp. ("IAC"), a blank check company. IAC will be the surviving company and will provide approximately $6.5 million of cash to the merged entity in addition to registering the common stock of the merged entity. The merger is expected to be effective during the first quarter of 1997.

     In October 1996, the Company and Colthurst Limited, entered into an amendment to the existing agreement (see note 6). The amendment changes the due date of the renewable annual license of $500,000 from October
     1997 to the first date that one of the following events occurs: the Company raises a predetermined amount of capital occurring after May 18, 1994; the Company sublicenses the technology received under the Colthurst License Agreement; the Company generates sales; the Company licenses or funds new technologies not covered under the existing agreements; or, February 10, 1999. The amendment also requires an additional license fee of $10,000 per month beginning November 5, 1996 through the earlier of the effective date of the merger or May 5, 1997. This amendment is contingent upon the successful closure of the merger with Initial Acquisition Corp.

     In October 1996, the Company and Edenland, Inc. entered into an amendment to the existing Research, Development and Option agreement (see note 6). This amendment accelerates the date that the $3,000,000 payment for anti-serum development costs is to be made. A payment of $1,500,000 is payable upon the closure of the merger and the balance is contingent upon future funding events by allocating 22% of the funds raised to the Research, Development and Option agreement until the $3,000,000 has been paid in full. Under the existing agreement, the Company was obligated to fund $2,000,000 per year for research with the first payment due in April, 1997. This obligation will not commence until the Company raises an aggregate of $10 million in capital occurring after May 18, 1994.
     Payments made toward the $3,000,000 anti-serum development costs are deductible from the amounts due for the $2,000,000 per year of research. This amendment is contingent upon the successful closure of the merger with Initial Acquisition Corp.

                                       ANNEX A

                             Agreement and Plan of Merger


                                    See Exhibit 2

                                       ANNEX B

                            Form of Certificate of Merger
                             (which includes the form of
                             Certificate of Incorporation
                            of the Surviving Corporation)

                                                                ANNEX B


                                CERTIFICATE OF MERGER

                                          OF

                                  HOLLIS-EDEN, INC.

                                    INTO AND WITH

                              INITIAL ACQUISITION CORP.



                    The undersigned corporation does hereby certify:

                    FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

                    NAME                          STATE OF INCORPORATION
                    ----                          ----------------------

                    Hollis-Eden, Inc.             Delaware

                    Initial Acquisition Corp.     Delaware

                    SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, certified, executed, and acknowledged by each of the constituent corporations in accordance with the requirements of subsections (b) and (c) of
          Section 251 of the General Corporation Law of the State of Delaware, and that pursuant to such Agreement and Plan of Merger, Initial Acquisition Corp. is the surviving corporation of the merger.

                    THIRD:   That the name of the surviving corporation of
          the merger is hereby amended to be Hollis-Eden Pharmaceuticals, Inc.

                    FOURTH: That the Certificate of Incorporation and By-Laws of Hollis-Eden, Inc., a Delaware corporation, shall be the Certificate of Incorporation and By-Laws, respectively, of the surviving corporation. A copy of the Certificate of Incorporation of Hollis-Eden, Inc., as in effect on the date hereof is annexed hereto and made a part hereof as Exhibit A.
                                           ---------

                    FIFTH: That an executed copy of the Agreement and Plan of Merger is on file at the principal place of business of Initial Acquisition Corp. located at 810 Seventh Avenue, New York, New York 10019.

                    SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by Initial Acquisition Corp. on request and without cost, to any stockholder of Initial Acquisition Corp. and Hollis-Eden, Inc.


                    Dated:  January ___, 1997


                                             INITIAL ACQUISITION CORP.



                                             By:___________________________
                                                Name:
                                                Title:


                                             HOLLIS-EDEN, INC.



                                             By:___________________________
                                                Name:
                                                Title:

                                                           Exhibit A


                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                                  HOLLIS-EDEN, INC.

               Hollis-Eden, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certified as follows:

          FIRST:    The name of this corporation is Hollis-Eden, Inc.

          SECOND:   The date of the filing of the corporation's original
          Certificate of Incorporation with the Secretary of State of Delaware was August 15, 1994 under the name Holmedco
          Pharmaceuticals Corporation.

          THIRD:    The Amended and Restated Certification of Incorporation
          was duly adopted by the Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          FOURTH:   In lieu of a meeting and vote of the stockholders of
          the Corporation, the holders of not less than a majority of the outstanding Common Stock have given written consent to the Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

          FIFTH:    Prompt written notice was given pursuant to Section 228
          of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.

          SIXTH:    The Certificate of Incorporation of the corporation
          shall be amended and restated to read in full as follows:

                                          I.

               The name of this corporation is Hollis-Eden, Inc.

                                         II.

               The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

                                         III.

               The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                         IV.

               A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is forty million (40,000,000) shares. Thirty million (30,000,000) shares shall be Common Stock, each having a par value of one cent ($.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01).

               B. The Preferred Stock may be issued, from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                          V.

               For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

               A.

                    1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of Directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                    2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Amended and Restated Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Amended and Restated Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Amended and Restated Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

               Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                    3. Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock").

                    4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

               B.

                    1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                    2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

                    3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

                    4. Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

                    5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                         VI.

               A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

               B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                         VII.

               A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph
          B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

               B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

               IN WITNESS WHEREOF, the Corporation has caused this Amended and Restaetd Certificate of Incorporation to be signed by Richard
          B. Hollis, President, Chief Executive Officer and Secretary of the Corporation, this -- day of December, 1996.

                                   ------------------------------------
                                        Richard B. Hollis
                                        President and Chief Executive
          Officer

          Attest:



          -----------------------------
          Richard B. Hollis
          Secretary

                                       ANNEX C

                     Form of By-Laws of the Surviving Corporation


                                   See Exhibit 4.2

                                       ANNEX D

                         IAC 1996 Incentive Stock Option Plan


                                   See Exhibit 10.3

                                       ANNEX E

                         Appraisal Rights Provisions of the
                           Delaware General Corporation Law

                                                                ANNEX E


             262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
             (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this title:
             (1) Provided, however,that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
          (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
          (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections
          (f) or (g) of Section 251 of this title.
             (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respects thereof:
             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.,
          b. and c. of this paragraph.
             (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
             (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section,including those set forth in subsections (d) and (e) of this section,shall apply as nearly as is practicable.
             (d)  Appraisal rights shall be perfected as follows:
             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
             (2)  If the merger or consolidation was approved pursuant to
          Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
          (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
          (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such a notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
             (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
          (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
             (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
             (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings;
          and if any stockholder fails to comply with such direction,the Court may dismiss the proceedings as to such stockholder.
             (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.
             (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
             (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
             (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidations provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
             (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          (i) IAC's Charter includes a provision that eliminates the personal liability of IAC's directors to IAC's stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (a) for any breach of a director's duty of loyalty to IAC or IAC's stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in
     Section 174 of the DGCL, or (d) for any transaction for which the director derived an improper personal benefit.

          (ii) Article X of IAC's By-Laws provides generally for indemnification of all officers and directors to the fullest extent permitted under the above-referenced Delaware statute. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      Exhibit
      No.        Description
      -------    -----------

      2 Agreement and Plan of Merger by and among the Registrant, Hollis-Eden, Inc., Mr. Salvatore J.
                 Zizza  and  Mr.  Richard  B.  Hollis,  dated  as  of
                 November 1, 1996.

      3.1 Certificate of Incorporation of the Registrant [incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      3.2 By-laws of the Registrant [incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      4.1        Form   of  Amended   and  Restated   Certificate  of
                 Incorporation of Hollis-Eden, Inc.(1)

      4.2        Form of Bylaws of Hollis-Eden, Inc.(2)

      4.3 Form of Common Stock Certificate of the Registrant [incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      4.4 Warrant Agency Agreement between American Stock Transfer & Company and the Registrant [incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      4.5 Form of Class A Common Stock Purchase Warrant of the Registrant [incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      4.6 Form of Class B Unit Purchase Warrant of the Registrant [incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

     Exhibit
     No.         Description
     -------     -----------

      4.7 Representative's Warrant of the Registrant [incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-1
                 (Commission File No.  33-60134) filed  on April  13,
                 1995].

      4.8 Representative's Warrant Agreement [incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      5*         Opinion of Reid and Priest LLP.

      8          Tax Opinion of Cooley Godward LLP.

      10.1 Form of Escrow Agreement for outstanding Common Stock of the Registrant [incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      10.2 Engagement Letter, dated March 23, 1993, between Gruntal & Co. and the Registrant, [incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-60134) filed on April 13, 1995].

      10.3       The Registrant's 1996 Incentive Stock Option Plan.

      10.4       Hollis-Eden,  Inc.'s  1996 Stock  Option  Plan  (the
                 "Option Plan").

      10.5 Forms of Incentive Stock Options and Nonstatutory Stock Options under the Option Plan.

      10.6 Employment Agreement by and between Hollis-Eden, Inc. and Richard B. Hollis dated November 1,1996.

      10.7 License Agreement by and among Hollis-Eden, Inc., Colthurst Limited and Patrick T. Prendergast, Ph.D. dated May 18, 1994, including all amendments thereto.

      10.8 License Agreement by and among Hollis-Eden, Inc., Edenland, Inc. and Patrick T. Prendergast, Ph.D. dated August 25, 1994, including all amendments thereto.

      10.9 Research, Development and Option Agreement by and among Hollis-Eden, Inc., Edenland, Inc. and Patrick
                 T. Prendergast, Ph.D. dated August 25, 1994, including all amendments thereto.

      10.10 Warrant Agreement with Laidlow Equities, Inc. covering 452,830 shares of Common Stock (included within Placement Agent Agreement dated January 26, 1996 between Laidlaw Equities, Inc. and Hollis-Eden, Inc.).

      23.1       Consent of BDO Seidman, LLP.

      23.2       Consent of Price Waterhouse LLP.

      24.1       Power of Attorney.  Reference is made to page II-5.

     ---------------------------------
     *    To be filed by amendment.
     (1) To be filed by Hollis-Eden and to become the Certificate of Incorporation of the Surviving Corporation.
     (2) To be adopted by the Hollis-Eden and to become the Bylaws of the Surviving Corporation.

     ITEM 22.  UNDERTAKINGS

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 1996.


                                   INITIAL ACQUISITION CORP.

                                   By:  /s/ Salvatore J. Zizza
                                       ----------------------------------------
                                       Salvatore J. Zizza
                                       President


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Salvatore J. Zizza his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                  Title                       Date
      ---------                  -----                       ----

                                 President, Chairman of the
        /s/ Salvatore J. Zizza   Board of Directors,
      ------------------------   Treasurer and Director
      Salvatore J. Zizza         (Principal Executive,
                                 Financial and Accounting    December 19, 1996
                                 Officer)


                                 Director                    December 19, 1996
        /s/ Sidney Dworkin
      ------------------------
      Sidney Dworkin

                                 Director                    December 19, 1996
        /s/ Herbert M. Paul
      ------------------------
      Herbert M. Paul

                                 Director                    December 19, 1996
        /s/ Richard L. Bready
      ------------------------
      Richard L. Bready

                                 Director                    December 19, 1996
        /s/ Alan P. Donenfeld
      ------------------------
      Alan P. Donenfeld

                                  INDEX TO EXHIBITS
                                  -----------------


      Exhibit
      No.                             Description
      -------                         -----------
      2 Agreement and Plan of Merger by and among the Registrant, Hollis-Eden, Inc., Mr. Salvatore J.
                 Zizza  and  Mr.  Richard  B.  Hollis,  dated  as  of
                 November 1, 1996.

      4.1        Form   of  Amended   and  Restated   Certificate  of
                 Incorporation of Hollis-Eden, Inc.(1)

      4.2        Form of Bylaws of Hollis-Eden, Inc.(2)

      5*         Opinion of Reid and Priest LLP.

      8          Tax Opinion of Cooley Godward LLP.

      10.3       The Registrant's 1996 Incentive Stock Option Plan.

      10.4       Hollis-Eden,  Inc.'s  1996  Stock  Option Plan  (the
                 "Option Plan").

      10.5 Forms of Incentive Stock Options and Nonstatutory Stock Options under the Option Plan.

      10.6 Employment Agreement by and between Hollis-Eden, Inc. and Richard B. Hollis dated November 1,1996.

      10.7 License Agreement by and among Hollis-Eden, Inc., Colthurst Limited and Patrick T. Prendergast, Ph.D. dated May 18, 1994, including all amendments thereto.

      10.8 License Agreement by and among Hollis-Eden, Inc., Edenland, Inc. and Patrick T. Prendergast, Ph.D. dated August 25, 1994, including all amendments thereto.

      10.9 Research, Development and Option Agreement by and among Hollis-Eden, Inc., Edenland, Inc. and Patrick
                 T. Prendergast, Ph.D. dated August 25, 1994, including all amendments thereto.

      10.10 Warrant Agreement with Laidlow Equities, Inc. covering 452,830 shares of Common Stock (included within Placement Agent Agreement dated January 26, 1996 between Laidlaw Equities, Inc. and Hollis-Eden, Inc.).

      23.1       Consent of BDO Seidman, LLP.

      23.2       Consent of Price Waterhouse LLP.

      24.1       Power of Attorney.  Reference is made to page II-5.

     ---------------------------------
      *   To be filed by amendment.
     (1) To be filed by Hollis-Eden and to become the Certificate of Incorporation of the Surviving Corporation.
     (2) To be adopted by the Hollis-Eden and to become the Bylaws of the Surviving Corporation.